Exhibit (d)(4)

AURICO GOLD INC.

and

NORTHGATE MINERALS CORPORATION

ARRANGEMENT AGREEMENT

Dated as of August 28th, 2011

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT (this “Agreement”) made as of the 28th day of August, 2011.

BETWEEN:

AURICO GOLD INC., a company incorporated under the laws of Ontario,

(hereinafter referred to as “AuRico”)

OF THE FIRST PART

- and -

NORTHGATE MINERALS CORPORATION, a company incorporated under the laws of British Columbia,

(hereinafter referred to as “Northgate” and together with AuRico, the “Parties” and each a “Party”)

OF THE SECOND PART

WITNESSES THAT:

WHEREAS AuRico and Northgate propose to effect a business combination by way of a plan of arrangement under the provisions of the Business Corporations Act (British Columbia);

AND WHEREAS AuRico and Northgate negotiated in good faith the terms of a definitive arrangement agreement and elements of the plan of arrangement which terms and elements are set forth in this Agreement and the Plan of Arrangement (as defined herein);

AND WHEREAS the Arrangement (as defined herein) is intended to qualify as a share-for-share exchange under section 85.1 of the Tax Act (as defined herein);

AND WHEREAS the Parties intend that the issuance of the AuRico Shares (as defined herein), and the AuRico Exchange Options (as defined herein) will be exempt from the registration requirements of the 1933 Act (as defined herein) pursuant to Section 3(a)(10) thereof and applicable U.S. state securities laws in reliance upon similar exemptions therefrom;

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties hereto hereby covenant and agree as follows:

ARTICLE 1

DEFINITIONS, INTERPRETATION AND SCHEDULES

1.1	Definitions

In this Agreement, unless the context otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the meanings ascribed to them below:

(a)	“Aboriginal Group” includes any Indian or Indian Band (as those terms are defined in the Indian Act (Canada), First Nation person or people, Métis person or people, aboriginal person or people, native person or people, indigenous person or people, or any person or group asserting or otherwise claiming an aboriginal right (including aboriginal title) or any other aboriginal or Métis interest, and any person or group representing, or purporting to represent, any of the foregoing;

(b)	“affiliate” has the meaning ascribed thereto in the Canadian Securities Administrators’ National Instrument 45-106, Prospectus and Registration Exemptions, unless stated otherwise;

(c)	“Agreement” means this arrangement agreement, together with the schedules attached hereto, as amended, amended and restated or supplemented from time to time;

(d)	“ARC” means an advance ruling certificate issued by the Commissioner under section 102(1) of the Competition Act in respect of the transactions contemplated by this Agreement;

(e)	“Arrangement” means an arrangement pursuant to Part 9, Division 5 of the BCBCA on the terms and conditions set forth in the Plan of Arrangement, subject to any amendment or supplement thereto made in accordance therewith, herewith or made at the direction of the Court either in the Interim Order or Final Order;

(f)	“AuRico” means AuRico Gold Inc., a company existing under the Business Corporations Act (Ontario);

(g)	“AuRico Acquisition Proposal” means any bona fide written proposal, other than from Northgate or a Northgate Subsidiary, directly or indirectly, to acquire all or substantially all of the assets of AuRico (on a consolidated basis) or more than 50% of the AuRico Shares whether by way of merger, amalgamation, statutory arrangement, recapitalization, take-over bid, sale of material assets (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale of material assets), liquidation, winding-up, sale or redemption of a material number of shares or rights or interests therein or thereto or similar transactions involving AuRico and/or the AuRico Subsidiaries, or a written proposal to do so, excluding the Arrangement;

(h)	“AuRico Benefit Plan” means all plans with respect to any AuRico or AuRico Subsidiaries employees or service providers or former employees or former service providers which AuRico or AuRico Subsidiaries are a party to or bound by or to which AuRico or AuRico Subsidiaries have an obligation to contribute or with respect to which AuRico or AuRico Subsidiaries may have any direct or indirect liability relating to retirement savings, pensions, bonuses, equity awards, profit sharing, deferred compensation, incentive compensation, life or accident insurance, hospitalization, health, medical or dental treatment or expenses, disability, unemployment insurance benefits, employee loans, vacation pay, severance or termination pay or other benefit plan, other than a Statutory Plan;

(i)	“AuRico Board” means the board of directors of AuRico;

(j)	“AuRico Circular” means the management information circular to be prepared by AuRico in respect of the AuRico Meeting;

(k)	“AuRico Convertible Note Shares” means AuRico Shares issuable upon the conversion of Northgate Convertible Notes after the Effective Time;

(l)	“AuRico Convertible Notes Shares Registration Statement” shall have the meaning ascribed thereto in subsection 4.2(v)(ii);

(m)	“AuRico Deferred Share Unit Plan” means the deferred share unit plan of AuRico approved by the AuRico Board on March 26, 2010 and amended and restated by the AuRico Board on November 5, 2010;

(n)	“AuRico DSUs” means deferred share units granted under the AuRico Deferred Share Unit Plan;

(o)	“AuRico Disclosure Letter” means the letter dated as of the date of the Agreement, delivered by AuRico to Northgate pursuant to section 3.4 with respect to certain matters in this Agreement;

(p)	“AuRico Documents” shall have the meaning ascribed thereto in subsection 3.2(cc);

(q)	“AuRico Exchange Option Registration Statement” shall have the meaning ascribed thereto in subsection 4.2(v)(i);

(r)	“AuRico Exchange Option Shares” means AuRico Shares issuable upon the exercise of AuRico Exchange Options;

(s)	“AuRico Exchange Options” means an option to acquire AuRico Shares, provided in exchange for each Northgate Option outstanding immediately prior to the Effective Time;

(t)	“AuRico Financial Statements” shall have the meaning ascribed thereto in subsection 3.2(k);

(u)	“AuRico Locked-Up Shareholders” means each of the directors and senior officers of AuRico, each of whom has entered into an AuRico Voting Agreement with Northgate pursuant to which they have agreed, subject to the terms of such AuRico Voting Agreement, to vote their AuRico Shares (including any AuRico Shares issuable upon the exercise of AuRico Options) in favour of the AuRico Resolution at the AuRico Meeting approving the issuance of the AuRico Shares under the Plan of Arrangement;

(v)	“AuRico Meeting” means the special meeting, including any adjournments or postponements thereof, of the AuRico Shareholders to be held to consider, among other things, and, if deemed advisable, to approve the AuRico Resolution;

(w)	“AuRico Mineral Rights” shall have the meaning ascribed thereto in subsection 3.2(n)(i);

(x)	“AuRico Options” means the outstanding options, as at the date hereof to purchase an aggregate of 3,444,496 AuRico Shares including those issued pursuant to the AuRico Stock Option Plan;

(y)	“AuRico Permitted Encumbrances” means:

(i)	minor title defects or irregularities or servitudes, easements, restrictions, encroachments, covenants, rights of way and other similar rights or restrictions in real property or mineral property, or any interest therein, whether registered or unregistered, provided the same are not of such nature as to materially impair the operation or enjoyment of the AuRico Property or AuRico Mineral Rights;

(ii)	undetermined or inchoate liens, charges and privileges (including mechanics’, construction, carriers’, workers’, repairers’, storers’ or similar liens) which individually or in the aggregate are not material, arising or incurred in the ordinary course of business of AuRico;

(iii)	statutory liens, adverse Claims or Encumbrances of any nature whatsoever claimed or held by any Governmental Entity that have not at the time been filed or registered against the title to the AuRico Property or AuRico Mineral Rights or served upon AuRico pursuant to Law or that relate to obligations not due or delinquent, save and except for statutory liens, adverse Claims or Encumbrances related to Taxes which are due and payable;

(iv)	the reservations, limitations and exceptions in any original grants from any Governmental Entity of any real property or mineral property or interest therein and statutory exceptions to title that do not materially detract from the value of the AuRico Property or AuRico Mineral Rights or materially impair the operation of the operation or enjoyment of the AuRico Property or AuRico Mineral Rights; and

(v)	the Encumbrances listed in Schedule “F” attached hereto;

(z)	“AuRico Property” shall have the meaning ascribed thereto in subsection 3.2(n)(i);

(aa)	“AuRico Resolution;” means the ordinary resolution of AuRico Shareholders approving the issuance of AuRico Shares pursuant to the Plan of Arrangement in accordance with the requirements of TSX;

(bb)	“AuRico Restricted Share Unit Plan” means the restricted share unit plan of AuRico adopted by the AuRico Board and in force as of the date hereof;

(cc)	“AuRico RSUs” means restricted share units granted under the AuRico Restricted Share Unit Plan;

(dd)	“AuRico Share Purchase Warrants” means the outstanding share purchase warrants to purchase AuRico Shares;

(ee)	“AuRico Shareholders” means, at any time, the holders of AuRico Shares;

(ff)	“AuRico Shares” means the common shares in the capital of AuRico;

(gg)	“AuRico Stock Option Plan” means the amended Stock Option Plan of AuRico approved by the AuRico Shareholders at a special meeting of AuRico Shareholders held on February 18, 2011;

(hh)	“AuRico Subsidiaries” means collectively, the Subsidiary corporations of AuRico, as listed in Schedule “C” attached hereto;

(ii)	“AuRico Superior Proposal” means any bona fide written proposal by a third party, directly or indirectly, to acquire all or substantially all of the assets of AuRico (on a consolidated basis) or 100% of the AuRico Shares, whether by way of merger, amalgamation, arrangement, share exchange, takeover bid, recapitalization, sale of assets or otherwise, and that the AuRico Board determines in its good faith (based upon the written advice from its financial advisors and outside legal counsel): (i) is reasonably capable of being completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal; (ii) is fully financed or is reasonably capable of being fully financed; and (iii) would, if consummated in accordance with its terms, result in a transaction more favourable to AuRico Shareholders from a financial point of view than the terms of the Arrangement (including any adjustment to such terms proposed by Northgate as contemplated by subsection 6.4(b));

(jj)	“AuRico Termination Payment” shall have the meaning ascribed thereto in section 6.6;

(kk)	“AuRico Voting Agreement” means the voting agreements between Northgate and the AuRico Locked-Up Shareholders;

(ll)	“Authorization” means any authorization, order, permit, approval, grant, licence, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, by- law, rule or regulation, whether or not having the force of Laws, and includes any Environmental Approval;

(mm)	“BCBCA” means the Business Corporations Act (British Columbia);

(nn)	“bump transactions” shall have the meaning ascribed thereto in subsection 7.2(b);

(oo)	“Business Day” means any day, other than a Saturday, a Sunday or a statutory holiday in Toronto, Ontario or Vancouver, British Columbia;

(pp)	“Canadian Co-Trustee” means BNY Trust Company of Canada;

(qq)	“Canadian GAAP” means generally accepted accounting principles in effect from time to time in Canada, being those accounting principles set forth by the Institute of Chartered Accountants in Canada;

(rr)	“Chairman’s Authorized Expenditure Limit” means in relation to (i) AuRico, an amount of $2,000,000 as authorized and approved by the AuRico Board prior to the date hereof and disclosed in the AuRico Disclosure Letter; and (ii) Northgate, an amount of $1,000,000 as authorized and approved by the Northgate Board prior to the date hereof and disclosed in the Northgate Disclosure Letter;

(ss)	“Change in AuRico Recommendation” shall have the meaning ascribed thereto in subsection 4.2(b)(ii);

(tt)	“Change in Northgate Recommendation” shall have the meaning ascribed thereto in subsection 4.1(b)(iii);

(uu)	“Claims” means any and all debts, costs, expenses, liabilities, obligations, losses and damages, penalties, proceedings, actions, suits, assessments, reassessments or claims of whatsoever nature or kind including regulatory or administrative (whether or not under common law, on the basis of contract, negligence, strict or absolute liability or liability in tort, or arising out of requirements of applicable Laws), imposed on, incurred by, suffered by, or asserted against any Person or any property, absolute or contingent, and, except as otherwise expressly provided herein, includes all reasonable out-of-pocket costs, disbursements and expenses paid or incurred by such Person in defending any action;

(vv)	“Code” means the United States Internal Revenue Code of 1986, as amended;

(ww)	“Commissioner” means the Commissioner of Competition under the Competition Act or any person duly authorized to exercise the powers of the Commissioner of Competition;

(xx)	“Competition Act” means the Competition Act (Canada);

(yy)	“Competition Act Approval” means that the Commissioner: (a) shall have issued an ARC, or (b) the applicable waiting period under section 123 of the Competition Act shall have expired or been terminated by the Commissioner, or the obligation to submit a notification shall have been waived under paragraph 113(c) of the Competition Act, and the Commissioner shall have issued a No-Action Letter;

(zz)	“Completion Deadline” means the latest date by which the transactions contemplated by this Agreement are to be completed, which date shall be December 31, 2011. Notwithstanding the foregoing, if the Competition Act Approval has not been obtained by such date, either party may provide written notice to the other requesting a reasonable extension in order to permit the receipt of the Competition Act Approval, provided that such party has been working diligently to obtain such approval, and the other party shall, in good faith, consider and not unreasonably refuse such request;

(aaa)	“Confidentiality Agreement” means the confidentiality agreement dated as of August 12, 2011 between AuRico and Northgate;

(bbb)	“Court” means the Supreme Court of British Columbia;

(ccc)	“Dissent Rights” means the rights of dissent in respect of the Arrangement described in Article 5 of the Plan of Arrangement;

(ddd)	“Effective Date” means the Effective Date as defined in the Plan of Arrangement;

(eee)	“Effective Time” means the Effective Time as defined in the Plan of Arrangement;

(fff)	“Encumbrance” means any mortgage, pledge, assignment, charge, lien, claim, security interest, adverse interest, other third Person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing but does not include any AuRico Permitted Encumbrance or Northgate Permitted Encumbrance;

(ggg)	“Environmental Approvals” means all permits, certificates, licences, authorizations, consents, instructions, registrations, directions, approvals, decisions, decrees, conditions, notifications, orders, demands or Claims, whether or not having the force of law, issued or required by any Governmental Entity pursuant to any Environmental Laws;

(hhh)	“Environmental Laws” means all applicable Laws whether foreign or domestic, including applicable common law and civil law, for the protection of the natural environment and human health and safety and for the regulation of contaminants, pollutants, waste, toxic and hazardous substances, and includes Environmental Approvals;

(iii)	“Exchange Share Ratio” shall have the meaning ascribed thereto in subsection 3.1(a) of the Plan of Arrangement;

(jjj)	“Final Order” means the order made after application to the Court approving the Arrangement, as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

(kkk)	“Governmental Entity” means any applicable: (i) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, stock exchange or agency, whether domestic or foreign; (ii) any subdivision, agency, commission, board or authority of any of the foregoing; or (iii) any quasi-governmental or private body exercising any regulatory, expropriation, land use or occupation, or taxing authority under or for the account of any of the foregoing;

(lll)	“IFRS” means, at any given date, International Financial Reporting Standards, which include standards and interpretations adopted by the International Accounting Standards Board (IASB), applied on a consistent basis;

(mmm)	“including” means including, without limitation;

(nnn)	“Integration Period” has the meaning ascribed thereto in subsection 2.3(d);

(ooo)	“Intellectual Property” means, with respect to a Person, all registered patents, copyrights, trade-marks, trade-names, service marks, logos, commercial symbols and industrial designs, (including applications for all of the foregoing, and renewals, divisions, extensions and reissues, where applicable, relating thereto) owned by or licensed to the Person or its Subsidiaries;

(ppp)	“Interim Order” means the order made after application to the Court, to be obtained by Northgate pursuant to section 291 of the BCBCA in respect of the Northgate Meeting and the Arrangement, as such order may be amended, supplemented or varied by the Court;

(qqq)	“Kemess Mine” means the mining and milling complex located in the mountains of north-central British Columbia, approximately 430 kilometres northwest of Prince George, consisting of four mining leases (Numbers 354991, 410732, 410741 and 524240), 57 cell and legacy mineral claims and one surface rights licence, collectively covering 80,580 acres and operating under the M96-03 Project Approval Certificate issued on April 29, 1996;

(rrr)	“Laws” means all laws, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, instruments, policies, notices, directions and judgments or other requirements of any Governmental Entity, whether foreign or domestic, including U.S. Securities Laws;

(sss)	“Liability” of any Person shall mean and include: (i) any right against such Person to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; (ii) any right against such Person to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to any equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured; and (iii) any obligation of such Person for the performance of any covenant or agreement (whether for the payment of money or otherwise);

(ttt)	“Losses” means in respect of a Person and in relation to a matter, any and all losses, damages, costs, expenses and charges (including all penalties, assessments and fines) which such Person suffers, sustains, pays or incurs in connection with such matter and includes Taxes, all reasonable costs of legal counsel (on a solicitor and client basis) and other professional advisors and consultants and reasonable costs of investigating and defending Claims arising from the matter, regardless of whether such Claims are sustained;

(uuu)

 “Material Adverse Change” means, in respect of AuRico or Northgate, any one or more changes, events or occurrences, and “Material Adverse Effect” means, in respect of AuRico or Northgate, any state of facts, which, in either case, either individually or in the aggregate, are, or would reasonably be expected to be, material and adverse to the business, operations, results of operations, assets, Liabilities, financial condition or continued ownership, development and operation of its properties, of AuRico and the AuRico Subsidiaries, or Northgate and the Northgate Subsidiaries, respectively, on a consolidated basis, other than any change, effect, event or occurrence: (i) relating to the global economy or securities or commodities markets in general; (ii) affecting the worldwide gold, copper and silver mining industry in general and which does not have a materially disproportionate effect on AuRico and the AuRico Subsidiaries on a consolidated basis, or Northgate and the Northgate Subsidiaries on a consolidated basis, respectively; (iii) resulting from changes in the price of gold, copper and silver; (iv) relating to the rate at which Canadian dollars can be exchanged for United States dollars or any relevant foreign currency or vice versa; (v) relating to a change in the market trading price of publicly traded securities of AuRico or Northgate, either: (A) related to this Agreement and the Arrangement or the announcement thereof, or (B) related to such a change in the market trading price primarily resulting from a change, effect, event or occurrence excluded from this definition of Material Adverse Change and Material Adverse Effect under clauses (i), (ii), (iv), (vi) or (vii) hereof; (vi) relating to any generally applicable change in applicable accounting principles; or (vii) resulting from the announcement of this Agreement, the pendancy of the transactions contemplated herein or compliance with the covenants herein or the satisfaction of the conditions herein; and references in this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, interpretive of the amount used for the purpose of determining whether a “Material Adverse Change” has occurred or whether a state of facts exists that has or could have a “Material Adverse Effect” and such defined terms and all other references to materiality in this Agreement shall be interpreted without reference to any such amounts;

(vvv)	“MI 61-101” means Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions;

(www)	“New AuRico Board” has the meaning ascribed thereto in subsection 2.3(a);

(xxx)	“NI 43-101” means Canadian Securities Administrators National Instrument 43-101, Standards of Disclosure for Mineral Projects;

(yyy)	“No-Action Letter” means a letter from the Commissioner advising AuRico (directly or through counsel) in writing that the Commissioner at that time does not intend to make an application under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement;

(zzz)	“Northgate” means Northgate Minerals Corporation, a company existing under the BCBCA;

(aaaa)	“Northgate Acquisition Proposal” means any bona fide written proposal, other than from AuRico or a AuRico Subsidiary, directly or indirectly, to acquire all or substantially all of the assets of Northgate (on a consolidated basis) or more than 50% of the Northgate Shares whether by way of merger, amalgamation, statutory arrangement, recapitalization, take-over bid, sale of material assets (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale of material assets), liquidation, winding-up, sale or redemption of a material number of shares or rights or interests therein or thereto or similar transactions involving Northgate and/or the Northgate Subsidiaries, or a written proposal to do so, excluding the Arrangement;

(bbbb)	“Northgate Benefit Plan” means all plans with respect to any Northgate or Northgate Subsidiaries employees or other service providers or former employees or former service providers to which Northgate or Northgate Subsidiaries are a party to or bound by or to which Northgate or Northgate Subsidiaries have an obligation to contribute or with respect to which Northgate or a Northgate Subsidiary may have any direct or indirect liability relating to retirement savings, pensions, bonuses, equity awards, profit sharing, deferred compensation, incentive compensation, life or accident insurance, hospitalization, health, medical or dental treatment or expenses, disability, unemployment insurance benefits, employee loans, vacation pay, severance or termination pay or other benefit plan, other than a Statutory Plan;

(cccc)	“Northgate Board” means the board of directors of Northgate;

(dddd)	“Northgate Circular” means the management information circular to be prepared by Northgate in respect of the Northgate Meeting;

(eeee)	“Northgate Convertible Notes” means the US$170,000,000 aggregate principal amount of 3.50% convertible senior notes dated September 30, 2010 and maturing October 1, 2016, issued by Northgate, pursuant to the Northgate Indenture;

(ffff)	“Northgate Disclosure Letter” means the letter dated as of the date of this Agreement, delivered by Northgate to AuRico pursuant to section 3.3 with respect to certain matters in this Agreement;

(gggg)	“Northgate Documents” shall have the meaning ascribed thereto in subsection 3.1(ee);

(hhhh)	“Northgate Deferred Share Unit Plan” means the deferred share unit plan of Northgate approved by the Northgate Board in March of 2011;

(iiii)	“Northgate DSUs” means deferred share units granted under the Northgate Deferred Share Unit Plan;

(jjjj)	“Northgate ESPP” means the 2005 employee share purchase plan of Northgate;

(kkkk)	“Northgate Financial Statements” shall have the meaning ascribed thereto in subsection 3.1(l);

(llll)	“Northgate Indenture” means the indenture dated as of October 5, 2010, between Northgate, the Trustee and Canadian Co-Trustee, as supplemented by a first supplemental indenture dated as of October 5, 2010 between such parties;

(mmmm)	“Northgate Locked-Up Shareholders” means each of the directors and senior officers of Northgate, each of whom has entered into a Northgate Voting Agreement with AuRico pursuant to which they have agreed, subject to the terms of such Northgate Voting Agreements, to vote their Northgate Shares (including any Northgate Shares issuable upon the exercise of the Northgate Options or the conversion of the Northgate Convertible Notes) in favour of the Northgate Resolution;

(nnnn)	“Northgate Meeting” means the special meeting, including any adjournments or postponements thereof, of the Northgate Shareholders to be held to consider, among other things, and, if deemed advisable, to approve the Northgate Resolution;

(oooo)	“Northgate Mineral Rights” shall have the meaning ascribed thereto in subsection 3.1(o)(i);

(pppp)	“Northgate Noteholders” means the holders of the Northgate Convertible Notes;

(qqqq)	“Northgate Optionholders” means the holders of the Northgate Options;

(rrrr)	“Northgate Options” means the outstanding options, as at the date hereof, to purchase an aggregate of 9,234,900 Northgate Shares including those issued pursuant to the Northgate Stock Option Plan;

(ssss)	“Northgate Permitted Encumbrances” means:

(i)	minor title defects or irregularities or servitudes, easements, restrictions, encroachments, covenants, rights of way and other similar rights or restrictions in real property or mineral property, or any interest therein, whether registered or unregistered, provided the same are not of such nature as to materially impair the operation or enjoyment of the Northgate Property or Northgate Mineral Rights;

(ii)	undetermined or inchoate liens, charges and privileges (including mechanics’, construction, carriers’, workers’, repairers’, storers’ or similar liens) which individually or in the aggregate are not material, arising or incurred in the ordinary course of business of Northgate;

(iii)	statutory liens, adverse Claims or Encumbrances of any nature whatsoever claimed or held by any Governmental Entity that have not at the time been filed or registered against the title to the Northgate Property or Northgate Mineral Rights or served upon Northgate pursuant to Law or that relate to obligations not due or delinquent, save and except for statutory liens, adverse Claims or Encumbrances related to Taxes which are due and payable;

(iv)	the reservations, limitations and exceptions in any original grants from any Governmental Entity of any real property or mineral property or interest therein and statutory exceptions to title that do not materially detract from the value of the Northgate Property or Northgate Mineral Rights or materially impair the operation of the operation or enjoyment of the Northgate Property or Northgate Mineral Rights; and

(v)	the Encumbrances listed in Schedule “G” attached hereto;

(tttt)	“Northgate Property” shall have the meaning ascribed thereto in subsection 3.1(o)(i);

(uuuu)	“Northgate Resolution” means the special resolution of Northgate Shareholders approving the Plan of Arrangement;

(vvvv)	“Northgate Restricted Share Unit Plan” means the restricted share unit plan of Northgate adopted by the Northgate Board in March of 2011;

(wwww)	“Northgate Rights Plan” means the shareholder rights plan agreement between Northgate and Computershare Investor Services Inc. made as of March 8, 2010;

(xxxx)	“Northgate RSUs” means restricted share units granted under the Northgate Restricted Share Unit Plan;

(yyyy)	“Northgate Shareholder Approval” shall have the meaning ascribed thereto in subsection 2.5(a)(iii);

(zzzz)	“Northgate Shareholders” means at any time, the holders of Northgate Shares;

(aaaaa)	“Northgate Shares” means the common shares in the capital of Northgate;

(bbbbb)	“Northgate Stock Option Plan” means the Share Option Plan of Northgate approved by the Northgate Shareholders at the annual and special meeting of Northgate Shareholders held on May 4, 2007;

(ccccc)	“Northgate Subsidiaries” means, collectively, the Subsidiary corporations of Northgate, as listed in Schedule “B” attached hereto;

(ddddd)	“Northgate Superior Proposal” means any bona fide written proposal, other than the Arrangement, by a third party, directly or indirectly, to acquire all or substantially all of the assets of Northgate (on a consolidated basis) or more than 100% of the Northgate Shares, whether by way of merger, amalgamation, arrangement, share exchange, take-over bid, recapitalization, sale of assets or otherwise, and that the Northgate Board determines in its good faith (based upon the written advice from its financial advisors and outside legal counsel): (i) is reasonably capable of being completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal; (ii) is fully financed or is reasonably capable of being fully financed; and (iii) would, if consummated in accordance with its terms, result in a transaction more favourable to Northgate Shareholders from a financial point of view than the terms of the Arrangement (including any adjustment to such terms proposed by AuRico as contemplated by subsection 6.2(b) hereof);

(eeeee)	“Northgate Termination Payment” shall have the meaning ascribed thereto in section 6.5;

(fffff)	“Northgate Voting Agreement” means the voting agreement addressed to AuRico by the Northgate Locked-Up Shareholders, dated the date hereof;

(ggggg)	“NYSE” means the New York Stock Exchange;

(hhhhh)	“NYSE Amex” means NYSE Amex LLC;

(iiiii)	“Parties” shall have the meaning ascribed thereto in the recitals to this Agreement;

(jjjjj)	“Pending AuRico Acquisition Proposal” shall have the meaning ascribed thereto in subsection 6.6(d);

(kkkkk)	“Pending Northgate Acquisition Proposal” shall have the meaning ascribed thereto in subsection 6.5(d);

(lllll)	“Person” means an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

(mmmmm)	“Petitioner” means Northgate;

(nnnnn)	“PFIC” means a passive foreign investment company for U.S. federal income tax purposes;

(ooooo)	“Plan of Arrangement” means a Plan of Arrangement substantially in the form and content of Schedule “A” attached hereto and any amendment or variation thereto made in accordance with section 7.1 of the Plan of Arrangement or section 7.1 hereof;

(ppppp)	“Preferred Shares” means the Class “A” preferred shares of AuRico and Class “B” preferred shares of AuRico;

(qqqqq)	“Primero” means Primero Mining Corp., a company existing under the BCBCA;

(rrrrr)	“Primero Agreement” means the arrangement agreement between Northgate and Primero dated as of July 12, 2011;

(sssss)	“Primero Agreement Termination Payment” means an amount in cash equal to $25,000,000 paid or payable by Northgate to Primero pursuant to section 6.6 of the Primero Agreement;

(ttttt)	“Registrar” means the Registrar of Companies as provided under the BCBCA;

(uuuuu)	“reorganization” has the meaning ascribed thereto in subsection 7.2(b);

(vvvvv)	“SEC” means the U.S. Securities Exchange Commission;

(wwwww)	“Securities Authorities” means collectively, the British Columbia Securities Commission and the other securities regulatory authorities in the provinces and territories of Canada;

(xxxxx)	“Selection Committee” has the meaning ascribed thereto in subsection 2.3(a);

(yyyyy)	“Statutory Plan” means a statutory benefit plan which AuRico, AuRico Subsidiaries, Northgate or Northgate Subsidiaries are required to participate in or comply with, including the Canada and Quebec Pension Plans and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation;

(zzzzz)	“Subsidiary” has that meaning as set out in section 2(2) of the BCBCA or the Securities Act (British Columbia), as the context requires and “Subsidiaries” means more than one Subsidiary;

(aaaaaa)	“Tax” and “Taxes” means all taxes, assessments, charges, dues, duties, rates, fees, imposts, levies and similar charges of any kind lawfully levied, assessed or imposed by any Governmental Entity, including all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes (including, without limitation, taxes relating to the transfer of interests in real property or entities holding interests therein), franchise taxes, licence taxes, withholding taxes, payroll taxes, employment taxes, Canada or Quebec Pension Plan premiums, excise, severance, social security, workers’ compensation, employment insurance or compensation taxes or premiums, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, harmonized sales tax, customs duties or other taxes, fees, imports, assessments or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any Governmental Entity on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing;

(bbbbbb)	“Tax Act” means the Income Tax Act (Canada), as amended;

(cccccc)	“Tax Returns” means all returns, schedules, elections, declarations, reports, information returns, notices, forms, statements and other documents made, prepared or filed with any Governmental Entity or required to be made, prepared or filed with any Governmental Entity relating to Taxes;

(dddddd)	“Transaction Documents” means collectively, this Agreement, the Northgate Disclosure Letter, the AuRico Disclosure Letter, the Plan of Arrangement and any Schedules attached hereto and thereto;

(eeeeee)	“Trustee” means The Bank of New York Mellon;

(ffffff)	“TSX” means the Toronto Stock Exchange;

(gggggg)	“Young-Davidson Project” means an advanced stage mining project immediately west of the village of Matachewan, Ontario and approximately 60 miles west of the town of Kirkland Lake, Ontario, and comprised of 89 staked mining claims, 81 mining leases, two patented claims, and one licence of occupation, covering approximately 729 hectares of surface rights and 5,038 hectares of mining rights;

(hhhhhh)	“Young-Davidson Technical Report” means the “NI 43-101 Technical Report and Preliminary Feasibility Study on the Young-Davidson Property, Matachewan, Ontario” prepared by AMEC and dated August 27, 2009;

(iiiiii)	“U.S. Securities Laws” means the 1933 Act, the 1934 Act and any applicable U.S. state securities laws;

(jjjjjj)	“1933 Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder;

(kkkkkk)	“1934 Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder; and

(llllll)	“1940 Act” means the United States Investment Company Act of 1940, as amended, and the rules and regulations promulgated from time to time thereunder.

In addition, words and phrases used herein and defined in the BCBCA shall have the same meaning herein as in the BCBCA unless the context otherwise requires.

1.2	Interpretation Not Affected by Headings

The division of this Agreement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Agreement and the schedules attached hereto and not to any particular article, section or other portion hereof and include any agreement, schedule or instrument supplementary or ancillary hereto or thereto.

1.3	Number and Gender

In this Agreement, unless the context otherwise requires, words importing the singular only shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter.

1.4	Date for any Action

If the date on which any action is required to be taken hereunder by any party hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

1.5	Statutory References

Any reference in this Agreement to a statute includes all regulations and rules made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

1.6	Currency

Unless otherwise stated, all references in this Agreement to amounts of money are expressed in lawful money of Canada.

1.7	Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable Laws, the Parties hereto waive any provision of Law that renders any provision of this Agreement or any part thereof invalid or unenforceable in any respect. The Parties hereto will engage in good faith negotiations to replace any provision hereof or any part thereof that is declared invalid or unenforceable with a valid and enforceable provision or part thereof, the economic effect of which approximates as much as possible the invalid or unenforceable provision or part thereof that it replaces.

1.8	Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under IFRS and all determinations of an accounting nature required to be made hereunder shall be made in a manner consistent with IFRS.

1.9	Knowledge

Where the phrases “to the knowledge of AuRico” or “to AuRico’s knowledge” or “to the knowledge of Northgate” or “to Northgate’s knowledge” are used in respect of AuRico, the AuRico Subsidiaries, Northgate or the Northgate Subsidiaries, such phrase shall mean, in respect of each representation and warranty or other statement which is qualified by such phrase, that such representation and warranty or other statement is being made based upon: (a) in the case of AuRico and the AuRico Subsidiaries, the collective actual knowledge of those officers of AuRico and the AuRico Subsidiaries set forth in the AuRico Disclosure Letter; and (b) in the case of Northgate and the Northgate Subsidiaries, the collective actual knowledge of those officers of Northgate and the Northgate Subsidiaries set forth in the Northgate Disclosure Letter.

1.10	Meaning of Certain Phrase

In this Agreement the phrase “in the ordinary and regular course of business” shall mean and refer to those activities that are normally conducted by corporations engaged in the exploration for gold deposits and in the development and production of such deposits.

1.11	Schedules

The following schedules are attached to, and are deemed to be incorporated into and form part of, this Agreement:

Schedule	Matter
A	Plan of Arrangement
B	Description of Northgate Subsidiaries
C	Description of AuRico Subsidiaries
D	Form of Northgate Resolution
E	AuRico Permitted Encumbrances

Schedule	Matter
F	Northgate Permitted Encumbrances

ARTICLE 2

THE ARRANGEMENT

2.1	Arrangement

Subject to the satisfaction of the terms and conditions of this Agreement and the Plan of Arrangement, the Interim Order, and the Final Order at the Effective Time the Parties agree to implement the Plan of Arrangement.

2.2	Effective Time

The Arrangement shall become effective at the Effective Time.

2.3	Board of Directors/Officers

(a)	One member of the Corporate Governance and Compensation Committee of the Northgate Board and two members of the Nominating and Corporate Governance Committee of the AuRico Board shall be appointed by their respective Boards to a selection committee (the “Selection Committee”) to determine, by a majority vote of the members of the Selection Committee, the composition of the AuRico Board at the Effective Time (the “New AuRico Board”).

(b)	The Selection Committee will interview the AuRico Board’s current nine directors and the Northgate Board’s current seven directors (being those directors of the AuRico Board and the Northgate Board who are not members of the Selection Committee) in order to select a total of 9 directors for the New AuRico Board. Such New AuRico Board shall set as a target the appointment of three (3) directors from the Northgate Board.

(c)	The Chairman of the New AuRico Board shall be Colin Benner.

(d)	The integration period for management will take place over four (4) months following the Effective Time (the “Integration Period”). During the Integration Period, the management of Northgate and AuRico will work to integrate Northgate’s business and operations with AuRico’s business and operations. Upon completion of the Integration Period, the New AuRico Board will, in its sole discretion, select individuals for various AuRico management positions as required.

(e)	Change of control payments payable to Northgate employees shall be paid pursuant to the terms of their employment agreements.

2.4	Consultation

(a)	AuRico and Northgate shall each publicly announce the transactions contemplated hereby promptly following the execution of this Agreement by AuRico and Northgate, by way of a joint press release to be approved by the Parties in advance, acting reasonably. AuRico and Northgate agree to co-operate in the preparation of presentations, if any, to Northgate Shareholders and/or the AuRico Shareholders regarding the transactions contemplated by this Agreement.

(b)	AuRico and Northgate will consult with the other in respect to issuing any press release or otherwise making any public statement with respect to this Agreement or the Arrangement, its business or operations and in making any filing with any Governmental Entity, Securities Authority or stock exchange with respect thereto. Each of AuRico and Northgate shall use commercially reasonable efforts to enable the other of them to review and comment on all such press releases, public statements and filings prior to the release or filing, respectively, thereof, provided, however, that the obligations herein will not prevent a Party from making, after consultation with the other Party, such disclosure as is required by applicable Laws or the rules and policies of any applicable stock exchange. Reasonable consideration shall be given to any comments made by the other Party and its counsel.

2.5	Court Proceedings

Northgate shall apply to the Court for the Interim Order and Final Order as follows:

(a)	as soon as is reasonably practicable after the date hereof, and in any case on or before September 30, 2011, Northgate shall in a manner acceptable to AuRico file, proceed with and diligently prosecute an application to the Court for an Interim Order which shall request that the Interim Order shall provide, among other things:

(i)	for the calling and holding of the Northgate Meeting for the purpose of considering and, if deemed advisable, approving the Arrangement;

(ii)	for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Northgate Meeting and for the manner in which such notice is to be provided;

(iii)	that the requisite approval for the Northgate Resolution shall be 66 2/3% of the votes cast on the Northgate Resolution by the Northgate Shareholders present in person or by proxy at the Northgate Meeting voting together as a single class, together with, if required by MI 61-101, minority approval in accordance with MI 61-101 (together, the “Northgate Shareholder Approval”) or as modified by the Interim Order;

(iv)	that, except as modified by the Interim Order, in all other respects, the terms, conditions and restrictions of Northgate’s constating documents, including quorum requirements and other matters, shall apply in respect of the Northgate Meeting;

(v)	for the grant of the Dissent Rights as set forth in the Plan of Arrangement;

(vi)	for notice requirements with respect to the presentation of the application to the Court for the Final Order;

(vii)	that the Northgate Meeting may be adjourned or postponed from time to time by management of Northgate, subject to the terms of this Agreement, without the need for additional approval of the Court;

(viii)	that the record date for Northgate Shareholders entitled to notice of and to vote at the Northgate Meeting need not change in respect of any adjournment(s) or postponement(s) of the Northgate Meeting or any other change;

(ix)	that each of Northgate Shareholder, Northgate Noteholder and Northgate Optionholder will have the right to appear before the Court at the hearing of the Court to approve the Final Order so long as they file a Response to Petition in the form required by the Supreme Court Civil Rules and deliver a copy of the filed Response to Petition together with a copy of any affidavits or other materials upon which the person intends to rely at the hearing of the application for the Final Order on or before 4:00 p.m. (Vancouver time) three (3) Business Days prior the date of the Northgate Meeting to the solicitors for the Petitioner at the address set out in section 8.1(b) herein; and

(x)	for such other matters as AuRico may reasonably require, subject to obtaining the prior consent of Northgate, such consent not to be unreasonably withheld or delayed; and

(b)	subject to the terms of the Agreement, including obtaining the approvals as contemplated by the Interim Order and as may be directed by the Court in the Interim Order, diligently take all steps necessary or desirable to submit the Arrangement to the Court and to apply for the Final Order promptly, and in any event, within three (3) Business Days following the passing of the Northgate Resolution and AuRico Resolution.

In such notice of hearing in connection with the application for the Interim Order, Northgate will inform the Court, prior to the hearing required to approve the fairness of the terms and conditions of the Arrangement, that the Parties intend to rely on the exemption from the registration requirements of the 1933 Act pursuant to Section 3(a)(10) thereof for the issuance of the AuRico Shares and the AuRico Exchange Options pursuant to the Arrangement to the Northgate Shareholders and Northgate Optionholders, respectively, and that, in connection therewith, the Court will be required to approve the fairness of the terms and conditions of the

Arrangement to the Northgate Shareholders and Northgate Optionholders. Each of the Northgate Shareholders and each of the Northgate Optionholders entitled to receive AuRico Shares and AuRico Exchange Options, respectively, on completion of the Arrangement will be given adequate notice advising them of their rights to attend the hearing of the Court for the Final Order and providing them with adequate information to enable them to exercise such right. The AuRico Shares and AuRico Exchange Options issued under the Arrangement will not be registered pursuant to the 1933 Act and will be issued in reliance on the exemption from the registration requirements of the 1933 Act pursuant to Section 3(a)(10) thereof.

Northgate will provide legal counsel for AuRico with reasonable opportunity to review and comment upon drafts of all material to be filed in Court in connection with the Arrangement, and will give reasonable consideration to all such comments. Subject to applicable Law, Northgate will not file any material with the Court and will not agree to modify or amend materials filed or served, except with AuRico’s prior written consent, such consent not to be unreasonably withheld, provided that nothing herein shall require AuRico to agree or consent to any increase in consideration or expansion of obligations.

The notices of hearing, petition, affidavits and related materials for the applications referred to in this section shall be in a form satisfactory to Northgate and AuRico, each acting reasonably.

2.6	Closing

The closing of the Arrangement will take place at the offices of Fasken Martineau DuMoulin LLP, Toronto, Ontario at 5:01 p.m. (Toronto time) on the Effective Date or at such other time as the Parties may agree.

2.7	Structuring

The Parties and their advisors shall in good faith consider and investigate whether the transactions contemplated by this Agreement may be effected in a manner which is more tax efficient than that set out herein. If, following such investigation, the Parties deem it necessary or advisable, the Parties shall amend the Plan of Arrangement and/or this Agreement in order to provide for a more tax efficient structure. Notwithstanding the foregoing, neither Northgate nor AuRico shall be obligated to agree to any amendment if such amendment would have adverse tax or other consequences to (i) Northgate or the Northgate Shareholders, or (ii) AuRico or the AuRico Shareholders.

2.8	U.S. Securities Matters

The Parties intend that the issuance of AuRico Shares and AuRico Exchange Options under the Arrangement will be exempt from the registration requirements of the 1933 Act pursuant to Section 3(a)(10) thereof, will not be subject to registration or qualification under state “blue sky” or securities laws and will otherwise be in compliance with all U.S. Securities Laws. Each Party agrees to act in good faith, consistent with the intent of the Parties and the intended treatment of the Arrangement set forth in this section 2.7.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of Northgate

Northgate hereby represents and warrants to AuRico, and hereby acknowledges that AuRico is relying upon such representations and warranties in connection with entering into this Agreement and agreeing to complete the Arrangement, as follows:

(a)	Organization. Northgate and each of the Northgate Subsidiaries has been incorporated, is validly subsisting and has full corporate and legal power and authority to own its property and assets and to conduct its business as currently owned and conducted. Northgate and each of the Northgate Subsidiaries is registered, licensed or otherwise qualified as an extra-provincial corporation, a corporation (in accordance with the laws of the country of domicile) or a foreign corporation in each jurisdiction where the nature of the business or the location or character of the property and assets owned or leased by it requires it to be so registered, licensed or otherwise qualified, other than those jurisdictions where the failure to be so registered, licensed or otherwise qualified would not have a Material Adverse Effect on Northgate. All of the issued and outstanding shares in the capital of the Northgate Subsidiaries are validly issued, fully paid and non-assessable to the extent such a concept exists under applicable Law. All of the outstanding shares of the Northgate Subsidiaries are owned directly or indirectly by Northgate. Except pursuant to restrictions on transfer contained in the Articles or by-laws (or their equivalent) of the applicable Subsidiary of Northgate and except as disclosed in the Northgate Disclosure Letter, the outstanding shares of each of the Northgate Subsidiaries are owned free and clear of all Encumbrances, other than the Northgate Permitted Encumbrances, and Northgate is not liable to any creditor in respect thereof. Except pursuant to this Agreement and the transactions contemplated hereby, there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any issued or unissued securities of, or interest in, any of the Northgate Subsidiaries from either Northgate or any of the Northgate Subsidiaries.

(b)

Capitalization. Northgate is authorized to issue an unlimited number of Northgate Shares and an unlimited number of preferred shares. As at July 11, 2011 there were: (i) 291,975,845 Northgate Shares outstanding; (ii) Northgate Options to acquire an aggregate of 9,234,900 Northgate Shares; (iii) US$170,000,000 principal amount Northgate Convertible Notes outstanding; and (iv) no preference shares issued or outstanding. Except for the Northgate Options and the Northgate Convertible Notes, and except pursuant to the Northgate ESPP, this Agreement and the transactions contemplated hereby, as of the date hereof, there are no options, warrants, DSUs, RSUs, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Northgate or any of the Northgate Subsidiaries to issue or sell any securities of or interest in Northgate or any of the Northgate Subsidiaries from Northgate or any of the Northgate Subsidiaries. All issued and outstanding Northgate Shares have been authorized and are validly issued and outstanding as fully paid and non- assessable shares, free of pre-emptive rights. As of the date hereof, there are no outstanding bonds, debentures or other evidences of indebtedness of Northgate, except the Northgate Convertible Notes and as disclosed in the Northgate Disclosure Letter, or any of the Northgate Subsidiaries having the right to vote with the Northgate Shareholders on any matter. Except as disclosed in the Northgate Disclosure Letter, there are no outstanding contractual obligations of Northgate or of any of the Northgate Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Northgate Shares or with respect to the voting or disposition of any outstanding Northgate Shares. None of Northgate and the Northgate Subsidiaries is party to any shareholder, pooling, voting trust or similar agreement relating to the issued and outstanding securities of Northgate or any of the Northgate Subsidiaries. Each Northgate Option (i) has an exercise price at least equal to the fair market value of the Northgate Shares on a date no earlier than the date of the corporate action authorizing the grant, (ii) has not had its exercise date or grant date delayed or “back-dated,” and (iii) has been issued in compliance with all applicable Laws and properly accounted for in all material respects in accordance with Canadian GAAP or IFRS, as applicable.

(c)	Authority. Northgate has all necessary power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by Northgate as contemplated by this Agreement, and to perform its obligations hereunder and under such other agreements and instruments. The execution and delivery of this Agreement by Northgate and the completion by Northgate of the transactions contemplated by this Agreement have been authorized by the Northgate Board and, subject to obtaining the approval of Northgate Shareholders with respect to the Northgate Resolution, the Interim Order and the Final Order in the manner contemplated herein, no other corporate proceedings on the part of Northgate are necessary to authorize this Agreement or to complete the transactions contemplated hereby other than in connection with the approval by the Northgate Board of the Northgate Circular. This Agreement has been executed and delivered by Northgate and constitutes a legal, valid and binding obligation of Northgate, enforceable against Northgate in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other applicable Laws relating to or affecting creditors’ rights generally, and to general principles of equity. Except as disclosed in the Northgate Disclosure Letter, the execution and delivery by Northgate of this Agreement and the performance by it of its obligations hereunder and the completion of the transactions contemplated hereby, do not and will not:

(i)	result in a violation, contravention or breach of or constitute a default under, or entitle any Person to terminate, accelerate, modify or call any obligations or rights under, require any consent to be obtained under or give rise to any termination rights under any provision of,

(A)	the Articles, Notice of Articles or by-laws (or their equivalent) of Northgate or any of the Northgate Subsidiaries,

(B)	any Law or rules or policies of the TSX or NYSE Amex, or

(C)	any credit agreement, note, bond, mortgage, indenture, supplemental indenture, deed of trust, lease, franchise, concession, easement, contract, agreement, Authorization, the Northgate Mineral Rights, or other instrument to which Northgate or any of the Northgate Subsidiaries is bound or is subject to or of which Northgate or any of the Northgate Subsidiaries is the beneficiary;

in each case, which would, individually or in the aggregate, have a Material Adverse Effect on Northgate;

(ii)	give rise to any right of termination or acceleration of indebtedness, or cause any indebtedness owing by Northgate or any of the Northgate Subsidiaries to come due before its stated maturity or cause any available credit to cease to be available which would, individually or in the aggregate, have a Material Adverse Effect on Northgate;

(iii)	result in the imposition of any Encumbrance, other than a Northgate Permitted Encumbrance, upon any of the property or assets of Northgate or any of the Northgate Subsidiaries or give any Person the right to acquire any of Northgate’s or any of the Northgate Subsidiaries’ assets, or restrict, hinder, impair or limit the ability of Northgate or any of the Northgate Subsidiaries to conduct the business of Northgate or any of the Northgate Subsidiaries as and where it is now being conducted which would, individually or in the aggregate, have a Material Adverse Effect on Northgate; or

(iv)	result in or accelerate the time for payment (or vesting of, or increase the amount of any severance, unemployment compensation, “golden parachute”, bonus, termination payments or otherwise) becoming due to any director or officer of Northgate or any of the Northgate Subsidiaries or increase any benefits otherwise payable under any pension or benefits plan of Northgate or any of the Northgate Subsidiaries or result in the acceleration of the time of payment or vesting of any such benefits.

No consent, approval, order or Authorization of, or declaration or filing with, any Governmental Entity or other Person is required to be obtained by Northgate or any of the Northgate Subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Northgate of the transactions contemplated hereby other than: (i) in connection with or in compliance with applicable securities Laws; (ii) any approvals required by the Interim Order; (iii) any approvals required by the Final Order; (iv) filings required under the BCBCA and referred to in the Northgate Disclosure Letter; (v) filings with and approvals required by the Securities Authorities, the SEC, TSX and NYSE Amex; (vi) any other consents, waivers, permits, orders or approvals referred to in the Northgate Disclosure Letter; and (vii) any other consents, approvals, orders, authorizations, declarations or filings which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on Northgate.

(d)	Directors’ Approvals. The Northgate Board has received opinions from GMP Securities L.P. and Macquarie Capital Markets Canada Ltd., the financial advisors to the Northgate Board, that the Exchange Share Ratio is fair, from a financial point of view, to the Northgate Shareholders and the Northgate Board has unanimously:

(i)	determined that the Exchange Share Ratio is fair to the Northgate Shareholders and the Arrangement is in the best interests of Northgate; and

(ii)	authorized the entering into of this Agreement, and the performance of Northgate’s obligations hereunder.

(e)	Northgate Subsidiaries. Except as disclosed in the Northgate Disclosure Letter, and other than non-operating Subsidiaries with no material assets or liabilities, the only Subsidiaries of Northgate are the Northgate Subsidiaries and Northgate does not own a direct or indirect voting or equity interest in any Person that is not one of the Northgate Subsidiaries and has no agreement or other commitment to acquire such interest.

(f)	No Defaults. None of Northgate and the Northgate Subsidiaries is in default under, and, there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute a default by Northgate or any of the Northgate Subsidiaries under:

(i)	its Articles or by-laws or equivalent organizational documents; or

(ii)	any contract, agreement or licence that is material to the conduct of the business of Northgate, or any of the Northgate Subsidiaries to which any of them is a party or by which any of them is bound that would, individually or in the aggregate, have a Material Adverse Effect on Northgate.

(g)

Company Authorizations. Except as disclosed in the Northgate Disclosure Letter, Northgate and the Northgate Subsidiaries have obtained all Authorizations necessary for the ownership, operation, development, maintenance, or use of the material assets of Northgate or the Northgate Subsidiaries or otherwise in connection with the material business or operations of Northgate or the Northgate Subsidiaries and such Authorizations are in full force and effect. Northgate and the Northgate Subsidiaries have fully complied with and are in compliance with all Authorizations, except, in each case, for such non-compliance which, individually or in the aggregate, would not have a Material Adverse Effect on

Northgate. There is no action, investigation or proceeding pending or, to the knowledge of Northgate, threatened regarding any of the Authorizations. None of Northgate and the Northgate Subsidiaries has received any notice, whether written or oral, of revocation or non-renewal of any such Authorizations, or of any intention of any Person to revoke or refuse to renew any of such Authorizations, except in each case, for revocations or non-renewals which, individually or in the aggregate, would not have a Material Adverse Effect on Northgate and all such Authorizations continue to be effective in order for Northgate and the Northgate Subsidiaries to continue to conduct their respective businesses as they are currently being conducted. No Person other than Northgate or any of the Northgate Subsidiaries owns or has any proprietary, financial or other interest (direct or indirect) in any of the Authorizations.

(h)	Absence of Changes. Since December 31, 2010, except as disclosed in the Northgate Disclosure Letter:

(i)	each of Northgate and the Northgate Subsidiaries has conducted its business only in the ordinary and regular course of business consistent with past practice;

(ii)	none of Northgate and the Northgate Subsidiaries has incurred or suffered a Material Adverse Change or any event, circumstance or occurrence which has had or is reasonably likely to have a Material Adverse Effect;

(iii)	there has not been any acquisition or sale by Northgate or any of the Northgate Subsidiaries of any material property or assets thereof;

(iv)	other than in the ordinary and regular course of business consistent with past practice, there has not been any incurrence, assumption or guarantee by Northgate or any of the Northgate Subsidiaries of any: (A) payment, Liability, Encumbrance or obligation of any nature which has had or is reasonably likely to have a Material Adverse Effect on Northgate; (B) debt for borrowed money, (C) any creation or assumption by Northgate or any of the Northgate Subsidiaries of any Encumbrance, other than a Northgate Permitted Encumbrance; (D) any making by Northgate or any of the Northgate Subsidiaries of any loan, advance or capital contribution to or investment in any other Person (other than (1) loans and advances in an aggregate amount that does not exceed $100,000 outstanding at any time, and (2) loans made to other Northgate Subsidiaries); or (E) any entering into, amendment of, relinquishment, termination or non-renewal by Northgate or any of the Northgate Subsidiaries, of any contract, agreement, licence, lease transaction, commitment or other right or obligation that would, individually or in the aggregate, which has had or is reasonably likely to have a Material Adverse Effect on Northgate;

(v)	Northgate has not declared or paid any dividends or made any other distribution on any of the Northgate Shares or made any redemption or other acquisition of Northgate Shares;

(vi)	Northgate has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding Northgate Shares;

(vii)	other than in the ordinary and regular course of business consistent with past practice, there has not been any material increase in or modification of the compensation payable to or to become payable by Northgate or any of the Northgate Subsidiaries to any of their respective directors, officers, employees or consultants or any grant to any such director, officer, employee or consultant of any increase in severance or termination pay or any increase or modification of any bonus, pension, insurance or benefit arrangement (including, without limitation, the granting of Northgate Options pursuant to the Northgate Stock Option Plan) made to, for or with any of such directors or officers;

(viii)	Northgate has not effected any material change in its accounting methods, principles or practices; and

(ix)	Northgate has not adopted any, or materially amended any, collective bargaining agreement, bonus, pension, profit sharing, stock purchase, stock option or other Northgate Benefit Plan or shareholder rights plan.

(i)

Material Contracts. Northgate and the Northgate Subsidiaries have performed in all material respects all their respective obligations required to be performed by them to date under the material contracts. Neither Northgate nor any of the Northgate Subsidiaries is in breach or default under any material contract to which it is a party or bound, nor does Northgate have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default, except in each case where any such breaches or defaults would not, individually or in the aggregate, reasonably be expected to result in, or result in, a Material Adverse Effect on Northgate. None of Northgate and the Northgate Subsidiaries knows of, or has received written notice of, any breach or default under (nor, to the knowledge of Northgate, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any such material contract by any other party thereto except where any such violation or default would not, individually or in the aggregate, reasonably be expected to result in, or result in, a Material Adverse Effect on Northgate. All contracts that are material to Northgate and the Northgate Subsidiaries, taken as a whole, are with Northgate or one of the Northgate Subsidiaries. All material contracts are legal, valid, binding and in full force and effect and are enforceable by Northgate (or one of the Northgate Subsidiaries, as the case may be) in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting creditors’

rights generally, and to general principles of equity) and are the product of fair and arms’ length negotiations between the parties thereto.

(j)	Primero Agreement. The Primero Agreement has been terminated in accordance with its terms and other than the payment of the Primero Agreement Termination Payment, Northgate has no further obligations to Primero thereunder and no liability in connection therewith.

(k)	Employment Agreements. Other than as disclosed in the Northgate Disclosure Letter:

(i)	Northgate and the Northgate Subsidiaries are and have been operated in all material respects in compliance with all applicable laws relating to wages, labour, employment and employees;

(ii)	there is no material proceeding, action, suit or claim pending or threatened involving any employee of Northgate and the Northgate Subsidiaries;

(iii)	neither Northgate nor any of the Northgate Subsidiaries is a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment or consulting agreement with any director or officer of Northgate or any of the Northgate Subsidiaries that would be triggered by Northgate’ entering into this Agreement or the completion of the Arrangement;

(iv)	none of Northgate and the Northgate Subsidiaries has any employee or consultant whose employment or contract with Northgate or one of the Northgate Subsidiaries cannot be terminated by Northgate or the Northgate Subsidiaries, as applicable; and

(v)	none of Northgate and the Northgate Subsidiaries: (a) is a party to any collective bargaining agreement; (b) is, to the knowledge of Northgate, subject to any application for certification or threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement; or (c) is subject to any current, or to the knowledge of Northgate, pending or threatened strike, lockout, slowdown or work stoppage.

(l)

Financial Matters. Northgate’s audited consolidated financial statements for the financial years ended December 31, 2008, 2009 and 2010, and Northgate’s unaudited interim financial statements as at and for the three and six month periods ended March 31, 2011 and June 30, 2011, respectively (the “Northgate Financial Statements”) were prepared in accordance with Canadian GAAP consistently applied (other than Northgate’s unaudited interim financial statements as at and for the three and six month periods ended March 31, 2011 and June 30, 2011, respectively, which were prepared in accordance with IFRS), and fairly present in all material respects the consolidated financial condition of Northgate at the respective dates indicated and the results of operations of

Northgate for the periods covered on a consolidated basis. Neither Northgate nor any of the Northgate Subsidiaries has any Liability or obligation (including, without limitation, liabilities or obligations to fund any operations or work or exploration program to give any guarantees or for Taxes other than Taxes not yet due), whether accrued, absolute, contingent or otherwise, or any related party transactions or off-balance sheet transactions not reflected in the audited consolidated financial statements of Northgate for the fiscal period ended December 31, 2010 except liabilities and obligations incurred in the ordinary and regular course of business (including the business of operating, developing, constructing and exploring Northgate’s projects) since December 31, 2010 which liabilities or obligations would not reasonably be expected to have a Material Adverse Effect on Northgate.

The reconciliation with United States generally accepted accounting principles, as included in Northgate’s annual report on Form 40-F for the year ended December 31, 2010, has been prepared in compliance with Item 18 of SEC Form 20-F.

The management of Northgate has established and maintained a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by Northgate in its annual filings, interim filings or other reports filed or submitted by it under the applicable Laws is recorded, processed, summarized and reported within the time periods specified in such Laws. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by Northgate in its annual filings, interim filings or other reports filed or submitted under the applicable Laws is accumulated and communicated to Northgate’s management, including its chief executive officer and chief financial officer (or Persons performing similar functions), as appropriate to allow timely decisions regarding required disclosure. Northgate maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the 1934 Act) that comply with the requirements of the 1934 Act and such disclosure controls and procedures are effective.

Northgate maintains a system of internal control over financial reporting. Northgate’s system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the 1934 Act) complies with the requirements of the 1934 Act. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian GAAP and includes policies and procedures that: (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Northgate and Northgate Subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with Canadian GAAP or IFRS, as applicable, and that receipts and expenditures of Northgate and Northgate Subsidiaries are being made only with Authorizations of management and the Northgate Board and Northgate Subsidiaries; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Northgate or any of the Northgate Subsidiaries that could have a material effect on Northgate’s Financial Statements. Northgate’s internal control over financial reporting is effective and, to the knowledge of Northgate, there are no material weaknesses in the design and implementation or maintenance of the internal control over financial reporting of Northgate that are reasonably likely to adversely affect the ability of Northgate to record, process, summarize and report financial information; and (D) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of Northgate. Since December 31, 2010, there has been no change in Northgate’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, Northgate’s internal control over financial reporting.

Since December 31, 2010, neither Northgate nor any of the Northgate Subsidiaries nor, to Northgate’s knowledge, any director, officer, employee, auditor, accountant or representative of Northgate or any of the Northgate Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Northgate or any of the Northgate Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that Northgate or any of the Northgate Subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the Northgate Board.

Northgate has converted to IFRS for financial reporting purposes and the interim consolidated financial statements of Northgate for the three months ended March 31, 2011 are the first financial statements Northgate prepared using IFRS, and, to the knowledge of Northgate, the transition to IFRS has not resulted, and will not result, in any delay in the release of Northgate’s financial results for any relevant period.

(m)	Books and Records. The corporate records and minute books of Northgate and the Northgate Subsidiaries have been maintained in accordance with all applicable Laws and are complete and accurate in all material respects, except where such incompleteness or inaccuracy would not have a Material Adverse Effect on Northgate. Financial books and records and accounts of Northgate and the Northgate Subsidiaries, in all material respects: (i) have been maintained in accordance with good business practices on a basis consistent with prior years and past practice, in accordance with Canadian GAAP and the accounting principles generally accepted in the country of domicile of such entity; (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and acquisitions and dispositions of assets of Northgate and the Northgate Subsidiaries; and (iii) accurately and fairly reflect the basis for the Northgate Financial Statements.

(n)	Litigation. Except with respect to matters relating to the environment or Environmental Laws (which are addressed in subsection 3.1(x)), there is no claim, action, proceeding or investigation pending or in progress or, to the knowledge of Northgate, threatened against or relating to Northgate or any of the Northgate Subsidiaries or affecting any of their respective properties or assets before any Governmental Entity which individually or in the aggregate has, had, or could reasonably be expected to have, a Material Adverse Effect on Northgate or that would materially impede the consummation of the transactions contemplated by this Agreement. There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress, or, to the knowledge of Northgate, threatened against or relating to Northgate or any of the Northgate Subsidiaries before any Governmental Entity. None of Northgate and the Northgate Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that involves or may involve, or restricts or may restrict the right or ability of Northgate or one of the Northgate Subsidiaries, as the case may be, to conduct its business in all material respects as it has been carried on prior to the date hereof, or that would materially impede the consummation of the transactions contemplated by this Agreement or have a

Material Adverse Effect on Northgate.

(o)	Interest in Properties and Mineral Rights.

(i)	All of Northgate’s and Northgate Subsidiaries’: (A) real properties (collectively, and where material, the “Northgate Property”) and (B) mineral interests and rights (including any mineral claims, mining claims, concessions, exploration licences, exploitation licences, prospecting permits, mining leases and mining rights, in each case, either existing under contract, by operation of Laws or otherwise) (collectively, and where material, the “Northgate Mineral Rights”), are set out in the Northgate Disclosure Letter. Other than the Northgate Property and the Northgate Mineral Rights set out in the Northgate Disclosure Letter, none of Northgate and the Northgate Subsidiaries, owns or has any interest in any material real property or any material mineral interests and rights.

(ii)	Except as disclosed in the Northgate Disclosure Letter, Northgate or one of the Northgate Subsidiaries is the sole legal and beneficial owner of all right, title and interest in and to the Northgate Property and the Northgate Mineral Rights, free and clear of any Encumbrances, other than the Northgate Permitted Encumbrances.

(iii)	All of the Northgate Mineral Rights have been properly located and recorded and otherwise granted in compliance with applicable Laws and are comprised of valid and subsisting Northgate Mineral Rights.

(iv)

The Northgate Property and the Northgate Mineral Rights are in good standing under applicable Laws and, to the knowledge of Northgate, all work required to be performed and filed in respect thereof has been performed and filed, all Taxes, rentals, fees, expenditures and other payments required to be made in respect thereof have been paid or incurred and all filings in respect thereof have been made.

(v)	There is no material adverse claim against or challenge to the title to or ownership of the Northgate Property or any of the Northgate Mineral Rights.

(vi)	Northgate or a Subsidiary of Northgate has the exclusive right to deal with the Northgate Property and the Northgate Mineral Rights.

(vii)	Except as disclosed in the Northgate Disclosure Letter, no Person other than Northgate and the Northgate Subsidiaries has any interest in the Northgate Property or any of the Northgate Mineral Rights or the production or profits therefrom or any royalty in respect thereof or any right to acquire any such interest.

(viii)	There are no back-in rights, earn-in rights, purchase options, rights of first refusal or similar provisions or rights which would affect Northgate’s or any of the Northgate Subsidiaries’ interest in the Northgate Property or any of the Northgate Mineral Rights.

(ix)	There are no material restrictions on the ability of Northgate or any of the Northgate Subsidiaries to use, transfer or exploit the Northgate Property or any of the Northgate Mineral Rights, except pursuant to the applicable Laws.

(x)	None of Northgate and the Northgate Subsidiaries has received any notice, whether written or oral, from any Governmental Entity of any revocation or intention to revoke any interest of Northgate or any of the Northgate Subsidiaries in any of the Northgate Property or any of the Northgate Mineral Rights.

(xi)	Northgate and the Northgate Subsidiaries have all surface rights, including fee simple estates, leases, easements, rights of way and permits or licences operations from landowners or Governmental Entities permitting the use of land by Northgate and the Northgate Subsidiaries, and other interests that are required to exploit the development potential of the Northgate Property and the Northgate Mineral Rights as contemplated in the Northgate Disclosure Letter and no third party or group holds any such rights that would be required by Northgate to develop the Northgate Property or any of the Northgate Mineral Rights as contemplated in the Northgate Disclosure Letter.

(xii)

All mines located in or on the lands of Northgate or any of the Northgate Subsidiaries, or lands pooled or unitized or otherwise used in connection therewith, which have been abandoned by Northgate or any of the Northgate Subsidiaries, have been abandoned in accordance with good mining practices and in compliance with all applicable Laws, and all future abandonment, remediation and reclamation obligations known to Northgate as of the date hereof have been accurately set forth in the Northgate Disclosure Letter without omission of information necessary to make the disclosure not misleading.

(p)	Mineral Reserves and Resources. The proven and probable mineral reserves and mineral resources for Northgate Property and the Northgate Mineral Rights in which Northgate or any of the Northgate Subsidiaries holds an interest, as set forth in the Northgate Documents, were prepared in all material respects in accordance with sound mining, engineering, geoscience and other applicable industry standards and practices, and in all material respects in accordance with all applicable Laws, including the requirements of NI 43-101. There has been no material reduction in the aggregate amount of estimated mineral reserves, estimated mineral resources or mineralized material of Northgate or any of the Northgate Subsidiaries, or any of their material joint ventures, taken as a whole, from the amounts set forth in the Northgate Documents. All information regarding the Northgate Property and the Northgate Mineral Rights, including all drill results, technical reports and studies, that are required to be disclosed by Laws, have been disclosed in the Northgate Documents.

(q)	Marketing of Production.

(i)	Other than as disclosed in the Northgate Disclosure Letter, since (and including) December 31, 2010, all sales of copper, gold and other mineral products by Northgate or any of the Northgate Subsidiaries have been made on (and only on) the following basis:

(A)	all such sales were spot sales to arm’s length third party purchasers;

(B)	all such sales require or required payment by purchasers in United States dollars no later than thirty (30) days from the date of delivery;

(C)	all such sales otherwise were on terms based on, and consistent with, good international industry practice; and

(D)	Northgate and the Northgate Subsidiaries have received or are entitled to receive the full sale price from the third party purchasers of such mineral products without any payment to or deduction in favour of any Person, and no purchaser has defaulted in any payment due in respect of any such sales;

and since (and including) December 31, 2010 none of Northgate or any of the Northgate Subsidiaries is or was a party to or bound by, or incurred an obligation or Liability under or in respect of, any agreement or arrangement that is in substance an interest rate swaps, currency swaps or any other rate fixing agreement for a financial transaction or any call arrangement of any sort or any forward sale agreement for commodities or any other commodities hedging or speculation arrangements.

(ii)	None of Northgate or any of the Northgate Subsidiaries is obligated under any prepayment contract or other prepayment arrangement to deliver mineral products at some future time without then receiving full payment therefor.

(r)	Off Balance Sheet Transactions. None of Northgate or any of the Northgate Subsidiaries is party to or bound by any operating leases or any “off-balance sheet” transactions or arrangements.

(s)	Title and Rights re: Other Assets. Northgate and the Northgate Subsidiaries, as applicable, have good and valid title to all material properties and assets other than Northgate Properties and Northgate Mineral Rights (which are addressed elsewhere) reflected in the audited consolidated financial statements for the year ended December 31, 2010 (or acquired after that date) or as described in the annual information form dated March 29, 2011 of Northgate or valid leasehold or licence interests in all material properties and assets not reflected in such financial statements but used by Northgate or any of the Northgate Subsidiaries, free and clear of all material Encumbrances other than the Northgate Permitted Encumbrances, and there are no back-in rights, earn-in rights, purchase options, rights to first refusal or similar provisions or rights which would affect Northgate’s or any of the Northgate Subsidiaries’ interest in any of the foregoing- described material properties and assets.

(t)	Intellectual Property. Each of Northgate and the Northgate Subsidiaries owns or has the right to use all Intellectual Property required to carry on its business as currently conducted and proposed to be conducted. To the knowledge of Northgate, there has been no claim of infringement by any of Northgate or any of the Northgate Subsidiaries or breach by Northgate or any the Northgate Subsidiaries of any Intellectual Property rights or industrial rights of any other Person, and none of Northgate and the Northgate Subsidiaries has received any notice that the conduct of its business infringes on any Intellectual Property rights or industrial rights of any other Person.

(u)	Operational Matters. Except as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on Northgate:

(i)	all rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any direct or indirect assets of Northgate, any of the Northgate Subsidiaries and any of their material joint ventures, have been: (A) duly paid; (B) duly performed; or (C) provided for prior for the date hereof;

(ii)	all costs, expenses, and liabilities payable on or prior to the date hereof under the terms of any contracts and agreements to which Northgate or any of the Northgate Subsidiaries or any of their material joint ventures is directly or indirectly bound, have been properly and timely paid, except for such expenses that are being currently paid prior to delinquency in the ordinary course of business; and

(iii)	the development of Northgate’s Young-Davidson Project is progressing in a manner consistent with the Young-Davidson Technical Report, as updated and/or supplemented by Northgate’s public disclosure record since the date of the Young-Davidson Technical Report, including with respect to metallurgical testing, costs and timelines.

(v)	Other Operational Matters. Except as would not reasonably be expected to have a Material Adverse Effect on Northgate:

(i)	any and all operations of Northgate and each of the Northgate Subsidiaries and, to the knowledge of Northgate, any and all operations by third parties, on or in respect of the assets and properties of Northgate and the Northgate Subsidiaries, have been conducted in accordance with reasonable and prudent international mining industry practices and in material compliance with applicable Laws; and

(ii)	in respect of the assets and properties of each of Northgate and the Northgate Subsidiaries that are operated by it, if any, and, except as disclosed in the Northgate Disclosure Letter, Northgate and the Northgate Subsidiaries hold all valid licences, permits and similar rights and privileges that are required and necessary under applicable Laws to operate the assets and properties of Northgate and the Northgate Subsidiaries, as the case may be, as presently operated.

(w)	Insurance. Northgate maintains policies of insurance in amounts and in respect of such risks as are normal and usual for companies of a similar size operating in the mining industry and such policies are in full force and effect as of the date hereof.

(x)	Environmental. Except as disclosed in the Northgate Disclosure Letter, or to the extent that any violation or other matter referred to in this subsection does not, individually or in the aggregate, have a Material Adverse Effect on Northgate or any of the Northgate Subsidiaries:

(i)	Northgate and the Northgate Subsidiaries are and have been in compliance with, and are not in violation of, any Environmental Laws;

(ii)	Northgate and the Northgate Subsidiaries have operated their respective business at all times and have generated, received, handled, used, stored, treated, shipped and disposed of all contaminants, wastes, and hazardous and toxic substances without violation of Environmental Laws;

(iii)	there have been no spills, releases, deposits or discharges of pollutants or hazardous or toxic substances, contaminants or wastes into the earth, air or into any body of water, whether surface or otherwise, or any municipal or other sewer or drain or drinking or water systems by Northgate or any of the Northgate Subsidiaries or from Northgate’s assets or operations, which could reasonably be expected to result in Liability under any Environmental Law, that have not been reported, mitigated and remedied in compliance with Environmental Laws;

(iv)	no orders, notifications, directives, demands, Claims, instructions, directions or notices have been issued and remain outstanding by any Governmental Entity pursuant to any Environmental Laws relating to the business or assets of Northgate or any of the Northgate Subsidiaries;

(v)	neither Northgate nor any of the Northgate Subsidiaries has failed to report to the proper Governmental Entity the occurrence of any event which is required to be so reported by any Environmental Laws;

(vi)	Northgate and the Northgate Subsidiaries hold Environmental Approvals required under any Environmental Laws in connection with the operation of their respective businesses and the ownership and use including rehabilitation of their respective assets, all such Environmental Approvals are in full force and effect, and neither Northgate nor any of the Northgate Subsidiaries has received any notification from any Governmental Entity pursuant to any Environmental Laws that any work, undertaking, study, report, assessment, repairs, constructions or other expenditures are required to be made by it as a condition of continued compliance with any Environmental Laws, or any Environmental Approvals issued pursuant thereto, or that any Environmental Approvals referred to above are about to be reviewed, made subject to limitation or conditions, revoked, withdrawn or terminated;

(vii)	there are no changes in the status, terms or conditions of any Environmental Approvals held by Northgate or any of the Northgate Subsidiaries or any renewal, modification, revocation, reassurance, alteration, transfer, restriction or amendment of any such Environmental Approvals, or any review by, or approval of, any Governmental Entity of such Environmental Approvals that are required in connection with the execution or delivery of this Agreement, the consummation of the transactions contemplated herein or the continuation of the business and operations of Northgate or any of the Northgate Subsidiaries following the Effective Date;

(viii)	there are no material audits, assessments, investigation reports, studies, plans, regulatory correspondence and similar information with respect to environmental, health, and safety matters; and

(ix)	to the knowledge of Northgate, none of Northgate and the Northgate Subsidiaries are subject to any past or present fact, condition or circumstance that could reasonably be expected to result in Liability under any Environmental Laws.

(y)	Aboriginal Affairs. Except as disclosed in the Northgate Disclosure Letter,

(i)	to the knowledge of Northgate (A) it is carrying on business in compliance with all legal and governmental requirements associated with aboriginal- related matters, (B) there are no facts that could give rise to non- compliance by Northgate in respect of any such legal or governmental requirements;

(ii)	there is no claim, complaint or other proceeding threatened by or on behalf of any Aboriginal Group of which Northgate has received notice, with respect to any of the Northgate Property or Northgate Mineral Rights or any Authorization issued by any Governmental Entity in respect of, or otherwise related to Northgate;

(iii)	no portion of the Northgate Property or Northgate Mineral Rights are designated or legally constitutes a “reserve” pursuant to the Indian Act (Canada);

(iv)	since January 1, 2005, there has not been any blockade or other program of civil disobedience undertaken by any Aboriginal Group with respect to the Northgate Property or otherwise affecting the Northgate Mineral Rights, or to the knowledge of Northgate has any responsible official of any Aboriginal Group since January 1, 2005, threatened Northgate with any blockade or other program of civil disobedience with respect to the Northgate Property or which could reasonably be expected to affect the Northgate Mineral Rights;

(v)	to the knowledge of Northgate, no other person, including no other Persons representing or purporting to represent an Aboriginal Group, or Aboriginal Group has asserted any right or interest of any kind whatsoever, relating to any of the Northgate Property;

(vi)	the Northgate Disclosure Letter sets out all agreements, written or verbal, between Northgate and any Aboriginal Group;

(vii)

neither Northgate nor the Northgate Subsidiaries have received any notice, whether written or oral from any Governmental Entity, Aboriginal Group or any Persons representing or purporting to represent an Aboriginal Group of the exercise of aboriginal rights or assertion of aboriginal title in the area of the Northgate Property or Northgate Mineral Rights or Northgate’s or Northgate Subsidiaries’ interests in the Northgate Property or Northgate Mineral Rights or of an impact on the asserted aboriginal title or rights involving Northgate’s or Northgate Subsidiaries’ works on the Northgate Property or Northgate Mineral Rights; and

(viii)	there are no claims, actions, suits, grievances, complaints or proceedings pending or, to the knowledge of Northgate, threatened affecting Northgate or any of the Northgate Subsidiaries or affecting any of their respective property or assets at law or in equity before or by any Governmental Entity, with respect to aboriginal rights or the duty to consult. Neither Northgate nor any of the Northgate Subsidiaries nor their respective assets or properties is subject to any outstanding judgement, order, writ, injunction or decree with respect to such aboriginal rights or duty to consult.

(z)	Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Northgate:

(i)	each of Northgate and the Northgate Subsidiaries has duly and timely made or prepared all Tax Returns required to be made or prepared by it, has duly and timely filed all Tax Returns required to be filed by it with the appropriate Governmental Entity and such Tax Returns are complete and correct;

(ii)	each of Northgate and the Northgate Subsidiaries has: (A) duly and timely paid all Taxes due and payable by it; (B) duly and timely withheld all Taxes and other amounts required by Laws to be withheld by it and has duly and timely remitted to the appropriate Governmental Entity such Taxes and other amounts required by Laws to be remitted by it; and (C) duly and timely collected all amounts on account of sales or transfer taxes, including goods and services, harmonized sales, sales, value added, federal, provincial, state or territorial sales taxes, required by Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Entity any such amounts required by Laws to be remitted by it;

(iii)	the charges, accruals and reserves for Taxes reflected on the Northgate Financial Statements (whether or not due and whether or not shown on any of the Tax Returns but excluding any provision for deferred income taxes) are, in the opinion of Northgate, adequate under Canadian GAAP or IFRS, as applicable, to cover Taxes with respect to Northgate and the Northgate Subsidiaries for the periods covered thereby;

(iv)	there are no investigations, audits or Claims now pending or to the knowledge of Northgate, threatened against any of Northgate or the Northgate Subsidiaries in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Entity relating to Taxes;

(v)	no waiver of any statutory limitation period with respect to Taxes has been given or requested with respect to Northgate or any of the Northgate Subsidiaries;

(vi)	none of Northgate and the Northgate Subsidiaries has entered into any agreement or other arrangement in respect of Taxes or Tax Returns that has effect for any period ending after the Effective Date;

(vii)	none of Northgate and the Northgate Subsidiaries has acquired property from a non-arm’s length Person, within the meaning of the Tax Act: (A) for consideration the value of which is less than the fair market value of the property; or (B) as a contribution of capital for which no shares were issued by the acquirer of the property;

(viii)	for the purposes of the Tax Act and any other relevant Tax purposes:

(A)	Northgate is resident in Canada; and

(B)	each of the Northgate Subsidiaries is resident in the jurisdiction in which it was formed, and is not resident in any other country;

(ix)	there are no Encumbrances for Taxes upon any properties or assets of Northgate or any of the Northgate Subsidiaries (other than Encumbrances relating to Taxes not yet due and payable and for which adequate reserves have been recorded on the most recent balance sheet included in the Northgate Financial Statements);

(x)	Northgate was to the best of its knowledge, not a PFIC for its taxable year ended December 31, 2010 and expects that it will not be a PFIC for the taxable year ending December 31, 2011; and

(xi)	no amount that may be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, by any employee or other service provider of Northgate or a Northgate Subsidiary under any Northgate Benefit Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(aa)

Non-Arm’s Length Transactions. Except for employment or employment compensation agreements entered into in the ordinary course of business, and except as disclosed in the Northgate Disclosure Letter, there are no current contracts, commitments, agreements, arrangements or other transactions (including relating to indebtedness by Northgate or any of the Northgate Subsidiaries) between Northgate or any of the Northgate Subsidiaries on the one hand, and any: (i) officer or director of Northgate or any of the Northgate Subsidiaries; (ii) except as disclosed in the Northgate Disclosure Letter any holder of record or, to the knowledge of Northgate, beneficial owner of five percent or more of the voting securities of Northgate; or (iii) any affiliate or associate of any officer, director or beneficial owner, on the other hand.

(bb)	Pension and Employee Benefits. Other than as disclosed in the Northgate Disclosure Letter:

(i)	the Northgate Disclosure Letter contains a true, complete and accurate list of all Northgate Benefit Plans;

(ii)	all Northgate Benefit Plans are, and have been, established, registered, qualified, administered, funded and invested in all material respects in accordance with the terms of such Northgate Benefit Plan including the terms of the material documents that support such Northgate Benefit Plan, any applicable collective agreement and all applicable Laws;

(iii)	none of the Northgate Benefit Plans provide for benefit increases or the acceleration of, or an increase in, funding obligations that are contingent upon, or will be triggered by the completion of the transactions contemplated herein;

(iv)	there are no unfunded liabilities in respect of any Northgate Benefit Plan including going concern unfunded liabilities, solvency deficiencies or wind-up deficiencies where applicable;

(v)	none of the Northgate Benefit Plans provide benefits beyond retirement or other termination of service to employees or former employees or to the beneficiaries or dependents of such employees;

(vi)	there is no proceeding, action, suit or claim (other than routine claims for payments of benefits) pending or threatened involving any Northgate Benefit Plan or its assets;

(vii)	Northgate and the Northgate Subsidiaries have complied, in all material respects, with all of the terms of the pension and other employee compensation and benefit obligations of Northgate and the Northgate Subsidiaries, as the case may be, including the provisions of any collective agreements, funding and investment contracts or obligations applicable thereto, arising under or relating to each of the pension or retirement income plans or other employee compensation or benefit plans, agreements, policies, programs, arrangements or practices, whether written or oral, which are maintained by or binding upon Northgate or the Northgate Subsidiaries, as the case may be other than such non-compliance that would not reasonably be expected to have a Material Adverse Effect on Northgate. The Northgate Benefit Plans and all such plans, agreements, policies, programs, arrangements and practices have been disclosed in the Northgate Disclosure Letter;

(viii)	Northgate and Northgate Subsidiaries have no material Liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, and there has been no communication to employees by Northgate or any of the Northgate Subsidiaries which could reasonably be interpreted to promise or guarantee such employees retiree health or life insurance or other retiree death benefits on a permanent basis;

(ix)	no Northgate Benefit Plan is a “registered pension plan” as such term is defined in the Tax Act, is a defined benefits plan, or is a plan that could be subject to any liability under Title IV of the U.S. Employee Retirement Income Security Act of 1974, as amended, or any similar Law; and

(x)	each Northgate Benefit Plan has been operated in accordance with its terms and any contributions required to be made under each Northgate Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Northgate Benefit Plan have been properly accrued and reflected in the audited consolidated financial statements for Northgate as at and for the fiscal year ended on December 31, 2010, including the notes thereto and the report by Northgate’s auditors thereon.

(cc)	Reporting Status. Northgate is a reporting issuer or its equivalent in each of the provinces and territories of Canada. The Northgate Shares are registered pursuant to Section 12(b) of the 1934 Act, Northgate is subject to the reporting requirements of Section 13 of the 1934 Act and Northgate is not in default of its obligations as such. The Northgate Shares are listed on the TSX and NYSE Amex and are not listed or quoted on any other market, and Northgate is in compliance with the applicable listing and corporate governance rules and regulations of the TSX and NYSE Amex.

(dd)	No Cease Trade. Northgate is not subject to any cease trade or other order of the TSX, NYSE Amex, any Securities Authority or the SEC, and, to the knowledge of Northgate, no investigation or other proceedings involving Northgate that may operate to prevent or restrict trading of any securities of Northgate are currently in progress or pending before the TSX, NYSE Amex, any Securities Authority or the SEC.

(ee)

Reports. Northgate has filed with the Securities Authorities, the SEC, the TSX, NYSE Amex and all applicable self-regulatory authorities a true and complete copy of all forms, reports, schedules, statements, certifications, material change reports and other documents required to be filed by it (such forms, reports, schedules, statements, certifications and other documents, including any financial statements or other documents, including any schedules included therein, are referred to herein as the “Northgate Documents”). The Northgate Documents, at the time filed or, if amended, as of the date of such amendment: (i) did not contain any misrepresentation (as defined by Securities Authorities) and did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; and (ii) complied in all material respects with the requirements of applicable securities legislation and the rules, policies and instruments of all Securities Authorities, the SEC, the TSX, NYSE Amex or other self-regulatory authority having jurisdiction over Northgate except where such non-compliance has not had or would not reasonably be expected to have a Material Adverse Effect on Northgate. Northgate has not filed any confidential material change or other report or other document with any Securities Authorities, the SEC, the TSX, NYSE Amex or other self-regulatory authority which at the date hereof remains confidential. None of the Northgate Subsidiaries are required to file any reports or other documents with any of the Securities Authorities, the SEC, the TSX or NYSE Amex.

(ff)	Sarbanes-Oxley Act of 2002. There is and has been no failure on the part of Northgate or any of its directors or officers, in their capacities as such, to comply with any provision of the United States Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including, without limitation, Section 402 thereof related to loans and Sections 302 and 906 thereof related to certifications.

(gg)	Compliance with Laws. Except with respect to matters relating to the environment or Environmental Laws (which are addressed in subsection 3.2(w)), Northgate and the Northgate Subsidiaries have complied with and are not in violation of any applicable Law other than such non-compliance or violations that would not, individually or in the aggregate, have a Material Adverse Effect on Northgate.

(hh)	No Option on Assets. No Person has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from Northgate or the Northgate Subsidiaries of any of the material assets of Northgate or any of the Northgate Subsidiaries other than with Northgate or as described or contemplated herein.

(ii)	Certain Contracts. None of Northgate and the Northgate Subsidiaries is a party to or bound by any non-competition agreement, area of mutual interest agreement or any other agreement, obligation, judgment, injunction, order or decree that purports to: (i) limit the manner or the localities in which all or any material portion of the business of Northgate or the Northgate Subsidiaries are conducted; (ii) limit any business practice of Northgate or any of the Northgate Subsidiaries in any material respect; or (iii) restrict any acquisition or disposition of any property by Northgate or any of the Northgate Subsidiaries in any material respect.

(jj)

No Broker’s Commission. None of Northgate and the Northgate Subsidiaries has entered into any agreement that would entitle any Person to any valid claim against Northgate or any of the Northgate Subsidiaries for a broker’s commission, finder’s fee or any like payment in respect of the Arrangement or any other matter contemplated by this Agreement except for the fees and expenses disclosed by Northgate in the Northgate Disclosure Letter.

(kk)	No Expropriation. No property or asset of Northgate or any of the Northgate Subsidiaries (including any Northgate Property or Northgate Mineral Rights) has been taken or expropriated by any Governmental Entity nor has any notice or proceeding in respect thereof been given or commenced nor, to the knowledge of Northgate, is there any intent or proposal to give any such notice or to commence any such proceeding.

(ll)	Corrupt Practices Legislation. None of Northgate, any of the Northgate Subsidiaries, nor, to the knowledge of Northgate, any of their respective affiliates, officers, directors or employees acting on behalf of Northgate or any of the Northgate Subsidiaries or affiliates has taken, committed to take or been alleged to have taken any action which would cause Northgate or any of the Northgate Subsidiaries or affiliates to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) or any applicable Laws of similar effect of any other jurisdiction, and to the knowledge of Northgate no such action has been taken by any of its agents, representatives or other Persons acting on behalf of Northgate or any of the Northgate Subsidiaries or affiliates.

(mm)	Northgate Rights Plan. The Northgate Rights Plan has been duly adopted and approved by the Northgate Board and the Northgate Shareholders and is in full force and effect, unamended, as of the date hereof.

(nn)	Unanimous Approval. The Northgate Board has unanimously approved the Arrangement and the entering into of this Agreement and has resolved to unanimously recommend that Northgate Shareholders approve the Northgate Resolution.

(oo)	Vote Required. The only votes of the holders of any class or series of the Northgate Shares, Northgate Options or other securities of Northgate necessary to approve this Agreement and the Arrangement and the transactions contemplated hereof or thereby is the Northgate Shareholder Approval.

(pp)	Information. The information contained or incorporated by reference in the Northgate Circular relating to Northgate will contain no untrue statement of a material fact and will not omit to state a material fact that is required to be stated or that is necessary to make the statements not misleading in light of the circumstances in which they were made.

(qq)	U.S. Securities Law Matters. Northgate: (i) is a “foreign private issuer” as defined in Rule 405 under the 1933 Act, and (ii) is not registered or required to register as an investment company under the 1940 Act.

(rr)	Kemess Mine. Except as set out in the Northgate Disclosure Letter, the property plant and equipment, including motorized vehicles, in respect of Northgate’s Kemess Mine has not changed in any material respect since it was reviewed by Northgate’s auditors in respect of the June 30, 2011 Northgate Financial Statements.

3.2	Representations and Warranties of AuRico

AuRico hereby represents and warrants to Northgate, and hereby acknowledges that Northgate is relying upon such representations and warranties in connection with entering into this Agreement and agreeing to complete the Arrangement, as follows:

(a)	Organization. AuRico and each of the AuRico Subsidiaries has been incorporated, is validly subsisting and has full corporate and legal power and authority to own its property and assets and to conduct its business as currently owned and conducted. AuRico and each of the AuRico Subsidiaries is registered, licensed or otherwise qualified as an extra-provincial corporation, a corporation (in accordance with the laws of the country of domicile) or a foreign corporation in each jurisdiction where the nature of the business or the location or character of the property and assets owned or leased by it requires it to be so registered, licensed or otherwise qualified, other than those jurisdictions where the failure to be so registered, licensed or otherwise qualified would not have a Material Adverse Effect on AuRico. All of the issued and outstanding shares in the capital of the AuRico Subsidiaries are validly issued, fully paid and non-assessable to the extent such a concept exists under applicable Law. All of the outstanding shares of the AuRico Subsidiaries are owned directly or indirectly by AuRico. Except pursuant to restrictions on transfer contained in the Articles or by-laws (or their equivalent) of the applicable Subsidiary of AuRico and except as disclosed in the AuRico Disclosure Letter, the outstanding shares of each of the AuRico Subsidiaries are owned free and clear of all Encumbrances and AuRico is not liable to any creditor in respect thereof. Except pursuant to this Agreement and the transactions contemplated hereby, there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any issued or unissued securities of, or interest in, any of the AuRico Subsidiaries from either AuRico or any of the AuRico Subsidiaries.

(b)

Capitalization. AuRico is authorized to issue an unlimited number of AuRico Shares and an unlimited number of Preferred Shares. As at June 30, 2011 there were: (i) 172,841,426 AuRico Shares outstanding; (ii) AuRico Options to acquire an aggregate of 4,652,122 AuRico Shares; (iii) AuRico Share Purchase Warrants to acquire an aggregate of 2,250,000 AuRico Shares; (iv) 207,411 AuRico DSUs; (v) 359,736 AuRico RSUs; and (vi) no Preferred Shares were issued and outstanding. Except for the AuRico Options and AuRico Share Purchase Warrants and except pursuant to this Agreement and the transactions contemplated hereby, as of the date hereof, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating AuRico or any of the AuRico Subsidiaries to issue or sell any securities of or interest in AuRico or any of the AuRico Subsidiaries from AuRico or any of the AuRico Subsidiaries. All issued and outstanding AuRico Shares have been authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights. As of the date hereof, there are no outstanding bonds, debentures or other evidences of indebtedness of AuRico, except as disclosed in the AuRico Disclosure Letter, or any of the AuRico Subsidiaries having the right to vote with the AuRico Shareholders on any matter. Except as disclosed in the AuRico Disclosure Letter, there are no outstanding contractual obligations of AuRico or of any of the AuRico Subsidiaries to repurchase, redeem or otherwise acquire any outstanding AuRico Shares or with respect to the voting or disposition of any outstanding AuRico Shares. None of AuRico and the AuRico Subsidiaries is party to any shareholder, pooling, voting trust or similar agreement relating to the issued and outstanding securities of AuRico or any of the AuRico Subsidiaries.

(c)	Authority. AuRico has all necessary power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by AuRico as contemplated by this Agreement, and to perform its obligations hereunder and under such other agreements and instruments. The execution and delivery of this Agreement by AuRico and the completion by AuRico of the transactions contemplated by this Agreement have been authorized by the AuRico Board and, subject to obtaining the approval of AuRico Shareholders with respect to the AuRico Resolution, the Interim Order and the Final Order in the manner contemplated herein, no other corporate proceedings on the part of AuRico are necessary to authorize this Agreement or to complete the transactions contemplated hereby other than in connection with the approval by the AuRico Board of the AuRico Circular. This Agreement has been executed and delivered by AuRico and constitutes a legal, valid and binding obligation of AuRico, enforceable against AuRico in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other applicable Laws relating to or affecting creditors’ rights generally, and to general principles of equity. Except as disclosed in the AuRico Disclosure Letter, the execution and delivery by AuRico of this Agreement and the performance by it of its obligations hereunder and the completion of the transactions contemplated hereby, do not and will not:

(i)	result in a violation, contravention or breach of or constitute a default under, or entitle any Person to terminate, accelerate, modify or call any obligations or rights under, require any consent to be obtained under or give rise to any termination rights under any provision of,

(A)	the Articles, Notice of Articles or by-laws (or their equivalent) of AuRico or any of the AuRico Subsidiaries,

(B)	any Law or rules or policies of the TSX or NYSE, or

(C)	any credit agreement, note, bond, mortgage, indenture, deed of trust, lease, franchise, concession, easement, contract, agreement, Authorization, the AuRico Mineral Rights, or other instrument to which AuRico or any of the AuRico Subsidiaries is bound or is subject to or of which AuRico or any of the AuRico Subsidiaries is the beneficiary;

in each case, which would, individually or in the aggregate, have a Material Adverse Effect on AuRico;

(ii)	give rise to any right of termination or acceleration of indebtedness, or cause any indebtedness owing by AuRico or any of the AuRico Subsidiaries to come due before its stated maturity or cause any available credit to cease to be available which would, individually or in the aggregate, have a Material Adverse Effect on AuRico;

(iii)	result in the imposition of any Encumbrance, other than an AuRico Permitted Encumbrance, upon any of the property or assets of AuRico or any of the AuRico Subsidiaries or give any Person the right to acquire any of AuRico’s or any of the AuRico Subsidiaries’ assets, or restrict, hinder, impair or limit the ability of AuRico or any of the AuRico Subsidiaries to conduct the business of AuRico or any of the AuRico Subsidiaries as and where it is now being conducted which would, individually or in the aggregate, have a Material Adverse Effect on AuRico; or

(iv)	result in or accelerate the time for payment (or vesting of, or increase the amount of any severance, unemployment compensation, “golden parachute”, bonus, termination payments or otherwise) becoming due to any director or officer of AuRico or any of the AuRico Subsidiaries or increase any benefits otherwise payable under any pension or benefits plan of AuRico or any of the AuRico Subsidiaries or result in the acceleration of the time of payment or vesting of any such benefits.

No consent, approval, order or Authorization of, or declaration or filing with, any Governmental Entity or other Person is required to be obtained by AuRico or any of the AuRico Subsidiaries in connection with the execution and delivery of this Agreement or the consummation by AuRico of the transactions contemplated hereby other than: (i) in connection with or in compliance with applicable securities Laws; (ii) any approvals required by the Interim Order; any approvals required by the Final Order; (iv) filings required under the Business Corporations Act (Ontario) or the Companies Act (Quebec) and referred to in the AuRico Disclosure Letter; (v) filings with and approvals required by the Securities Authorities, the SEC, the TSX and NYSE; any other consents, waivers, permits, orders or approvals referred to in the AuRico Disclosure Letter; and (vii) any other consents, approvals, orders, authorizations, declarations or filings which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on AuRico.

(d)	Directors’ Approvals. The AuRico Board has received an opinion from UBS Securities Canada Inc., the financial advisor to the AuRico Board, that the Exchange Share Ratio is fair, from a financial point of view, to AuRico and the AuRico Board has:

(i)	determined that the Exchange Share Ratio is fair to AuRico and the Arrangement is in the best interests of AuRico; and

(ii)	authorized the entering into of this Agreement, and the performance of AuRico’s obligations hereunder.

(e)	AuRico Subsidiaries. Except as disclosed in the AuRico Disclosure Letter, the only Subsidiaries of AuRico are the AuRico Subsidiaries and AuRico does not own a direct or indirect voting or equity interest in any Person that is not one of the AuRico Subsidiaries and has no agreement or other commitment to acquire such interest.

(f)	No Defaults. None of AuRico and the AuRico Subsidiaries is in default under, and, there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute a default by AuRico or any of the AuRico Subsidiaries under:

(i)	its Articles or by-laws or equivalent organizational documents; or

(ii)	any contract, agreement or licence that is material to the conduct of the business of AuRico, any of the AuRico Subsidiaries to which any of them is a party or by which any of them is bound that would, individually or in the aggregate, have a Material Adverse Effect on AuRico.

(g)

Company Authorizations. AuRico and the AuRico Subsidiaries have obtained all Authorizations necessary for the ownership, operation, development, maintenance, or use of the material assets of AuRico or the AuRico Subsidiaries or otherwise in connection with the material business or operations of AuRico or the AuRico Subsidiaries and such Authorizations are in full force and effect. AuRico and the AuRico Subsidiaries have fully complied with and are in compliance with all Authorizations, except, in each case, for such non-compliance which, individually or in the aggregate, would not have a Material Adverse Effect on AuRico. There is no action, investigation or proceeding pending or, to the knowledge of AuRico, threatened regarding any of the Authorizations. None of AuRico and the AuRico Subsidiaries has received any notice, whether written or oral, of revocation or non-renewal of any such Authorizations, or of any intention of any Person to revoke or refuse to renew any of such Authorizations, except in each case, for revocations or non-renewals which, individually or in the aggregate, would not have a Material Adverse Effect on AuRico and all such Authorizations continue to be effective in order for AuRico and the AuRico Subsidiaries to continue to conduct their respective businesses as they are currently being conducted. No Person other than AuRico or any of the AuRico

Subsidiaries owns or has any proprietary, financial or other interest (direct or indirect) in any of the Authorizations.

(h)	Absence of Changes. Since December 31, 2010, except as disclosed in the AuRico Disclosure Letter:

(i)	each of AuRico and the AuRico Subsidiaries has conducted its business only in the ordinary and regular course of business consistent with past practice;

(ii)	none of AuRico and the AuRico Subsidiaries has incurred or suffered a Material Adverse Change or any event, circumstance or occurrence which has had or is reasonably likely to have a Material Adverse Effect;

(iii)	other than the acquisition of all of the outstanding securities of Capital Gold Corporation by AuRico on April 8, 2011, there has not been any acquisition or sale by AuRico or any of the AuRico Subsidiaries of any material property or assets thereof;

(iv)	other than in the ordinary and regular course of business consistent with past practice, there has not been any incurrence, assumption or guarantee by AuRico or any of the AuRico Subsidiaries of any: (A) payment, Liability, Encumbrance or obligation of any nature which has had or is reasonably likely to have a Material Adverse Effect on AuRico; (B) debt for borrowed money, (C) any creation or assumption by AuRico or any of the AuRico Subsidiaries of any Encumbrance other than an AuRico Permitted Encumbrance; (D) any making by AuRico or any of the AuRico Subsidiaries of any loan, advance or capital contribution to or investment in any other Person (other than (1) loans and advances in an aggregate amount that do not exceed $100,000 outstanding at any time, and (2) loans made to other AuRico Subsidiaries); or (E) any entering into, amendment of, relinquishment, termination or non-renewal by AuRico or any of the AuRico Subsidiaries, of any contract, agreement, licence, lease transaction, commitment or other right or obligation that would, individually or in the aggregate, which has had or is reasonably likely to have a Material Adverse Effect on AuRico;

(v)	AuRico has not declared or paid any dividends or made any other distribution on any of the AuRico Shares or made any redemption or other acquisition of AuRico Shares;

(vi)	AuRico has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding AuRico Shares;

(vii)

other than in the ordinary and regular course of business consistent with past practice, there has not been any material increase in or modification of the compensation payable to or to become payable by AuRico, any of the AuRico Subsidiaries to any of their respective directors, officers, employees or consultants or any grant to any such director, officer, employee or consultant of any increase in severance or termination pay or any increase or modification of any bonus, pension, insurance or benefit arrangement (including, without limitation, the granting of AuRico Options pursuant to the AuRico Stock Option Plan) made to, for or with any of such directors or officers;

(viii)	AuRico has not effected any material change in its accounting methods, principles or practices; and

(ix)	AuRico has not adopted any, or materially amended any, collective bargaining agreement, bonus, pension, profit sharing, stock purchase, stock option or other AuRico Benefit Plan or shareholder rights plan.

(i)	Material Contracts. AuRico and the AuRico Subsidiaries have performed in all material respects all their respective obligations required to be performed by them to date under the material contracts. Neither AuRico nor any of the AuRico Subsidiaries is in breach or default under any material contract to which it is a party or bound, nor does AuRico have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default, except in each case where any such breaches or defaults would not, individually or in the aggregate, reasonably be expected to result in, or result in, a Material Adverse Effect on AuRico. None of AuRico and the AuRico Subsidiaries knows of, or has received written notice of, any breach or default under (nor, to the knowledge of AuRico, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any such material contract by any other party thereto except where any such violation or default would not, individually or in the aggregate, reasonably be expected to result in, or result in, a Material Adverse Effect on AuRico. Prior to the date hereof, AuRico has made available to Northgate true and complete copies of all of the material contracts of AuRico. All contracts that are material to AuRico and the AuRico Subsidiaries, taken as a whole, are with AuRico or one of the AuRico Subsidiaries. All material contracts are legal, valid, binding and in full force and effect and are enforceable by AuRico (or one of the AuRico Subsidiaries, as the case may be) in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity) and are the product of fair and arms’ length negotiations between the parties thereto.

(j)	Employment Agreements. Other than as disclosed in the AuRico Disclosure Letter:

(i)	AuRico and the AuRico Subsidiaries are and have been operated in all material respects in compliance with all applicable laws relating to wages, labour, employment and employees;

(ii)	there is no ongoing material proceeding, action, suit or claim pending or threatened involving any employee of AuRico and the AuRico Subsidiaries;

(iii)	neither AuRico nor any of the AuRico Subsidiaries is a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment or consulting agreement with any director or officer of AuRico or any of the AuRico Subsidiaries that would be triggered by AuRico entering into this Agreement or the completion of the Arrangement;

(iv)	none of AuRico and the AuRico Subsidiaries has any employee or consultant whose employment or contract with AuRico or one of the AuRico Subsidiaries cannot be terminated by AuRico or the AuRico Subsidiaries, as applicable; and

(v)	none of AuRico and the AuRico Subsidiaries: (a) is a party to any collective bargaining agreement; (b) is, to the knowledge of AuRico, subject to any application for certification or threatened or apparent union- organizing campaigns for employees not covered under a collective bargaining agreement; or (c) is subject to any current, or to the knowledge of AuRico, pending or threatened strike, lockout, slowdown or work stoppage.

(k)	Financial Matters. AuRico’s audited financial statements as at and for the financial years ended December 31, 2008, 2009 and 2010, and AuRico’s unaudited interim financial statements as at and for the three and six month periods ended March 31, 2011 and June 30, 2011, respectively (the “AuRico Financial Statements”) were prepared in accordance with Canadian GAAP consistently applied (other than AuRico’s unaudited interim financial statements as at and for the three and six month periods ended March 31, 2011 and June 30, 2011, respectively, which were prepared in accordance with IFRS), and fairly present in all material respects the consolidated financial condition of AuRico at the respective dates indicated and the results of operations of AuRico for the periods covered on a consolidated basis. Neither AuRico nor any of the AuRico Subsidiaries has any Liability or obligation (including, without limitation, liabilities or obligations to fund any operations or work or exploration program to give any guarantees or for Taxes other than Taxes not yet due), whether accrued, absolute, contingent or otherwise, or any related party transactions or off-balance sheet transactions not reflected in the audited consolidated financial statements of AuRico for the fiscal period ended December 31, 2010 except liabilities and obligations incurred in the ordinary and regular course of business (including the business of operating, developing, constructing and exploring AuRico’s projects) since December 31, 2010 which liabilities or obligations would not reasonably be expected to have a Material Adverse Effect on AuRico.

The reconciliation with United States generally accepted accounting principles, as included in AuRico’s annual report on Form 40-F for the year ended December 31, 2010, has been prepared in compliance with Item 18 of SEC Form 20-F.

The management of AuRico has established and maintained a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by AuRico in its annual filings, interim filings or other reports filed or submitted by it under the applicable Laws is recorded, processed, summarized and reported within the time periods specified in such Laws. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by AuRico in its annual filings, interim filings or other reports filed or submitted under the applicable Laws is accumulated and communicated to AuRico’s management, including its chief executive officer and chief financial officer (or Persons performing similar functions), as appropriate to allow timely decisions regarding required disclosure. AuRico maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the 1934 Act) that comply with the requirements of the 1934 Act and such disclosure controls and procedures are effective.

AuRico maintains a system of internal control over financial reporting. AuRico’s system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the 1934 Act) complies with the requirements of the 1934 Act. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian GAAP or IFRS and includes policies and procedures that: (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of AuRico and AuRico Subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with Canadian GAAP or IFRS, as applicable, and that receipts and expenditures of AuRico and AuRico Subsidiaries are being made only with Authorizations of management and the AuRico Board and AuRico Subsidiaries; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of AuRico or any of the AuRico Subsidiaries that could have a material effect on AuRico’s Financial Statements. AuRico’s internal control over financial reporting is effective and, to the knowledge of AuRico there are no material weaknesses in the design and implementation or maintenance of the internal control over financial reporting of AuRico that are reasonably likely to adversely affect the ability of AuRico to record, process, summarize and report financial information; and (D) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of AuRico. Since December 31, 2010, there has been no change in AuRico’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, AuRico’s internal control over financial reporting.

Since December 31, 2010, neither AuRico nor any of the AuRico Subsidiaries nor, to AuRico’s knowledge, any director, officer, employee, auditor, accountant or representative of AuRico or any of the AuRico Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of AuRico or any of the AuRico Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that AuRico or any of the AuRico Subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the AuRico Board.

AuRico has converted to IFRS for financial reporting purposes and the interim consolidated financial statements of AuRico for the three months ended March 31, 2011 are the first financial statements AuRico prepared using IFRS, and, to the knowledge of AuRico, the transition to IFRS has not resulted, and will not result, in any delay in the release of AuRico’s financial results for any relevant period.

(l)	Books and Records. The corporate records and minute books of AuRico and the AuRico Subsidiaries have been maintained in accordance with all applicable Laws and are complete and accurate in all material respects, except where such incompleteness or inaccuracy would not have a Material Adverse Effect on AuRico. Financial books and records and accounts of AuRico and the AuRico Subsidiaries, in all material respects: (i) have been maintained in accordance with good business practices on a basis consistent with prior years and past practice, in accordance with Canadian GAAP or IFRS and the accounting principles generally accepted in the country of domicile of such entity; (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and acquisitions and dispositions of assets of AuRico and the AuRico Subsidiaries; and (iii) accurately and fairly reflect the basis for the AuRico Financial Statements.

(m)

Litigation. Except as disclosed in the AuRico Disclosure Letter and except with respect to matters relating to the environment or Environmental Laws (which are addressed in subsection 3.2(w)), there is no claim, action, proceeding or investigation pending or in progress or, to the knowledge of AuRico, threatened against or relating to AuRico, any of the AuRico Subsidiaries or affecting any of their respective properties or assets before any Governmental Entity which individually or in the aggregate has, had, or could reasonably be expected to have, a Material Adverse Effect on AuRico or that would materially impede the consummation of the transactions contemplated by this Agreement. There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress, or, to the knowledge of AuRico, threatened against or relating to AuRico or any of the AuRico Subsidiaries before any Governmental Entity. None of AuRico and the AuRico Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that involves or may involve, or restricts or may restrict the right or ability of AuRico or one of the AuRico Subsidiaries, as the case may be, to conduct its business in all material respects as it has been carried on prior to the date hereof, or that would materially impede the consummation of the transactions contemplated by this Agreement or have a Material Adverse Effect on AuRico.

(n)	Interest in Properties and Mineral Rights.

(i)	All of AuRico’s and AuRico Subsidiaries’: (A) real properties (collectively, and where material, the “AuRico Property”) and (B) mineral interests and rights (including any mineral claims, mining claims, concessions, exploration licences, exploitation licences, prospecting permits, mining leases and mining rights, in each case, either existing under contract, by operation of Laws or otherwise) (collectively, and where material, the “AuRico Mineral Rights”), are set out in the AuRico Disclosure Letter. Other than the AuRico Property and the AuRico Mineral Rights set out in the AuRico Disclosure Letter, none of AuRico and the AuRico Subsidiaries, owns or has any interest in any material real property or any material mineral interests and rights.

(ii)	AuRico or one of the AuRico Subsidiaries is the sole legal and beneficial owner of all right, title and interest in and to the AuRico Property and the AuRico Mineral Rights, free and clear of any Encumbrances, other than the AuRico Permitted Encumbrances.

(iii)	All of the AuRico Mineral Rights have been properly located and recorded and otherwise granted in compliance with applicable Laws and are comprised of valid and subsisting AuRico Mineral Rights.

(iv)	The AuRico Property and the AuRico Mineral Rights are in good standing under applicable Laws and, to the knowledge of AuRico, all work required to be performed and filed in respect thereof has been performed and filed, all Taxes, rentals, fees, expenditures and other payments required to be made in respect thereof have been paid or incurred and all filings in respect thereof have been made.

(v)	There is no material adverse claim against or challenge to the title to or ownership of the AuRico Property or any of the AuRico Mineral Rights.

(vi)	AuRico or a Subsidiary of AuRico has the exclusive right to deal with the AuRico Property and the AuRico Mineral Rights.

(vii)	No Person other than AuRico and the AuRico Subsidiaries has any interest in the AuRico Property or any of the AuRico Mineral Rights or the production or profits therefrom or any royalty in respect thereof or any right to acquire any such interest.

(viii)	There are no back-in rights, earn-in rights, purchase options, rights of first refusal or similar provisions or rights which would affect AuRico’s or any of the AuRico Subsidiaries’ interest in the AuRico Property or any of the AuRico Mineral Rights.

(ix)	There are no material restrictions on the ability of AuRico or any of the AuRico Subsidiaries to use, transfer or exploit the AuRico Property or any of the AuRico Mineral Rights, except pursuant to the applicable Laws.

(x)	None of AuRico and the AuRico Subsidiaries has received any notice, whether written or oral, from any Governmental Entity of any revocation or intention to revoke any interest of AuRico or any of the AuRico Subsidiaries in any of the AuRico Property or any of the AuRico Mineral Rights.

(xi)	AuRico and the AuRico Subsidiaries have all surface rights, including fee simple estates, leases, easements, rights of way and permits or licences operations from landowners or Governmental Entities permitting the use of land by AuRico and the AuRico Subsidiaries, and other interests that are required to exploit the development potential of the AuRico Property and the AuRico Mineral Rights as contemplated in the AuRico Disclosure Letter and no third party or group holds any such rights that would be required by AuRico to develop the AuRico Property or any of the AuRico Mineral Rights.

(xii)	All mines located in or on the lands of AuRico or any of the AuRico Subsidiaries, or lands pooled or unitized or otherwise used in connection therewith, which have been abandoned by AuRico or any of the AuRico Subsidiaries, have been abandoned in accordance with good mining practices and in compliance with all applicable Laws, and all future abandonment, remediation and reclamation obligations known to AuRico as of the date hereof have been accurately set forth in AuRico’s public disclosure record without omission of information necessary to make the disclosure not misleading.

(o)

Mineral Reserves and Resources. The proven and probable mineral reserves and mineral resources for AuRico Property and the AuRico Mineral Rights in which AuRico or any of the AuRico Subsidiaries holds an interest, as set forth in the AuRico Documents, were prepared in all material respects in accordance with sound mining, engineering, geoscience and other applicable industry standards and practices, and in all material respects in accordance with all applicable Laws, including the requirements of NI 43-101. There has been no material reduction in the aggregate amount of estimated mineral reserves, estimated mineral resources or mineralized material of AuRico, any of the AuRico Subsidiaries, or any of their material joint ventures, taken as a whole, from the amounts set forth in the AuRico Documents. All information regarding the AuRico Property and the AuRico Mineral Rights, including all drill results, technical reports and studies, that are required to be disclosed by Laws, have been disclosed in the AuRico Documents.

(p)	Marketing of Production.

(i)	Other than as disclosed in the AuRico Disclosure Letter, since (and including) December 31, 2010, all sales of gold, silver and other mineral products by AuRico or any of the AuRico Subsidiaries have been made on (and only on) the following basis:

(A)	all such sales were spot sales to arm’s length third party purchasers;

(B)	all such sales require or required payment by the purchasers in United States dollars no later than thirty (30) days from the date of delivery;

(C)	all such sales otherwise were on terms based on, and consistent with, good international industry practice; and

(D)	AuRico and the AuRico Subsidiaries have received or are entitled to receive the full sale price from the third party purchasers of such mineral products without any payment to or deduction in favour of any Person, and no AuRico has defaulted in any payment due in respect of any such sales;

and since (and including) December 31, 2010 none of AuRico or any of the AuRico Subsidiaries is or was a party to or bound by, or incurred an obligation or Liability under or in respect of, any agreement or arrangement that is in substance an interest rate swaps, currency swaps or any other rate fixing agreement for a financial transaction or any call arrangement of any sort or any forward sale agreement for commodities or any other commodities hedging or speculation arrangements.

(ii)	None of AuRico or any of the AuRico Subsidiaries is obligated under any prepayment contract or other prepayment arrangement to deliver mineral products at some future time without then receiving full payment therefor.

(q)	Off Balance Sheet Transactions. None of AuRico or any of the AuRico Subsidiaries is party to or bound by any operating leases or any “off-balance sheet” transactions or arrangements.

(r)

Title and Rights re: Other Assets. AuRico and the AuRico Subsidiaries, as applicable, have good and valid title to all material properties and assets other than AuRico Properties and AuRico Mineral Rights (which are addressed elsewhere) reflected in the audited consolidated financial statements for the year ended December 31, 2010 (or acquired after that date) or as described in the annual information form dated as of March 23, 2011 of AuRico or valid leasehold or licence interests in all material properties and assets not reflected in such financial statements but used by AuRico or any of the AuRico Subsidiaries, free and clear of all material Encumbrances other than the AuRico Permitted Encumbrances, and, except as disclosed in the AuRico Disclosure Letter, there are no back-in rights, earn-in rights, purchase options, rights to first refusal or similar provisions or rights which would affect AuRico’s or any of the AuRico Subsidiaries’ interest in any of the foregoing-described material properties and assets.

(s)	Intellectual Property. Each of AuRico and the AuRico Subsidiaries owns or has the right to use all Intellectual Property required to carry on its business as currently conducted and proposed to be conducted. To the knowledge of AuRico, there has been no claim of infringement by any of AuRico or any of the AuRico Subsidiaries or breach by AuRico or any of the AuRico Subsidiaries of any Intellectual Property rights or industrial rights of any other Person, and none of AuRico and the AuRico Subsidiaries has received any notice that the conduct of its business infringes on any Intellectual Property rights or industrial rights of any other Person.

(t)	Operational Matters. Except as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on AuRico:

(i)	all rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any direct or indirect assets of AuRico, any of the AuRico Subsidiaries and any of their material joint ventures, have been: (A) duly paid; (B) duly performed; or (C) provided for prior for the date hereof; and

(ii)	all costs, expenses, and liabilities payable on or prior to the date hereof under the terms of any contracts and agreements to which AuRico or any of the AuRico Subsidiaries or any of their material joint ventures is directly or indirectly bound, have been properly and timely paid, except for such expenses that are being currently paid prior to delinquency in the ordinary course of business.

(u)	Other Operational Matters. Except as would not reasonably be expected to have a Material Adverse Effect on AuRico:

(i)	any and all operations of AuRico and each of the AuRico Subsidiaries and, to the knowledge of AuRico, any and all operations by third parties, on or in respect of the assets and properties of AuRico and the AuRico Subsidiaries, have been conducted in accordance with reasonable and prudent international mining industry practices and in material compliance with applicable Laws; and

(ii)	in respect of the assets and properties of each of AuRico and the AuRico Subsidiaries that are operated by it, if any, AuRico and the AuRico Subsidiaries hold all valid licences, permits and similar rights and privileges that are required and necessary under applicable Laws to operate the assets and properties of AuRico and the AuRico Subsidiaries, as the case may be, as presently operated.

(v)	Insurance. AuRico maintains policies of insurance in amounts and in respect of such risks as are normal and usual for companies of a similar size operating in the mining industry and such policies are in full force and effect as of the date hereof.

(w)	Environmental. Except to the extent that any violation or other matter referred to in this subsection does not, individually or in the aggregate, have a Material Adverse Effect on AuRico or any of the AuRico Subsidiaries:

(i)	AuRico and the AuRico Subsidiaries are and have been in compliance with, and are not in violation of, any Environmental Laws;

(ii)	AuRico and the AuRico Subsidiaries have operated their respective business at all times and have generated, received, handled, used, stored, treated, shipped and disposed of all contaminants, wastes, and hazardous and toxic substances without violation of Environmental Laws;

(iii)	there have been no spills, releases, deposits or discharges of pollutants or hazardous or toxic substances, contaminants or wastes into the earth, air or into any body of water, whether surface or otherwise, or any municipal or other sewer or drain or drinking or water systems by AuRico or any of the AuRico Subsidiaries or from AuRico’s assets or operations, which could reasonably be expected to result in Liability under any Environmental Law, that have not been reported, mitigated and remedied in compliance with Environmental Laws;

(iv)	no orders, notifications, directives, demands, Claims, instructions, directions or notices have been issued and remain outstanding by any Governmental Entity pursuant to any Environmental Laws relating to the business or assets of AuRico or any of the AuRico Subsidiaries;

(v)	neither AuRico nor any of the AuRico Subsidiaries has failed to report to the proper Governmental Entity the occurrence of any event which is required to be so reported by any Environmental Laws;

(vi)

AuRico and the AuRico Subsidiaries hold Environmental Approvals required under any Environmental Laws in connection with the operation of their respective businesses and the ownership and use including rehabilitation of their respective assets, all such Environmental Approvals are in full force and effect, and neither AuRico nor any of the AuRico Subsidiaries has received any notification from any Governmental Entity pursuant to any Environmental Laws that any work, undertaking, study, report, assessment, repairs, constructions or other expenditures are required to be made by it as a condition of continued compliance with any Environmental Laws, or any Environmental Approvals issued pursuant thereto, or that any Environmental Approvals referred to above are about to be reviewed, made subject to limitation or conditions, revoked, withdrawn or terminated;

(vii)	there are no changes in the status, terms or conditions of any Environmental Approvals held by AuRico or any of the AuRico Subsidiaries or any renewal, modification, revocation, reassurance, alteration, transfer, restriction or amendment of any such Environmental Approvals, or any review by, or approval of, any Governmental Entity of such Environmental Approvals that are required in connection with the execution or delivery of this Agreement, the consummation of the transactions contemplated herein or the continuation of the business and operations of AuRico or any of the AuRico Subsidiaries following the Effective Date;

(viii)	AuRico and the AuRico Subsidiaries have made available to Northgate all material audits, assessments, investigation reports, studies, plans, regulatory correspondence and similar information with respect to environmental, health, and safety matters; and

(ix)	to the knowledge of AuRico, none of AuRico and the AuRico Subsidiaries are subject to any past or present fact, condition or circumstance that could reasonably be expected to result in Liability under any Environmental Laws.

(x)	Tax Matters. Except as disclosed in the AuRico Disclosure Letter, or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AuRico:

(i)	each of AuRico and the AuRico Subsidiaries has duly and timely made or prepared all Tax Returns required to be made or prepared by it, has duly and timely filed all Tax Returns required to be filed by it with the appropriate Governmental Entity and such Tax Returns are complete and correct;

(ii)

each of AuRico and the AuRico Subsidiaries has: (A) duly and timely paid all Taxes due and payable by it; (B) duly and timely withheld all Taxes and other amounts required by Law to be withheld by it and has duly and timely remitted to the appropriate Governmental Entity such Taxes and other amounts required by Laws to be remitted by it; and (C) duly and timely collected all amounts on account of sales or transfer taxes, including goods and services, harmonized sales, sales, value added, federal, provincial, state or territorial sales taxes, required by Laws to be collected by it and has duly and timely remitted to the appropriate

Governmental Entity any such amounts required by Laws to be remitted by it;

(iii)	the charges, accruals and reserves for Taxes reflected on the AuRico Financial Statements (whether or not due and whether or not shown on any of the Tax Returns but excluding any provision for deferred income taxes) are, in the opinion of AuRico, adequate under Canadian GAAP and IFRS to cover Taxes with respect to AuRico and the AuRico Subsidiaries for the periods covered thereby;

(iv)	there are no investigations, audits or Claims now pending or to the knowledge of AuRico, threatened against any of AuRico or the AuRico Subsidiaries in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Entity relating to Taxes;

(v)	no waiver of any statutory limitation period with respect to Taxes has been given or requested with respect to AuRico or any of the AuRico Subsidiaries;

(vi)	none of AuRico and the AuRico Subsidiaries has entered into any agreement or other arrangement in respect of Taxes or Tax Returns that has effect for any period ending after the Effective Date;

(vii)	none of AuRico and the AuRico Subsidiaries has acquired property from a non-arm’s length Person, within the meaning of the Tax Act: (A) for consideration the value of which is less than the fair market value of the property; or (B) as a contribution of capital for which no shares were issued by the acquirer of the property;

(viii)	AuRico has made available to Northgate copies of all Tax Returns and for the 2007 to 2010 taxation years and all written communication to or from any Governmental Entity and relating to the Taxes of any of AuRico and the AuRico Subsidiaries;

(ix)	for the purposes of the Tax Act and any other relevant Tax purposes:

(A)	AuRico is resident in Canada; and

(B)	each of the AuRico Subsidiaries is resident in the jurisdiction in which it was formed, and is not resident in any other country;

(x)	there are no Encumbrances for Taxes upon any properties or assets of AuRico or any of the AuRico Subsidiaries (other than Encumbrances relating to Taxes not yet due and payable and for which adequate reserves have been recorded on the most recent balance sheet included in the AuRico Financial Statements);

(xi)	AuRico was to the best of its knowledge, not a PFIC for its taxable year ended December 31, 2010 and expects that it will not be a PFIC for the taxable year ending December 31, 2011; and

(xii)	No amount that may be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, by any employee or other service provider of AuRico or an AuRico Subsidiary under any AuRico Benefit Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(y)	Non-Arm’s Length Transactions. Except for employment or employment compensation agreements entered into in the ordinary course of business, there are no current contracts, commitments, agreements, arrangements or other transactions (including relating to indebtedness by AuRico or any of the AuRico Subsidiaries) between AuRico or any of the AuRico Subsidiaries on the one hand, and any: (i) officer or director of AuRico or any of the AuRico Subsidiaries; (ii) any holder of record or, to the knowledge of AuRico, beneficial owner of five percent or more of the voting securities of AuRico; or (iii) any affiliate or associate of any officer, director or beneficial owner, on the other hand.

(z)	Pension and Employee Benefits.

(i)	AuRico has made available to Northgate: (i) copies of all material documents setting forth the terms of each AuRico Benefit Plan, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports in connection with each AuRico Benefit Plan; (iii) the most recent actuarial reports (if applicable) for all AuRico Benefit Plans; (iv) the most recent summary plan description with respect to each AuRico Benefit Plan; and (v) all material written contracts, instruments or agreements relating to each AuRico Benefit Plan, including administrative service agreements and group insurance contracts.

(ii)	All AuRico Benefit Plans are, and have been, established, registered, qualified, administered, funded and invested in all material respects in accordance with the terms of such AuRico Benefit Plan including the terms of the material documents that support such AuRico Benefit Plan, any applicable collective agreement and all applicable Laws.

(iii)	None of the AuRico Benefit Plans provide for benefit increases or the acceleration of, or an increase in, funding obligations that are contingent upon, or will be triggered by the completion of the transactions contemplated herein.

(iv)	There are no unfunded liabilities in respect of any AuRico Benefit Plan including going concern unfunded liabilities, solvency deficiencies or wind-up deficiencies where applicable.

(v)	None of the AuRico Benefit Plans provide benefits beyond retirement or other termination of service to employees or former employees or to the beneficiaries or dependents of such employees.

(vi)	There is no proceeding, action, suit or claim (other than routine claims for payments of benefits) pending or threatened involving any AuRico Benefit Plan or its assets.

(vii)	AuRico and the AuRico Subsidiaries have complied, in all material respects, with all of the terms of the pension and other employee compensation and benefit obligations of AuRico and the AuRico Subsidiaries, as the case may be, including the provisions of any collective agreements, funding and investment contracts or obligations applicable thereto, arising under or relating to each of the pension or retirement income plans or other employee compensation or benefit plans, agreements, policies, programs, arrangements or practices, whether written or oral, which are maintained by or binding upon AuRico or the AuRico Subsidiaries, as the case may be other than such non-compliance that would not reasonably be expected to have a Material Adverse Effect on AuRico.

(viii)	AuRico and AuRico Subsidiaries have no material Liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, and there has been no communication to employees by AuRico or any of the AuRico Subsidiaries which could reasonably be interpreted to promise or guarantee such employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(ix)	No AuRico Benefit Plan is a “registered pension plan” as such term is defined in the Tax Act, is a defined benefits plan, or is a plan that could be subject to any liability under Title IV of the U.S. Employee Retirement Income Security Act of 1974, as amended, or any similar Law.

(x)	Each AuRico Benefit Plan has been operated in accordance with its terms and any contributions required to be made under each AuRico Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each AuRico Benefit Plan have been properly accrued and reflected in the audited consolidated financial statements for AuRico as at and for the fiscal year ended on December 31, 2010, including the notes thereto and the report by AuRico’s auditors thereon.

(aa)	Reporting Status. AuRico is a reporting issuer or its equivalent in each of the provinces and territories of Canada. The AuRico Shares are registered pursuant to Section 12(b) of the 1934 Act, AuRico is subject to the reporting requirements of Section 13 of the 1934 Act and AuRico is not in default of its obligations as such. The AuRico Shares are listed on the TSX and NYSE and are not listed or quoted on any other market, and AuRico is in compliance with the applicable listing and corporate governance rules and regulations of the TSX and NYSE.

(bb)	No Cease Trade. AuRico is not subject to any cease trade or other order of the TSX, NYSE, any Securities Authority or the SEC, and, to the knowledge of AuRico, no investigation or other proceedings involving AuRico that may operate to prevent or restrict trading of any securities of AuRico are currently in progress or pending before the TSX, NYSE, any Securities Authority or the SEC.

(cc)	Reports. AuRico has filed with the Securities Authorities, the SEC, the TSX, NYSE and all applicable self-regulatory authorities a true and complete copy of all forms, reports, schedules, statements, certifications, material change reports and other documents required to be filed by it (such forms, reports, schedules, statements, certifications and other documents, including any financial statements or other documents, including any schedules included therein, are referred to herein as the “AuRico Documents”). The AuRico Documents, at the time filed or, if amended, as of the date of such amendment: (i) did not contain any misrepresentation (as defined by Securities Authorities) and did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; and (ii) complied in all material respects with the requirements of applicable securities legislation and the rules, policies and instruments of all Securities Authorities, the SEC, the TSX, NYSE or other self-regulatory authority having jurisdiction over AuRico except where such non-compliance has not had or would not reasonably be expected to have a Material Adverse Effect on AuRico. AuRico has not filed any confidential material change or other report or other document with any Securities Authorities, the SEC, the TSX, NYSE or other self-regulatory authority which at the date hereof remains confidential. None of the AuRico Subsidiaries are required to file any reports or other documents with any of the Securities Authorities, the SEC, the TSX or NYSE.

(dd)	Sarbanes-Oxley Act of 2002. There is and has been no failure on the part of AuRico or any of its directors or officers, in their capacities as such, to comply with any provision of the United States Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including, without limitation, Section 402 thereof related to loans and Sections 302 and 906 thereof related to certifications.

(ee)

Compliance with Laws. Except with respect to matters relating to the environment or Environmental Laws (which are addressed in subsection 3.2(w)), AuRico and the AuRico Subsidiaries have complied with and are not in violation of any applicable Law other than such non-compliance or violations that would not, individually or in the aggregate, have a Material Adverse Effect on AuRico.

(ff)	No Option on Assets. No Person has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from AuRico or the AuRico Subsidiaries of any of the material assets of AuRico or any of the AuRico Subsidiaries other than with AuRico or as described or contemplated herein.

(gg)	Certain Contracts. None of AuRico and the AuRico Subsidiaries is a party to or bound by any non-competition agreement, area of mutual interest agreement or any other agreement, obligation, judgment, injunction, order or decree that purports to: (i) limit the manner or the localities in which all or any material portion of the business of AuRico or the AuRico Subsidiaries are conducted; (ii) limit any business practice of AuRico or any of the AuRico Subsidiaries in any material respect; or (iii) restrict any acquisition or disposition of any property by AuRico or any of the AuRico Subsidiaries in any material respect.

(hh)	No Broker’s Commission. Except as disclosed in the AuRico Disclosure Letter, none of AuRico and the AuRico Subsidiaries has entered into any agreement that would entitle any Person to any valid claim against AuRico or any of the AuRico Subsidiaries for a broker’s commission, finder’s fee or any like payment in respect of the Arrangement or any other matter contemplated by this Agreement except for the fees and expenses disclosed by AuRico.

(ii)	No Expropriation. No property or asset of AuRico or any of the AuRico Subsidiaries (including any AuRico Property or AuRico Mineral Rights) has been taken or expropriated by any Governmental Entity nor has any notice or proceeding in respect thereof been given or commenced nor, to the knowledge of AuRico, is there any intent or proposal to give any such notice or to commence any such proceeding.

(jj)	Corrupt Practices Legislation. None of AuRico, any of the AuRico Subsidiaries, nor, to the knowledge of AuRico, any of their respective affiliates, officers, directors or employees acting on behalf of AuRico or any of the AuRico Subsidiaries or affiliates has taken, committed to take or been alleged to have taken any action which would cause AuRico or any of the AuRico Subsidiaries or affiliates to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) or any applicable Laws of similar effect of any other jurisdiction, and to the knowledge of AuRico no such action has been taken by any of its agents, representatives or other Persons acting on behalf of AuRico or any of the AuRico Subsidiaries or affiliates.

(kk)	Unanimous Approval. The AuRico Board has unanimously approved the Arrangement and the entering into of this Agreement and has resolved to unanimously recommend that AuRico Shareholders approve the AuRico Resolution.

(ll)	Vote Required. The only votes of the holders of any class or series of the AuRico Shares, AuRico Options or other securities of AuRico necessary to approve this Agreement and the Arrangement and the transactions contemplated hereof or thereby is the approval of the AuRico Resolution.

(mm)	Information. The information contained or incorporated by reference in the AuRico Circular relating to AuRico will contain no untrue statement of a material fact and will not omit to state a material fact that is required to be stated or that is necessary to make the statements not misleading in light of the circumstances in which they were made.

(nn)	Canadian Status. AuRico is a Canadian within the meaning of the Investment Canada Act (Canada).

(oo)	Securities Law Matters. (i) AuRico: (ii) is a “foreign private issuer” as defined in Rule 405 under the 1933 Act, and (iii) is not registered or required to register as an investment company under the 1940 Act. Assuming compliance by the Parties with the relevant terms of this Agreement, the issuance of AuRico Shares and AuRico Exchange Options in connection with the Arrangement will be exempt from the registration requirements of the 1933 Act pursuant to Section 3(a)(10) thereof. Assuming compliance by the Parties with the relevant terms of this Agreement and presuming no changes in U.S. Securities Laws subsequent to the date hereof, the resale of the AuRico Shares and AuRico Exchange Options issued under the Arrangement to the AuRico Shareholders and AuRico Optionholders, respectively, will be exempt from the registration requirements of the 1933 Act, except that AuRico Shares and AuRico Exchange Options held by persons who are “affiliates” (as defined in Rule 144 under the 1933 Act) of AuRico after the Arrangement or who have been affiliates of AuRico within 90 days of the date of completion of the Arrangement may be resold by them only in compliance with the resale provisions of Rule 144 under the 1933 Act or as otherwise permitted under the 1933 Act.

(pp)	AuRico meets the general eligibility requirements for use of Form F-10 under the 1933 Act.

3.3	Northgate Disclosure Letter

The Parties acknowledge and agree that Northgate has delivered to AuRico the Northgate Disclosure Letter, which has been accepted by AuRico and which sets forth all material modifications to those representations and warranties made by Northgate in section 3.1 hereof and expressly qualified by references to the Northgate Disclosure Letter.

3.4	AuRico Disclosure Letter

The Parties acknowledge and agree that AuRico has delivered to Northgate the AuRico Disclosure Letter, which has been accepted by Northgate and which sets forth all material modifications to those representations and warranties made by AuRico in section 3.2 hereof and expressly qualified by references to the AuRico Disclosure Letter.

3.5	Survival of Representations and Warranties

The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and shall expire and be terminated and extinguished on the Effective Date.

ARTICLE 4

COVENANTS

4.1	Covenants of Northgate

Subject to sections 6.1 and 6.2, and the other terms and conditions of this Agreement, Northgate hereby covenants and agrees with AuRico as follows:

(a)	Interim Order. As soon as reasonably practicable but in any event by the date provided for in subsection 2.5(a), Northgate shall file, proceed with and diligently pursue an application to the Court for the Interim Order on terms and conditions acceptable to AuRico acting reasonably.

(b)	Northgate Meeting. In a timely and expeditious manner, Northgate shall:

(i)	forthwith carry out such terms of the Interim Order as are required under the terms thereof to be carried out by Northgate;

(ii)

prepare the Northgate Circular, provide AuRico with an opportunity to comment thereon and subsequently file the Northgate Circular, together with any other documents required by applicable Laws, in all jurisdictions where the Northgate Circular is required to be filed and mail the Northgate Circular, as ordered by the Interim Order and in accordance with all applicable Laws, in and to all jurisdictions where the Northgate Circular is required to be mailed, complying in all material respects with all applicable Laws on the date of the mailing thereof and in the form and containing the information required by all applicable Laws, including all applicable corporate and securities legislation and requirements, and not containing any misrepresentation (as defined under applicable securities legislation and requirements) with respect thereto, other than with respect to any information relating to and provided by AuRico. Such Northgate Circular will include information in sufficient detail to permit the Northgate Shareholders to form a reasoned judgment concerning the matters to be placed before them at the Northgate Meeting, and to allow AuRico to rely upon the exemption from registration provided by

Section 3(a)(10) of the 1933 Act with respect to the issue of the AuRico Shares and AuRico Exchange Options to the Northgate Shareholders and Northgate Optionholders, respectively, as part of completion of the Arrangement;

(iii)	subject to the terms of this Agreement: (A) take all commercially reasonable lawful action to solicit proxies in favour of the Northgate Resolution and the Northgate Shareholder Approval, including, without limitation, retaining a proxy solicitation agent to solicit in favour of the Northgate Resolution; (B) recommend (and the Northgate Board shall unanimously recommend) to all Northgate Shareholders that they vote in favour of this Agreement and the Arrangement and the Northgate Resolution and the other transactions contemplated hereby or thereby; (C) not withdraw, modify or qualify, or publicly propose to or publicly state that it intends to withdraw, modify or qualify in any manner adverse to AuRico such recommendation or the unanimous approval, recommendation or declaration of advisability of the Northgate Board (a “Change in Northgate Recommendation”), it being understood that failing to affirm the approval or recommendation of the Northgate Board of the transactions contemplated herein after a Northgate Acquisition Proposal has been publicly announced shall be considered an adverse modification except as expressly permitted by sections 6.1 and 6.2 hereof; and (D) include in the Northgate Circular a statement that, subject to applicable Law, each director and officer of Northgate intends to vote all of such Person’s Northgate Shares and securities in favour of the Northgate Resolution;

(iv)	convene and conduct the Northgate Meeting in accordance with Northgate’s constating documents, applicable Laws and the Interim Order as soon as reasonably practicable and in any event no later than November 15, 2011. Northgate shall use its commercially reasonable efforts to schedule the Northgate Meeting on the same day as the AuRico Meeting;

(v)	provide notice to AuRico of the Northgate Meeting and allow representatives of AuRico to attend the Northgate Meeting;

(vi)

at the reasonable request of AuRico from time to time Northgate shall provide AuRico with a list (in both written and electronic form) of the registered Northgate Shareholders, together with their addresses and respective holdings of Northgate Shares, with a list of the names and addresses and holdings of all Persons having rights issued by Northgate to acquire Northgate Shares (including holders of Northgate Options and Northgate Convertible Notes) and a list of non-objecting beneficial owners of Northgate Shares, together with their addresses and respective holdings of Northgate Shares. Northgate shall from time to time require that its registrar and transfer agent furnish AuRico with such additional information, including updated or additional lists of Northgate

Shareholders and lists of holdings and other assistance as AuRico may reasonably request;

(vii)	provide AuRico with information on the proxies received and the Northgate Shareholder votes on the Northgate Resolution on a daily basis commencing at least ten Business Days before the date of the Northgate Meeting to the extent that such information is available to Northgate;

(viii)	conduct the Northgate Meeting in accordance with the Interim Order, the BCBCA, the articles of Northgate and as otherwise required by applicable Laws; and

(ix)	take all such actions as may be required under the BCBCA in connection with the transactions contemplated by this Agreement and the Plan of Arrangement.

(c)	Adjournment. Subject to subsection 6.2(f), Northgate shall not adjourn, postpone or cancel the Northgate Meeting (or propose to do so), except: (i) in the case of an adjournment, if quorum is not present at the Northgate Meeting; (ii) if required by applicable Laws; (iii) if otherwise agreed with AuRico; or (iv) if required by the Court.

(d)	Information for AuRico Circular. In a timely and expeditious manner, Northgate shall provide to AuRico all information as may be reasonably requested by AuRico or as required by applicable Laws with respect to Northgate and its businesses and properties for inclusion in the AuRico Circular or in any amendment or supplement to the AuRico Circular that complies in all material respects with all applicable Laws on the date of the mailing thereof and containing all material facts relating to Northgate required to be disclosed in the AuRico Circular (including any pro forma financial statements) and not containing any misrepresentation (as defined under applicable Laws) with respect thereto. Northgate shall use commercially reasonable efforts to obtain consents of auditors and other advisors to use financial, technical or expert information in the AuRico Circular and fully cooperate with AuRico in the preparation of the AuRico Circular and shall provide such assistance as AuRico may reasonably request in connection therewith.

(e)	Dissent Rights. Northgate shall promptly provide AuRico with a copy of any purported exercise of the Dissent Rights and written communications with such Northgate Shareholder purportedly exercising such Dissent Rights, and shall not settle or compromise any action brought by any present, former or purported holder of any of its securities in connection with the transactions contemplated by this Agreement, including the Arrangement, without the prior written consent of AuRico.

(f)	Amendments to Northgate Circular. In a timely and expeditious manner and subject to AuRico’s prior review and comment, Northgate shall prepare and file any mutually agreed (or as otherwise required by applicable Laws) amendments or supplements to the Northgate Circular (which amendments or supplements shall be in a form satisfactory to the Parties, acting reasonably) with respect to the Northgate Meeting, complying in all material respects with all applicable Laws on the date of the mailing thereof.

(g)	Final Order. Subject to the terms of this Agreement including the approval of the Arrangement at the Northgate Meeting in accordance with the provisions of the Interim Order, Northgate shall forthwith file, proceed with and diligently prosecute an application for the Final Order, which application shall be in a form and substance satisfactory to the Parties hereto, acting reasonably and diligently take steps to ensure that the Final Order hearing is held within three Business Days of the Northgate Meeting.

(h)	Compliance with Orders. Northgate shall forthwith carry out the terms of the Interim Order and the Final Order.

(i)	Copy of Documents. Northgate shall furnish promptly to AuRico a copy of any filings made under any applicable Laws and any dealings or communications with any Governmental Entity, Securities Authority or stock exchange in connection with, or in any way affecting, the transactions contemplated by this Agreement.

(j)	Usual Business. Other than in contemplation of or as required to give effect to the transactions contemplated by this Agreement, Northgate shall, and shall cause the Northgate Subsidiaries to, conduct business only in, and not take any action except in, the ordinary course of business and consistent with past practice.

(k)	Certain Actions Prohibited. Other than as disclosed in the Northgate Disclosure Letter, or in contemplation of, as required to give effect to the transactions contemplated by this Agreement or as permitted under this Agreement, Northgate shall not, without the prior written consent of AuRico, which consent shall not be unreasonably withheld or delayed, directly or indirectly do or cause any of the Northgate Subsidiaries to do, any of the following, except where to do so would be in the ordinary course of business and consistent with past practice, or except where refraining from taking any such action, or seeking the consent of AuRico, as the case may be, would be contrary to applicable Laws:

(i)

issue, sell, grant, pledge, lease, dispose of, encumber or create any Encumbrance (other than a Northgate Permitted Encumbrance) on or agree to do so, or permit any of the Northgate Subsidiaries to issue, sell, grant, pledge, lease, dispose of, encumber or create any Encumbrance (other than a Northgate Permitted Encumbrance) on or agree to do so, any shares or other securities of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares of, Northgate or any of the Northgate Subsidiaries, other than the issue of Northgate Shares pursuant to (i) the valid exercise of the Northgate Options and Northgate

Convertible Notes issued and outstanding on the date hereof in accordance with their terms as of the date hereof or (ii) the Northgate ESPP;

(ii)	other than pursuant to obligations or rights under existing contracts, agreements and commitments (to the extent such rights have been exercised or initiated by other Persons), sell, lease, encumber or otherwise dispose of, or permit any of the Northgate Subsidiaries to sell, lease, encumber or otherwise dispose of, any property or assets or enter into any agreement or commitment in respect of any of the foregoing except where to do so would not have a Material Adverse Effect on Northgate;

(iii)	amend or propose to amend the articles, notice of articles or by-laws or their equivalent of Northgate or any of the Northgate Subsidiaries or any of the terms of the Northgate Options and Northgate Convertible Notes as they exist at the date of this Agreement;

(iv)	reduce its stated capital, or split, combine or reclassify any of the shares or other securities of Northgate or any of the Northgate Subsidiaries, or declare, set aside or pay any dividend or other distribution payable in cash, securities, property or otherwise with respect to the Northgate Shares or the shares of any of the Northgate Subsidiaries;

(v)	redeem, purchase or offer to purchase, or permit any of the Northgate Subsidiaries to redeem, purchase or offer to purchase, any Northgate Shares and, other than pursuant to the Northgate Stock Option Plan, any other securities or rights under existing contracts, agreements and commitments;

(vi)	neither Northgate nor any of the Northgate Subsidiaries will adopt resolutions or enter into any agreement providing for the amalgamation, merger, consolidation, reorganization, liquidation, dissolution or any other extraordinary transaction in respect of itself, or adopt any plan of liquidation;

(vii)	acquire or agree to acquire any corporation, partnership (or other entity or material interest therein) or division of any corporation or other entity, or permit any of the Northgate Subsidiaries to acquire or agree to acquire any corporation, partnership or other entity (or material interest therein) or division of any corporation or other entity;

(viii)

(A) satisfy or settle any claim, dispute, Liability or obligation that is not in the ordinary course of business except such as have been included in the interim financial statements of Northgate for the six months ended June 30, 2011 and which are, individually or in the aggregate, in an amount in excess of the Northgate Chairman’s Authorized Expenditure Limit or which constitutes a claim, dispute, Liability or obligation between Northgate and any of the Northgate Subsidiaries or between Northgate

Subsidiaries; (B) relinquish any contractual rights that are, individually or in the aggregate, in an amount in excess of the Northgate Chairman’s Authorized Expenditure Limit; (C) enter into any interest rate, currency or commodity swaps, hedges, caps, collars, forward sales or other similar financial instruments other than in the ordinary and regular course of business and not for speculative purposes; (D) enter into or renew any lease, licence or other binding obligation of Northgate or any of the Northgate Subsidiaries (1) containing (a) any limitation or restriction on the ability of Northgate or any of the Northgate Subsidiaries or, following completion of the transactions contemplated hereby, the ability of the AuRico Subsidiaries to engage in any type of activity or business, (b) any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of Northgate or any of the Northgate Subsidiaries or following consummation of the transactions contemplated hereby, all or any portion of the business AuRico or any of the AuRico Subsidiaries, is or would be conducted, or (c) any limit or restriction on the ability of Northgate or any of the Northgate Subsidiaries or, following completion of the transactions contemplated hereby, the ability of AuRico or any of the AuRico Subsidiaries, to solicit customers or employees, or (2) that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement; or (E) except as provided for in Northgate’s budget, not enter into or renew any agreement, contract, lease, licence or other binding obligation of Northgate or any of the Northgate Subsidiaries that is not in the ordinary course of business not terminable within thirty (30) days of the Effective Date without payment by AuRico or any of the AuRico Subsidiaries that involves or would reasonably be expected to involve aggregate payments over the term of the contract in excess of the Northgate Chairman’s Authorized Expenditure Limit, unless otherwise approved by AuRico;

(ix)	(A) acquire any material assets; (B) incur any indebtedness for borrowed money or any other material Liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or make any loans or advances, except inter-company guarantees and inter-company loans and advances; (C) authorize, recommend or propose any release or relinquishment of any material contractual right; (D) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material Authorization, lease, contract, agreement, government land concession or other material legal rights, claims or document; (E) enter into or terminate any hedges, swaps or other similar financial instruments or transactions, except for the settlement of contracts in existence as of the date of this Agreement; (F) enter into any financial agreements with its directors or officers or their respective affiliates; or (G) authorize, propose, permit or agree to any of the above;

(x)	initiate any material discussion, negotiations or filings with any Governmental Entity regarding any matter (including with respect to the Arrangement or the transactions contemplated by this Agreement or regarding the status of the Northgate Property or the Northgate Mineral Rights) without the prior consent of AuRico such consent not to be unreasonably withheld, and further agrees to provide AuRico with immediate notice of any material communication (whether oral or written) from a Governmental Entity, including a copy of any written communication;

(xi)	enter into, or cause any Northgate Subsidiaries to enter into, new material commitments of a capital expenditure nature or incur any new material contingent liabilities other than: (A) ordinary course expenditures; (B) expenditures required by Laws; (C) expenditures made in connection with transactions contemplated in this Agreement; and (D) capital expenditures required to prevent the occurrence of a Material Adverse Effect;

(xii)	create any new obligations or liabilities or modify or in any manner amend any existing obligations and liabilities to pay any amount, including loan amounts, to its or their officers, directors, employees and consultants, other than for salary, bonuses under its or their existing bonus arrangements and directors’ fees in the ordinary course, in each case in amounts consistent with historic practices and obligations or liabilities or arising in the ordinary and usual course of business;

(xiii)	adopt or amend or make any contribution to the Northgate Benefit Plan, the Northgate Stock Option Plan, Northgate Indenture or any other bonus, profit sharing, option, deferred compensation, incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangements for the benefit of employees, except as is necessary to comply with Laws or with respect to existing provisions of any such plans, programs, arrangements or agreements;

(xiv)	take actions or fail to take any action that could reasonably be expected to be prejudicial to AuRico’s interest in the business, property or assets of Northgate or any of the Northgate Subsidiaries following the closing of the Arrangement; or

(xv)	except as required by Canadian GAAP, IFRS, or any other generally accepted accounting principle to which any of the Northgate Subsidiaries may be subject, or any applicable Laws, make any changes to the existing accounting policies of Northgate or any of the Northgate Subsidiaries or make any material tax election inconsistent with past practice other than as contemplated in this Agreement.

(l)	Employment Arrangements. Other than in the ordinary course of business and as disclosed in the Northgate Disclosure Letter, Northgate shall not, without the prior written consent of AuRico, and shall cause the Northgate Subsidiaries not to, enter into or modify any employment, consulting, severance, collective bargaining or similar agreement, policy or arrangement with, or grant any bonus, salary increase, option to purchase shares or other equity award, pension or supplemental pension benefit, profit sharing, retirement allowance, deferred compensation, incentive compensation, severance, change of control or termination pay to, or make any loan to, any officer, director, employee or consultant of Northgate or any of the Northgate Subsidiaries. Notwithstanding the foregoing, Northgate shall use commercially reasonable efforts to have any of its employees who have contractual or other entitlements triggered by a change of control, and who will continue as employees of AuRico as of the Effective Time, agree to settle those rights at the Effective Time in exchange for similar rights granted to them by AuRico in the event of a change of control of AuRico.

(m)	Insurance. Northgate shall use commercially reasonable efforts, and shall cause the Northgate Subsidiaries to use commercially reasonable efforts, to cause their respective current insurance (and reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of internationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

(n)	Mineral Rights and Properties. Except as disclosed in the Northgate Disclosure Letter, Northgate shall use commercially reasonable efforts to maintain and preserve all of its rights under each of the Northgate Mineral Rights and Northgate Properties and under each of its Authorizations.

(o)	Certain Actions. Northgate shall:

(i)	not take any action, or refrain from taking any action (subject to commercially reasonable efforts), or permit any action to be taken or not taken, inconsistent with the provisions of this Agreement or which would reasonably be expected to materially impede the completion of the transactions contemplated hereby or would render, or that could reasonably be expected to render, any representation or warranty made by Northgate in this Agreement untrue or inaccurate in any material respect at any time prior to the Effective Time if then made, or which would or could have a Material Adverse Effect on Northgate;

(ii)

not participate in any material discussions, negotiations, consultations or filings or other communications, other than in the normal course of business, with (i) any Governmental Entity regarding permits or Environmental Laws with respect to the Northgate Property or Northgate Mineral Rights or (ii) any (or any Governmental Entity in relation to any of the foregoing) Aboriginal Groups or any Persons representing or purporting to represent any Aboriginal Group on the exercise of aboriginal rights or assertion of aboriginal title in relation to the Northgate Property or Northgate Mineral Rights or the transactions contemplated by this Agreement without the prior written consent of AuRico, and Northgate and the Northgate Subsidiaries further agree to provide AuRico with prompt notice of any material communication (whether oral or written) in respect of any of the foregoing, including a copy of any written communication, and to allow AuRico to participate in any such permitted discussions, negotiations, consultations, filings or other communications; and

(iii)	promptly notify AuRico of: (A) any Material Adverse Change or Material Adverse Effect, or any change, event, occurrence or state of facts that could reasonably be expected to become a Material Adverse Change or to have a Material Adverse Effect, in respect of the business or in the conduct of the business of Northgate; and (B) any material Governmental Entity or third Person complaints, investigations or hearings (or communications indicating that the same may be contemplated).

(p)	No Compromise. Northgate shall not, and shall cause the Northgate Subsidiaries not to, settle or compromise any claim brought by any present, former or purported holder of any securities of Northgate in connection with the transactions contemplated by this Agreement prior to the Effective Time without the prior written consent of AuRico.

(q)	Contractual Obligations. Except as disclosed in the Northgate Disclosure Letter, without the prior written agreement of AuRico, Northgate shall not, and shall cause the Northgate Subsidiaries not to, enter into, renew or modify in any material respect any material contract, agreement, lease, commitment or arrangement to which Northgate or any of the Northgate Subsidiaries is a party or by which any of them is bound, except insofar as may be necessary to permit or provide for the completion of the Arrangement or where to do so would not have a Material Adverse Effect on Northgate.

(r)	Satisfaction of Conditions. Subject to section 6.1, Northgate shall use commercially reasonable efforts to satisfy, or cause to be satisfied, all conditions precedent to its obligations to the extent that the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the transactions contemplated by this Agreement, including using commercially reasonable efforts to:

(i)	obtain the Northgate Shareholder Approval for the Arrangement in accordance with the provisions of the BCBCA, the Interim Order and the requirements of any applicable regulatory authority;

(ii)	obtain all other consents, approvals and authorizations as are required to be obtained by Northgate or any of the Northgate Subsidiaries under any applicable Laws or from any Governmental Entity that would, if not obtained, materially impede the completion of the transactions contemplated by this Agreement or have a Material Adverse Effect on Northgate;

(iii)	effect all necessary registrations, filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the transactions contemplated by this Agreement and participate and appear in any proceedings of any Party hereto before any Governmental Entity;

(iv)	oppose, lift or rescind any injunction or restraining order or other order or action challenging or affecting this Agreement, the transactions contemplated hereby or seeking to stop, or otherwise adversely affecting the ability of the Parties to consummate, the transactions contemplated hereby;

(v)	obtain all third party consents and approvals and give any notices required under any of the material contracts;

(vi)	fulfill all conditions and satisfy all provisions of this Agreement and the Plan of Arrangement required to be fulfilled or satisfied by Northgate; and

(vii)	cooperate with AuRico in connection with the performance by it of its obligations hereunder, provided however that the foregoing shall not be construed to obligate Northgate to pay or cause to be paid any monies to cause such performance to occur.

(s)	Keep Fully Informed. Subject to applicable Laws, Northgate shall use commercially reasonable efforts to conduct itself so as to keep AuRico fully informed as to the material decisions or actions required or required to be made with respect to the operation of its business.

(t)	Cooperation. Northgate shall make, or cooperate as necessary in the making of, all necessary filings and applications under all applicable Laws required in connection with the transactions contemplated hereby and take all reasonable action necessary to be in compliance with such Laws.

(u)	Representations. Northgate shall use commercially reasonable efforts to conduct its affairs and to cause the Northgate Subsidiaries to conduct their affairs so that all of the representations and warranties of Northgate contained herein shall be true and correct on and as of the Effective Date as if made on and as of such date.

(v)	Taxes. Except as disclosed in the Northgate Disclosure Letter, each of Northgate and the Northgate Subsidiaries shall:

(i)	duly and timely file all Tax Returns required to be filed by it on or after the date hereof and all such Tax Returns will be true, complete and correct in all material respects;

(ii)	in a timely manner withhold, collect, remit to the appropriate Governmental Entity and pay all Taxes which are required by applicable Laws to be withheld, collected, remitted or paid by it to the extent due and payable;

(iii)	not make or rescind any material express or deemed election relating to Taxes, except with the consent of AuRico, such consent not to be unreasonably withheld;

(iv)	not make a request for a Tax ruling or enter into any agreement with any Governmental Entity or consent to any extension or waiver of any limitation period with respect to Taxes, except with the consent of AuRico, such consent not to be unreasonably withheld;

(v)	not settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except with the consent of AuRico, such consent not to be unreasonably withheld;

(vi)	not change any of its methods of accounting for income Tax purposes from those employed in the preparation of its income Tax Returns for the taxation year ended December 31, 2010, except as may be required by applicable Laws or IFRS; and

(vii)	not undertake any reorganization of Northgate and the Northgate Subsidiaries, or enter into any transaction or series of transactions, that may have the effect of preventing AuRico from obtaining a full tax basis “bump” pursuant to paragraph 88(1)(d) of the Tax Act in respect of Northgate’s non-depreciable capital properties owned on the day immediately preceding the date hereof.

(w)	Northgate shall cooperate with AuRico as necessary to enable AuRico to rely on the exemption from the registration requirements of the 1933 Act pursuant to Section 3(a)(10) thereof and all applicable state securities laws in reliance upon similar exemptions therefrom for the issuance of the AuRico Shares and the AuRico Exchange Options as contemplated herein.

(x)	Northgate shall cooperate with AuRico as necessary to enable AuRico to list on the TSX and the NYSE and register with the SEC the AuRico Shares to be issued pursuant to the Arrangement, the AuRico Shares issuable pursuant to section 4.4 of this Agreement and the AuRico Convertible Note Shares.

(y)	Northgate shall not sell, transfer, convey or dispose of any property, plant and equipment, including motorized vehicles, relating to the Kemess Mine, without AuRico’s prior consent.

4.2	Covenants of AuRico

Subject to sections 6.3 and 6.4, the other terms and conditions of this Agreement and the Plan of Arrangement, AuRico hereby covenants and agrees with Northgate as follows:

(a)	Proceedings. In a timely and expeditious manner, AuRico shall take all such actions and do all such acts and things as are specified in the Interim Order, the Plan of Arrangement (including issuing the AuRico Shares and any other securities contemplated pursuant to section 3.1 of the Plan of Arrangement) and the Final Order to be taken or done by AuRico.

(b)	AuRico Meeting. In a timely and expeditious manner, AuRico shall:

(i)	prepare the AuRico Circular, provide Northgate with an opportunity to comment thereon and subsequently file the AuRico Circular, together with any other documents required by applicable Laws, in all jurisdictions where the AuRico Circular is required to be filed and mail the AuRico Circular, in accordance with all applicable Laws, in and to all jurisdictions where the AuRico Circular is required to be mailed, complying in all material respects with all applicable Laws on the date of the mailing thereof and in the form and containing the information required by all applicable Laws, including all applicable corporate and securities legislation and requirements, and not containing any misrepresentation (as defined under applicable securities legislation and requirements) with respect thereto, other than with respect to any information relating to and provided by Northgate. Such AuRico Circular will include information in sufficient detail to permit the AuRico Shareholders to form a reasoned judgment concerning the matters to be placed before them at the AuRico Meeting and to allow AuRico to rely upon the exemption from registration provided by Section 3(a)(10) of the 1933 Act with respect to the issue of the AuRico Shares and AuRico Exchange Options to the Northgate Shareholders and Northgate Optionholders, respectively, as part of completion of the Arrangement;

(ii)

subject to the terms of this Agreement, AuRico shall: (A) take all commercially reasonable lawful action to solicit proxies in favour of the AuRico Resolution, including, without limitation, retaining a proxy solicitation agent to solicit in favour of the AuRico Resolution; (B) recommend (and the AuRico Board shall unanimously recommend) to all AuRico Shareholders that they vote in favour of the AuRico Resolution; (C) not withdraw, modify or qualify, or publicly propose to or publicly state that it intends to withdraw, modify or qualify in any manner adverse to Northgate such recommendation or the unanimous approval, recommendation or declaration of advisability of the AuRico Board (a “Change in AuRico Recommendation”), it being understood that failing to affirm the approval or recommendation of the AuRico Board of the transactions contemplated herein after an AuRico Acquisition Proposal has been publicly announced shall be considered an adverse modification except as expressly permitted by sections 6.3 and 6.4 hereof; and (D) include in the AuRico Circular a statement that each director and officer of AuRico intends to vote all of such Person’s AuRico Shares and securities in favour of the AuRico Resolution;

(iii)	convene and conduct the AuRico Meeting in accordance with AuRico’s constating documents and applicable Laws as soon as reasonably practicable and in any event no later than November 15, 2011. AuRico shall use its commercially reasonable efforts to schedule the AuRico Meeting on the same day as the Northgate Meeting;

(iv)	provide notice to Northgate of the AuRico Meeting and allow representatives of Northgate to attend the AuRico Meeting;

(v)	at the reasonable request of Northgate from time to time AuRico shall provide Northgate with a list (in both written and electronic form) of the registered AuRico Shareholders, together with their addresses and respective holdings of AuRico Shares, with a list of the names and addresses and holdings of all Persons having rights issued by AuRico to acquire AuRico Shares (including holders of AuRico Options) and a list of non-objecting beneficial owners of AuRico Shares, together with their addresses and respective holdings of AuRico Shares. AuRico shall from time to time require that its registrar and transfer agent furnish Northgate with such additional information, including updated or additional lists of AuRico Shareholders and lists of holdings and other assistance as Northgate may reasonably request;

(vi)	provide Northgate with information on the proxies received and the AuRico Shareholders votes on the AuRico Resolution on a daily basis commencing at least ten Business Days before the date of the AuRico Meeting to the extent that such information is available to AuRico; and

(vii)	conduct the AuRico Meeting in accordance with the Business Corporations Act (Ontario), the articles of AuRico and as otherwise required by applicable Laws.

(c)	Amendments to AuRico Circular. In a timely and expeditious manner and subject to Northgate’s prior review and comment, AuRico shall prepare and file any mutually agreed (or as otherwise required by applicable Laws) amendments or supplements to the AuRico Circular (which amendments or supplements shall be in a form satisfactory to the Parties, acting reasonably) with respect to the AuRico Meeting, complying in all material respects with all applicable Laws on the date of the mailing thereof.

(d)	Adjournment. Subject to subsection 6.4(f), AuRico shall not adjourn, postpone or cancel the AuRico Meeting (or propose to do so), except: (i) in the case of an adjournment, if quorum is not present at the AuRico Meeting; (ii) if required by applicable Laws; (iii) if otherwise agreed with Northgate; or (iv) if required by the Court.

(e)	Information for Northgate Circular. In a timely and expeditious manner, AuRico shall provide all information as may be reasonably requested by Northgate or as required by the Interim Order or applicable Laws with respect to AuRico and its businesses and properties for inclusion in the Northgate Circular or in any amendment or supplement to the Northgate Circular that complies in all material respects with all applicable Laws on the date of the mailing thereof and containing all material facts relating to AuRico required to be disclosed in the Northgate Circular (including any pro forma financial statements) and not containing any misrepresentation (as defined under applicable Laws) with respect thereto. AuRico shall use commercially reasonable efforts to obtain consents of auditors and other advisors to use financial, technical or expert information in the Northgate Circular and fully cooperate with Northgate in the preparation of the Northgate Circular and shall provide such assistance as Northgate may reasonably request in connection therewith.

(f)	Copy of Documents. AuRico shall furnish promptly to Northgate a copy of any filing under any applicable Laws and any dealings or communications with any Governmental Entity, Securities Authority or stock exchange in connection with, or in any way affecting, the transactions contemplated by this Agreement.

(g)	Usual Business. Other than in contemplation of or as required to give effect to the transactions contemplated by this Agreement, AuRico shall, and shall cause the AuRico Subsidiaries to, conduct business only in, and not take any action except in, the ordinary course of business and consistent with past practice.

(h)	Certain Actions Prohibited. Other than as disclosed in the AuRico Disclosure Letter, or in contemplation of, as required to give effect to the transactions contemplated by this Agreement or as permitted under this Agreement, AuRico shall not, without the prior written consent of Northgate, which consent shall not be unreasonably withheld or delayed, directly or indirectly do or cause any of the AuRico Subsidiaries to do, any of the following, except where to do so would be in the ordinary course of business and consistent with past practice, or except where refraining from taking any such action, or seeking the consent of Northgate, as the case may be, would be contrary to applicable Laws:

(i)

issue, sell, grant, pledge, lease, dispose of, encumber or create any Encumbrance (other than an AuRico Permitted Encumbrance) on or agree to do so, or permit any of the AuRico Subsidiaries to issue, sell, grant, pledge, lease, dispose of, encumber or create any Encumbrance (other than an AuRico Permitted Encumbrance) on or agree to do so, any shares or other securities of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares of, AuRico or any of the AuRico Subsidiaries, other than the issue of AuRico Shares pursuant to the valid exercise of the AuRico Options issued and outstanding on the date hereof in accordance with their terms as of the date hereof;

(ii)	other than pursuant to obligations or rights under existing contracts, agreements and commitments (to the extent such rights have been exercised or initiated by other Persons), sell, lease, encumber or otherwise dispose of, or permit any of the AuRico Subsidiaries to sell, lease, encumber or otherwise dispose of, any property or assets or enter into any agreement or commitment in respect of any of the foregoing except where to do so would not have a Material Adverse Effect on AuRico;

(iii)	amend or propose to amend the articles, notice of articles or by-laws or their equivalent of AuRico or any of the AuRico Subsidiaries as they exist at the date of this Agreement;

(iv)	reduce its stated capital, or split, combine or reclassify any of the shares or other securities of AuRico or any of the AuRico Subsidiaries, or declare, set aside or pay any dividend or other distribution payable in cash, securities, property or otherwise with respect to the AuRico Shares or the shares of any of the AuRico Subsidiaries;

(v)	redeem, purchase or offer to purchase, or permit any of the AuRico Subsidiaries to redeem, purchase or offer to purchase, any AuRico Shares and, other than pursuant to the AuRico Stock Option Plan, any other securities or rights under existing contracts, agreements and commitments;

(vi)	neither AuRico nor any of the AuRico Subsidiaries will adopt resolutions or enter into any agreement providing for the amalgamation, merger, consolidation, reorganization, liquidation, dissolution or any other extraordinary transaction in respect of itself, or adopt any plan of liquidation;

(vii)	acquire or agree to acquire any corporation, partnership (or other entity or material interest therein) or division of any corporation or other entity, or permit any of the AuRico Subsidiaries to acquire or agree to acquire any corporation, partnership or other entity (or material interest therein) or division of any corporation or other entity;

(viii)

(A) satisfy or settle any claim, dispute, Liability or obligation that is not in the ordinary course of business except such as have been included in the consolidated financial statements of AuRico delivered to Northgate and which are, individually or in the aggregate, in an amount in excess of the AuRico Chairman’s Authorized Expenditure Limit or which constitutes a claim, dispute, Liability or obligation between AuRico and any of the AuRico Subsidiaries or between AuRico Subsidiaries; (B) relinquish any contractual rights that are, individually or in the aggregate, in an amount in excess of the AuRico Chairman’s Authorized Expenditure Limit; (C) enter into any interest rate, currency or commodity swaps, hedges, caps, collars, forward sales or other similar financial instruments other than in the ordinary and regular course of business and not for speculative purposes; (D) enter into or renew any lease, licence or other binding obligation of AuRico or any of the AuRico Subsidiaries (1) containing (a) any limitation or restriction on the ability of AuRico or any of the AuRico Subsidiaries or, following completion of the transactions contemplated hereby, the ability of the Northgate Subsidiaries to engage in any type of activity or business, (b) any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of AuRico or any of the AuRico Subsidiaries or following consummation of the transactions contemplated hereby, all or any portion of the business Northgate or any of the Northgate Subsidiaries, is or would be conducted, or (c) any limit or restriction on the ability of AuRico or any of the AuRico Subsidiaries or, following completion of the transactions contemplated hereby, the ability of Northgate or any of the Northgate Subsidiaries, to solicit customers or employees, or (2) that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement; or (E) except as provided or in the Budget, not enter into or renew any agreement, contract, lease, licence or other binding obligation of AuRico or any of the AuRico Subsidiaries that is not in the ordinary course of business not terminable within thirty (30) days of the Effective Date without payment by Northgate or any of the Northgate Subsidiaries that involves or would reasonably be expected to involve aggregate payments over the term of the contract in excess of the AuRico Chairman’s Authorized Expenditure Limit, unless otherwise approved by Northgate;

(ix)	(A) acquire any material assets; (B) incur any indebtedness for borrowed money or any other material Liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or make any loans or advances, except inter-company guarantees and inter-company loans and advances; (C) authorize, recommend or propose any release or relinquishment of any material contractual right; (D) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material Authorization, lease, contract, agreement, government land concession or other material rights, claims or document; (E) enter into or terminate any hedges, swaps or other similar financial instruments or transactions; (F) enter into any financial agreements with its directors or officers or their respective affiliates; or (G) authorize, propose, permit or agree to any of the above;

(x)

initiate any material discussion, negotiations or filings with any Governmental Entity regarding any matter (including with respect to the Arrangement or the transactions contemplated by this Agreement or regarding the status of the AuRico Property or the AuRico Mineral Rights) without the prior consent of AuRico such consent not to be unreasonably withheld, and further agrees to provide AuRico with immediate notice of any material communication (whether oral or written) from a Governmental Entity, including a copy of any written communication;

(xi)	enter into, or cause any AuRico Subsidiaries to enter into, new material commitments of a capital expenditure nature or incur any new material contingent liabilities other than: (A) ordinary course expenditures, including expenditures required to proceed with the development of and construction of the proposed pipeline; (B) expenditures required by Laws; (C) expenditures made in connection with transactions contemplated in this Agreement; and (D) capital expenditures required to prevent the occurrence of a Material Adverse Effect;

(xii)	create any new obligations or liabilities or modify or in any manner amend any existing obligations and liabilities to pay any amount, including loan amounts, to its or their officers, directors, employees and consultants, other than for salary, bonuses under its or their existing bonus arrangements and directors’ fees in the ordinary course, in each case in amounts consistent with historic practices and obligations or liabilities or arising in the ordinary and usual course of business;

(xiii)	adopt or amend or make any contribution to the AuRico Benefit Plan, the AuRico Stock Option Plan or to any other bonus, profit sharing, option, deferred compensation, incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangements for the benefit of employees, except as is necessary to comply with Laws or with respect to existing provisions of any such plans, programs, arrangements or agreements;

(xiv)	take actions or fail to take any action that could reasonably be expected to be prejudicial to Northgate’s interest in the business, property or assets of AuRico or any of the AuRico Subsidiaries following the closing of the Arrangement; or

(xv)	except as required by Canadian GAAP, IFRS or any other generally accepted accounting principle to which any of the AuRico Subsidiaries may be subject, or any applicable Laws, make any changes to the existing accounting policies of AuRico or any of the AuRico Subsidiaries or make any material tax election inconsistent with past practice other than as contemplated in this Agreement.

(i)

Employment Arrangements. Other than in the ordinary course of business and as disclosed in the AuRico Disclosure Letter, AuRico shall not, without the prior written consent of Northgate, and shall cause the AuRico Subsidiaries not to, enter into or modify any employment, consulting, severance, collective bargaining or similar agreement, policy or arrangement with, or grant any bonus, salary increase, option to purchase shares, pension or supplemental pension benefit, profit sharing, retirement allowance, deferred compensation, incentive compensation, severance, change of control or termination pay to, or make any loan to, any officer, director, employee or consultant of AuRico or any of the AuRico Subsidiaries.

(j)	Continuing Northgate Employees. AuRico shall, in respect of employees of Northgate who, as disclosed in the Northgate Disclosure Letter, have contractual or other entitlements triggered by a change of control and who will continue as employees of AuRico as of the Effective Time, grant such employees similar rights in the event of a change of control of AuRico.

(k)	Insurance. AuRico shall use commercially reasonable efforts, and shall cause the AuRico Subsidiaries to use commercially reasonable efforts, to cause their respective current insurance (and reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of internationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

(l)	Mineral Rights and Properties. AuRico shall use commercially reasonable efforts to maintain and preserve all of its rights under each of the AuRico Mineral Rights and AuRico Properties and under each of its Authorizations.

(m)	Certain Actions. AuRico shall:

(i)	not take any action, or refrain from taking any action (subject to commercially reasonable efforts), or permit any action to be taken or not taken, inconsistent with the provisions of this Agreement or that would reasonably be expected to materially impede the completion of the transactions contemplated hereby or would render, or that could reasonably be expected to render, any representation or warranty made by AuRico in this Agreement untrue or inaccurate in any material respect at any time prior to the Effective Time if then made or that would or could have a Material Adverse Effect on AuRico; and

(ii)	promptly notify Northgate of (A) any Material Adverse Change or Material Adverse Effect, or any change, event, occurrence or state of facts that could reasonably be expected to become a Material Adverse Change or to have a Material Adverse Effect, in respect of the business or in the conduct of the business of AuRico, and (B) any material Governmental Entity or third Person complaints, investigations or hearings (or communications indicating that the same may be contemplated).

(n)	No Compromise. AuRico shall not, and shall cause the AuRico Subsidiaries not to, settle or compromise any claim brought by any present, former or purported holder of any securities of AuRico in connection with the transactions contemplated by this Agreement prior to the Effective Time without the prior written consent of Northgate.

(o)	Contractual Obligations. Without the prior written agreement of Northgate, AuRico shall not, and shall cause the AuRico Subsidiaries not to, enter into, renew or modify in any material respect any material contract, agreement, lease, commitment or arrangement to which AuRico or any of the AuRico Subsidiaries is a party or by which any of them is bound, except insofar as may be necessary to permit or provide for the completion of the Arrangement or where to do so would not have a Material Adverse Effect on AuRico.

(p)	Satisfaction of Conditions. Subject to section 6.3, AuRico shall use commercially reasonable efforts to satisfy, or cause to be satisfied, all of the conditions precedent to its obligations to the extent the same is within its control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the transactions contemplated by this Agreement, including using commercially reasonable efforts to:

(i)	obtain the approval of the AuRico Shareholders with respect to the AuRico Resolution in accordance with the provision of the TSX rules and the requirements of any applicable regulatory authority;

(ii)	obtain all consents, approvals and authorizations as are required to be obtained by AuRico or any of the AuRico Subsidiaries under any applicable Laws or from any Governmental Entity that would, if not obtained, materially impede the completion of the transactions contemplated hereby or have a Material Adverse Effect on AuRico;

(iii)	effect all necessary registrations, filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the transactions contemplated by this Agreement and participate, and appear in any proceedings of, any Party hereto before any Governmental Entity;

(iv)	oppose, lift or rescind any injunction or restraining order or other order or action challenging or affecting this Agreement, the transactions contemplated hereby or seeking to stop, or otherwise adversely affecting the ability of the Parties hereto to consummate, the transactions contemplated hereby;

(v)	cause the issuance of the AuRico Shares and AuRico Exchange Options pursuant to the Arrangement to be exempted from registration under the

1933 Act pursuant to Section 3(a)(10) thereof and all applicable state securities laws in reliance upon similar exemptions;

(vi)	cause the AuRico Shares to be issued pursuant to the Arrangement to be listed on the TSX and NYSE, the AuRico Shares issuable pursuant to section 4.4 of this Agreement and the AuRico Convertible Note Shares to be approved for listing on the TSX and NYSE upon issuance;

(vii)	fulfill all conditions and satisfy all provisions of this Agreement and the Plan of Arrangement required to be fulfilled or satisfied by it, and

(viii)	cooperate with Northgate in connection with the performance by Northgate of its obligations hereunder, provided however that the foregoing shall not be construed to obligate AuRico to pay or cause to be paid any monies to cause such performance to occur.

(q)	Keep Fully Informed. Subject to applicable Laws, AuRico shall use commercially reasonable efforts to conduct itself so as to keep Northgate fully informed as to the material decisions or actions required or required to be made with respect to the operation of its business.

(r)	Cooperation. AuRico shall make, or cooperate as necessary in the making of, all necessary filings and applications under all applicable Laws required in connection with the transactions contemplated hereby and take all reasonable action necessary to be in compliance with such Laws.

(s)	Representations. AuRico shall use commercially reasonable efforts to conduct its affairs and to cause the AuRico Subsidiaries to conduct their affairs so that all of the representations and warranties of AuRico contained herein shall be true and correct on and as of the Effective Date as if made on and as of such date.

(t)	Taxes. Each of AuRico and the AuRico Subsidiaries shall:

(i)	duly and timely file all Tax Returns required to be filed by it on or after the date hereof and all such Tax Returns will be true, complete and correct in all material respects;

(ii)	in a timely manner withhold, collect, remit to the appropriate Governmental Entity and pay all Taxes which are required by applicable Laws to be withheld, collected, remitted or paid by it to the extent due and payable;

(iii)	not make or rescind any material express or deemed election relating to Taxes, except with the consent of Northgate, such consent not to be unreasonably withheld;

(iv)	except as disclosed in the AuRico Disclosure Letter, not make a request for a Tax ruling or enter into any agreement with any Governmental Entity or consent to any extension or waiver of any limitation period with respect to Taxes, except with the consent of Northgate, such consent not to be unreasonably withheld;

(v)	except as disclosed in the AuRico Disclosure Letter, not settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except with the consent of Northgate, such consent not to be unreasonably withheld; and

(vi)	not change any of its methods of accounting for income Tax purposes from those employed in the preparation of its income Tax Returns for the taxation year ended December 31, 2010, except as may be required by applicable Laws or IFRS.

(u)	Shares. AuRico will issue, at the Effective Time, AuRico Shares, in accordance with the terms of the Plan of Arrangement, to those Northgate Shareholders who are entitled to receive AuRico Shares pursuant to the Arrangement.

(v)	Registration of AuRico Shares.

(i)	As soon as practicable after the Effective Time, AuRico shall prepare and file with the SEC a registration statement on Form S-8 (or file such other appropriate form) (the “AuRico Exchange Option Registration Statement”) to register the AuRico Exchange Option Shares. The AuRico Exchange Option Registration Statement will comply in all material respects with the applicable provisions of the 1933 Act. AuRico shall use its commercially reasonable efforts to maintain the effectiveness of the AuRico Exchange Option Registration Statement until the later of the date on which all of the AuRico Exchange Options have (i) been exercised and (ii) expired.

(ii)

Prior to the Effective Time, AuRico shall prepare and file with the SEC and cause to become effective a registration statement on Form F-10 (or file such other appropriate form) to register the AuRico Convertible Note Shares (the “AuRico Convertible Note Shares Registration Statement”). The AuRico Registration Statement will comply in all material respects with the applicable provisions of the 1933 Act. AuRico shall use commercially reasonable efforts to maintain the effectiveness of the AuRico Registration Statement from the time the SEC declares the AuRico Registration Statement effective until the later of the date on which all of the Northgate Convertible Notes have (i) been converted, (ii) been redeemed or repurchased and (iii) matured. Notwithstanding the foregoing, AuRico may postpone for up to 30 Business Days the filing or effectiveness of the registration statement if AuRico’s board of directors determines in its reasonable good faith judgment that such filing or request for effectiveness would (i) materially interfere with a significant acquisition, corporate organization or other similar transaction involving

AuRico or any of its subsidiaries (other than the Arrangement); (ii) require premature disclosure of material information that AuRico or any of its subsidiaries has a bona fide business purpose for preserving as confidential; or (iii) render AuRico unable to comply with any applicable requirements under U.S. Securities Laws.

4.3	Regulatory Approvals

(a)	As soon as practicable, AuRico and Northgate each shall:

(i)	make the necessary filings with the TSX, NYSE and NYSE Amex, as applicable, with respect to the issuance of the AuRico Shares to be issued pursuant to the Arrangement and the AuRico Shares to be issuable pursuant to section 4.4 of this Agreement and the delisting of the Northgate Shares;

(ii)	make any filings, notifications or submissions that may be required or deemed advisable in order to secure the Competition Act Approval; and

(iii)	file comparable merger notification forms required by the merger notification or control Laws of any other applicable jurisdiction, which AuRico and Northgate reasonably determine to be necessary.

(b)	AuRico and Northgate each shall promptly:

(i)	supply the other with any information which may be required in order to effectuate such filings, notifications or submissions; and

(ii)	supply any additional information which reasonably may be required by the Commissioner or any Governmental Authority of any other applicable jurisdiction.

Neither Party shall attend any meetings, whether in Person or by telephone with the Commissioner or any Governmental Entity in connection with the transactions contemplated by this Agreement, unless it provides the other Party with a reasonable opportunity to attend such meetings.

4.4	Northgate Options

(a)	Pursuant to section 7.5 of the Northgate Stock Option Plan, all Northgate Options will vest upon the occurrence of a Change of Control (as such term is defined in the Northgate Stock Option Plan) of Northgate.

(b)	AuRico covenants that, as soon as practicable following the Effective Time, in accordance with the terms of the Plan of Arrangement, it will exchange the Northgate Options for AuRico Exchange Options.

(c)	AuRico shall take any and all corporate action necessary to reserve for issuance a sufficient number of AuRico Shares for delivery upon the exercise of the AuRico Exchange Options.

4.5	Primero Agreement Termination Payment

Northgate covenants that it shall pay, if not already paid, the Primero Agreement Termination Payment in accordance with the Primero Agreement.

4.6	Indemnification and Insurance

(a)	Provided that those officers and directors of Northgate asked to resign by AuRico have executed a mutual release with AuRico and Northgate, in form and substance satisfactory to AuRico and Northgate, acting reasonably, AuRico covenants and agrees that all rights to indemnification or exculpation and any directors’ and officers’ insurance now existing in favour of current and former directors or officers of Northgate or the Northgate Subsidiaries as provided in the articles and by-laws thereof, or in any agreement, shall survive the completion of the Plan of Arrangement and shall continue in full force and effect for a period of not less than six years from the Effective Time.

(b)	Northgate shall act as agent and trustee of the benefits of the foregoing for its directors and officers and those of the Northgate Subsidiaries for the purpose of this section 4.6 shall survive the execution and delivery of this Agreement and the completion of the Arrangement and shall be enforceable against AuRico by the Persons described in subsection (a) hereof.

ARTICLE 5

CONDITIONS

5.1	Mutual Conditions

The respective obligations of Northgate and AuRico to complete the transactions contemplated herein are subject to the fulfillment of the following conditions at or before the Effective Time or such other time as is specified below:

(a)	the Interim Order shall have been granted in form and substance satisfactory to the Parties hereto, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to the Parties hereto, acting reasonably, on appeal or otherwise;

(b)	the Northgate Shareholder Approval shall have been obtained at the Northgate Meeting held in accordance with the provisions of BCBCA, the Interim Order and the requirements of any applicable Governmental Entity or other regulatory authority;

(c)	the approval of the AuRico Shareholders with respect to the AuRico Resolution shall have been obtained in accordance with the provision of the TSX rules and the requirements of any other applicable regulatory authority;

(d)	the Court will have determined that the issuance of the AuRico Shares and AuRico Exchange Options to the Northgate Shareholders and Northgate Optionholders, respectively, pursuant to the Arrangement is fair to the Northgate Shareholders and Northgate Optionholders prior to issuing the Final Order and the Final Order shall state that the Arrangement is approved as being fair to the Northgate Shareholders and Northgate Optionholders and will otherwise have been granted in form and substance satisfactory to the Parties hereto, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such Parties, acting reasonably, on appeal or otherwise. In addition, the Final Order shall include a statement to substantially the following effect:

“This Order will serve as the basis of a claim to an exemption pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended (the “1933 Act”), from the registration requirements otherwise imposed by such 1933 Act, regarding the distribution of securities of AuRico Gold Inc. pursuant to the Plan of Arrangement”;

(e)	there shall not be in force any Laws, ruling, order or decree, and there shall not have been any action taken under any Laws or by any Governmental Entity or other regulatory authority, that makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the consummation of the Arrangement in accordance with the terms hereof or results or could reasonably be expected to result in a judgment, order, decree or assessment of damages, directly or indirectly, relating to the Arrangement that has, or could reasonably be expected to have, a Material Adverse Effect on Northgate or AuRico;

(f)	(A) the TSX and NYSE shall have conditionally approved the listing thereon, subject to official notice of issuance, of the AuRico Shares to be issued pursuant to the Arrangement, the AuRico Shares which will be issuable pursuant to section 4.4 of this Agreement after the Effective Date and the AuRico Convertible Note Shares and (B) the TSX shall have, if required, accepted notice for filing of all transactions of Northgate and AuRico contemplated herein or necessary to complete the Arrangement, subject only to compliance with the usual requirements of the TSX;

(g)	Competition Act Approval shall have been obtained;

(h)

(A) all consents, waivers, permits, exemptions, orders and approvals of, and any registrations and filings with, any Governmental Entity, in connection with, or required to permit, the completion of the Arrangement including, without limitation, the Laws of any jurisdiction which AuRico and Northgate reasonably determine to be applicable, and (B) all third Person and other consents, waivers, permits, exemptions, orders, approvals, agreements and amendments and modifications to agreements, indentures or arrangements, the failure of which to obtain or the non-expiry of which would, or could reasonably be expected to have, a Material Adverse Effect on Northgate or AuRico or materially impede the completion of the Arrangement, shall have been obtained or received on terms that are reasonably satisfactory to each Party hereto;

(i)	the distribution of the AuRico Shares in Canada pursuant to the Arrangement and the distribution of the AuRico Shares and AuRico Convertible Note Shares upon exercise of the Northgate Options and Northgate Convertible Notes is exempt from, or otherwise not subject to, registration and prospectus requirements of applicable Canadian securities Laws and, except with respect to persons deemed to be “control persons” or the equivalent under applicable securities Laws, the AuRico Shares and AuRico Convertible Note Shares to be distributed in Canada pursuant to the Arrangement and pursuant to the exercise of the Northgate Options and Northgate Convertible Notes are not subject to any resale restrictions under applicable Canadian securities Laws;

(j)	the AuRico Shares and AuRico Exchange Options to be issued pursuant to the Arrangement shall be exempt from the registration requirements of the 1933 Act pursuant to Section 3(a)(10) thereof and, subject to any changes in U.S. securities laws subsequent to the date hereof, the resale of the AuRico Shares and AuRico Exchange Options to be issued pursuant to the Arrangement shall be exempt from the registration requirements of the 1933 Act, except that the AuRico Shares and AuRico Exchange Options held by persons who are “affiliates” (as defined in Rule 144 under the 1933 Act) of AuRico after the Arrangement or who have been affiliates of AuRico within 90 days of the date of completion of the Arrangement may be resold by them only in compliance with the resale provisions of Rule 144 under the 1933 Act or as otherwise permitted under the 1933 Act; and

(k)	this Agreement shall not have been terminated pursuant to section 7.3 hereof.

The foregoing conditions are for the mutual benefit of the Parties hereto and may be waived by mutual consent of AuRico and Northgate in writing at any time. If any of such conditions shall not be complied with or waived as aforesaid on or before the Completion Deadline or, if earlier, the date required for the performance thereof, then, subject to section 5.4 of this Agreement, either Party hereto may terminate this Agreement by written notice to the other of them in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by such terminating Party hereto.

5.2	Northgate Conditions

The obligation of Northgate to complete the transactions contemplated herein is subject to the fulfillment of the following additional conditions at or before the Effective Date or such other time as is specified below:

(a)	the representations and warranties made by AuRico in this Agreement that (i) are qualified by materiality or the expression “Material Adverse Change” or “Material Adverse Effect” shall be true and correct as of the Effective Date as if made on and as of such date, and (ii) all other representations and warranties made by AuRico in this Agreement that are not so qualified shall be true and correct in all material respects as of the Effective Date as if made on and as of such date;

(b)	from the date of this Agreement to the Effective Date, there shall not have occurred, and AuRico or any of the AuRico Subsidiaries shall not have incurred or suffered, any one or more changes, effects, events, occurrences or states of facts that, either individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect on AuRico;

(c)	AuRico shall have complied in all material respects with its covenants herein, except where the failure to comply in all material respects with its covenants, individually or in the aggregate, would not result or would not reasonably be expected to result in a Material Adverse Change in respect of AuRico or would not, or would not reasonably be expected to, materially impede completion of the Arrangement, and AuRico shall have provided to Northgate a certificate of two officers thereof, certifying compliance with such covenants on the Effective Date; and

(d)	the AuRico Locked-Up Shareholders shall have entered into the AuRico Voting Agreement, and the AuRico Locked-Up Shareholders shall not have breached, in any material respect, any of the representations, warranties and covenants thereof.

The foregoing conditions are for the benefit of Northgate and may be waived, in whole or in part, by Northgate in writing at any time. If any of such conditions shall not be complied with or waived by Northgate on or before the Completion Deadline or, if earlier, the date required for the performance thereof, then, subject to section 5.4 hereof, Northgate may terminate this Agreement by written notice to AuRico in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by Northgate.

5.3	AuRico Conditions

The obligation of AuRico to complete the transactions contemplated herein is subject to the fulfillment of the following additional conditions at or before the Effective Date or such other time as is specified below:

(a)	the representations and warranties made by Northgate in this Agreement that (i) are qualified by materiality or the expression “Material Adverse Change” or “Material Adverse Effect” shall be true and correct as of the Effective Date as if made on and as of such date, and (ii) all other representations and warranties made by Northgate in this Agreement that are not so qualified shall be true and correct in all material respects as of the Effective Date as if made on and as of such date;

(b)	from the date of this Agreement to the Effective Date, there shall not have occurred, and Northgate or any of the Northgate Subsidiaries shall not have incurred or suffered, any one or more changes, effects, events, occurrences or states of facts that, either individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect on Northgate;

(c)	Northgate shall have complied in all material respects with its covenants herein, except where the failure to comply in all material respects with its covenants, individually or in the aggregate, would not result or would not reasonably be expected to result in a Material Adverse Change in respect of Northgate or would not, or would not reasonably be expected to, materially impede completion of the Arrangement, and Northgate shall have provided to AuRico a certificate of two officers thereof, certifying compliance with such covenants on the Effective Date;

(d)	Northgate Shareholders holding no more than 5% of the outstanding Northgate Shares having validly exercised Dissent Rights (and not withdrawn such exercise) and AuRico shall have received a certificate dated the day immediately preceding the Effective Date of two officers of Northgate to such effect;

(e)	the Northgate Locked-Up Shareholders shall have entered into the Northgate Voting Agreement, respectively, and the Northgate Locked-Up Shareholders shall not have breached, in any material respect, any of the representations, warranties and covenants thereof; and

(f)	no Flip-In Event or Separation Time (as such terms are defined in the Northgate Rights Plan) shall have occurred.

The foregoing conditions are for the benefit of AuRico and may be waived, in whole or in part, by AuRico in writing at any time. If any of such conditions shall not be complied with or waived by AuRico on or before the Completion Deadline or, if earlier, the date required for the performance thereof, then, subject to section 5.4 hereof, AuRico may terminate this Agreement by written notice to Northgate in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by AuRico.

5.4	Notice and Cure Provisions

Each Party hereto shall give prompt notice to the others of them of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would, would be likely to or could:

(a)	cause any of the representations or warranties of such Party hereto contained herein to be untrue or inaccurate in any respect on the date hereof or on the Effective Date;

(b)	result in the failure to comply with or satisfy any covenant or agreement to be complied with or satisfied by such Party hereto prior to the Effective Date; or

(c)	result in the failure to satisfy any of the conditions precedent in favour of the other Parties hereto contained in sections 5.1, section 5.2 or section 5.3 hereof, as the case may be.

Subject as herein provided, a Party hereto may: elect not to complete the transactions contemplated hereby by virtue of the conditions contained in section 5.1, section 5.2 or section 5.3 hereof not being satisfied or waived or exercise any termination right arising therefrom; provided, however, that (i) promptly and in any event prior to the Effective Date, the Party hereto intending to rely thereon has delivered a written notice to the other Party hereto specifying in reasonable detail the breaches of covenants or untruthfulness or inaccuracy of representations and warranties or other matters that the Party hereto delivering such notice is asserting as the basis for the exercise of the termination right, as the case may be, and (ii) if any such notice is delivered, and a Party hereto is proceeding diligently, at its own expense, to cure such matter, if such matter is susceptible to being cured, the Party hereto that has delivered such notice may not terminate this Agreement until the earlier of the Completion Deadline and the expiration of a period of fifteen (15) days from date of delivery of such notice. If such notice has been delivered prior to the date of the Northgate Meeting or the AuRico Meeting, the Northgate Meeting or the AuRico Meeting, as applicable, shall be adjourned or postponed until the expiry of such period.

5.5	Merger of Conditions

If no notice has been sent by either Party pursuant to section 5.4 prior to the Effective Time, the conditions set out in section 5.1, section 5.2 or section 5.3 hereof shall be conclusively deemed to have been satisfied, fulfilled or waived as of the Effective Time.

ARTICLE 6

NON-SOLICITATION AND TERMINATION FEES

6.1	Northgate Covenant Regarding Non-Solicitation

(a)	Northgate shall not, directly or indirectly, through any officer, director, employee, representative, advisor or agent of Northgate or any of the Northgate Subsidiaries, or otherwise:

(i)	make, solicit, initiate, facilitate, entertain, encourage or promote (including by way of furnishing information, knowingly permitting any visit to facilities or properties of Northgate or any of the Northgate Subsidiaries or entering into any form of agreement, arrangement or understanding) any inquiries, proposals or offers regarding, constituting or that may reasonably be expected to lead to a Northgate Acquisition Proposal or potential Northgate Acquisition Proposal;

(ii)

participate, directly or indirectly, in any discussions or negotiations regarding, or furnish to any Person any information or otherwise cooperate with, respond to, assist or participate in, any effort or attempt to make any Northgate Acquisition Proposal or potential Northgate Acquisition Proposal, provided that, for greater certainty, Northgate may advise any Person making an unsolicited Northgate Acquisition Proposal that such

Northgate Acquisition Proposal does not constitute a Northgate Superior Proposal where the Northgate Board has so determined;

(iii)	remain neutral with respect to, or agree to, approve or recommend, or propose publicly to remain neutral with respect to, agree to, approve or recommend any Northgate Acquisition Proposal or potential Northgate Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to a Northgate Acquisition Proposal until 15 calendar days following formal commencement of such Northgate Acquisition Proposal shall not be considered a violation of this subsection 6.1(a)(iii));

(iv)	make, or propose publicly to make a Change in Northgate Recommendation;

(v)	accept, enter into, or propose publicly to accept or enter into, any letter of intent, agreement, understanding or arrangement related to any Northgate Acquisition Proposal or potential Northgate Acquisition Proposal; or

(vi)	make any public announcement or take any other action inconsistent with, or that could reasonably be likely to be regarded as detracting from, the recommendation of the Northgate Board to approve the transactions contemplated herein, provided, however, that, notwithstanding the preceding part of this subsection 6.1(a), but subject to the following provisions of Article 6 of this Agreement, the Northgate Board and on the direction of any of the directors of Northgate, any officer, employee, representative, agent or advisor of Northgate may, prior to the approval of the Arrangement by Northgate Shareholders, consider or negotiate any unsolicited Northgate Acquisition Proposal that may constitute a Northgate Superior Proposal, and the Northgate Board may make a Change in Northgate Recommendation in respect of a Northgate Superior Proposal, or approve or recommend to the Northgate Shareholders or enter into an agreement, understanding or arrangement in respect of a Northgate Superior Proposal in accordance with the provisions of the following subsections of this Article 6 but in each case only if the Northgate Superior Proposal did not result from a breach of this Agreement by Northgate and if the Northgate Board determines in good faith after consulting with outside counsel (which may include written opinions or advice) that failure to take such action would be inconsistent with the fiduciary duties of such directors under applicable Laws.

(b)

Northgate shall, and shall cause the officers, directors, employees, consultants, representatives and agents of Northgate and the Northgate Subsidiaries to, immediately terminate and cease any discussions or negotiations with any parties (other than AuRico) with respect to any proposal that constitutes, or may reasonably be expected to constitute, a Northgate Acquisition Proposal. Northgate shall: (i) discontinue or not allow access to any of its confidential information to any third party; and (ii) immediately request the return or destruction of all information provided to any third party that has entered into a confidentiality agreement with Northgate relating to a potential Northgate Acquisition Proposal to the extent that such information has not previously been returned or destroyed, and shall use all commercially reasonable efforts to ensure that such requests are honoured. Northgate agrees not to: (A) release any third party from any confidentiality agreement relating to a potential Northgate Acquisition Proposal to which such third party is a party except to allow a Person to propose a Northgate Acquisition Proposal to the Northgate Board; or (B) release any third party from any non-solicitation or standstill agreement or provision to which such third party is a party. Northgate also agrees not to amend, modify or waive any such confidentiality, non-solicitation or standstill agreement or provision and undertakes to enforce, or cause the Northgate Subsidiaries to enforce such agreements and provisions.

(c)	Northgate shall notify AuRico thereof, at first orally and then, as soon as possible thereafter, in writing, promptly and, in any event, within twenty four (24) hours of the receipt by any director or officer of Northgate of any Northgate Acquisition Proposal, or any amendment thereto, or any request for non-public information relating to Northgate or any of the Northgate Subsidiaries in connection with any potential Northgate Acquisition Proposal or for access to the properties, books or records of Northgate or any of the Northgate Subsidiaries by any Person that informs Northgate, or any of the Northgate Subsidiaries that it is considering making, or has made, a Northgate Acquisition Proposal. Such written notice shall include the identity of the Person(s) making such proposal and all material terms and conditions of the Northgate Acquisition Proposal and provide such other details of the Northgate Acquisition Proposal, inquiry or contact as AuRico may reasonably request.

(d)	If Northgate receives a request for material non-public information from a Person who is considering making or has made a written Northgate Acquisition Proposal (the existence and content of which have been disclosed to AuRico), and the Northgate Board determines that such proposal could, if consummated in accordance with its terms, reasonably be expected to result in a Northgate Superior Proposal or does constitute a Northgate Superior Proposal, subject to and as contemplated under this section 6.1, then, and only in such case, the Northgate Board may, subject to the execution of a confidentiality agreement on customary terms, provide such Person with access to information regarding Northgate; provided, however, that Northgate sends a copy of any such confidentiality agreement to AuRico immediately upon the execution thereof and AuRico is provided with a list of or a copy of the information, if any, provided to such Person that was not previously provided to AuRico and AuRico is immediately provided with access to similar information.

(e)

Northgate shall ensure that its officers, directors, consultants and employees and any financial advisors or other advisors or representatives retained by Northgate are aware of the provisions of this section 6.1, and Northgate shall be responsible for any breach of this section 6.1 by its financial advisors or other advisors or representatives.

6.2	Notice of Northgate Superior Proposal Determination

(a)	Northgate and the Northgate Board shall not accept, approve, recommend or enter into any agreement in respect of a Northgate Acquisition Proposal (other than a confidentiality agreement contemplated by subsection 6.1(d) hereof) on the basis that it could, if consummated in accordance with its terms, reasonably be expected to result in a Northgate Superior Proposal, or would constitute a Northgate Superior Proposal, unless:

(i)	the Northgate Meeting has not occurred;

(ii)	Northgate has complied with its obligations under section 6.1 and the other provisions of this Article 6;

(iii)	such Northgate Superior Proposal does not provide for the payment of any break, termination or other fees or expenses to the other Party in the event that Northgate completes the Arrangement or any similar other transaction with AuRico or any of its affiliates agreed prior to any termination of this Agreement;

(iv)	it has provided AuRico with the information about such Northgate Acquisition Proposal as required under subsection 6.1(c) that the Northgate Board have determined would be a Northgate Superior Proposal pursuant to subsection 6.1(a) hereof;

(v)	five Business Days shall have elapsed from the later of the date AuRico received notice of the determination of the Northgate Board to accept, approve, recommend or enter into an agreement, arrangement or understanding in respect of such Northgate Superior Proposal and the date AuRico received the documents pursuant to subsection 6.1(c) hereof; and

(vi)	this Agreement is terminated under section 6.5 and Northgate has paid the Northgate Termination Payment to AuRico.

(b)	During the five Business Days referred to in subsection 6.2(a)(v) hereof, AuRico shall have the opportunity, but not the obligation, to propose in writing to amend the terms of this Agreement and the Arrangement. The Northgate Board shall review any proposal by AuRico to amend the terms of this Agreement and the Arrangement in order to determine in good faith, as of the later of the dates referred to in subsection 6.2(a)(v) hereof, whether the proposed amendment by AuRico upon acceptance by Northgate would result in the Northgate Acquisition Proposal not being a Northgate Superior Proposal. If the Northgate Board so determines, Northgate shall enter into an amended agreement with AuRico reflecting the amended proposal of AuRico and will promptly reaffirm its recommendation of the Arrangement as amended.

(c)	Northgate acknowledges and agrees that each successive modification of any Northgate Acquisition Proposal shall constitute a new Northgate Acquisition Proposal for purposes of the requirement under subsection 6.2(a)(v) hereof and shall initiate an additional five Business Day period.

(d)	The Northgate Board shall promptly reaffirm its unanimous recommendation of the Arrangement by press release after: (i) the Northgate Board determines any Northgate Acquisition Proposal is not a Northgate Superior Proposal; or (ii) the Northgate Board determines that a proposed amendment to the terms of the Arrangement would result in the Northgate Acquisition Proposal which has been publicly announced or made not being a Northgate Superior Proposal, and AuRico has so amended the terms of the Arrangement. AuRico and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such press release, recognizing that whether or not such comments are appropriate will be determined by Northgate, acting reasonably.

(e)	If the Northgate Circular has been sent to Northgate Shareholders prior to the expiry of the five Business Day period set forth in subsection 6.2(a)(v) and, during such period, AuRico requests in writing that the Northgate Meeting proceed, Northgate shall continue to take all reasonable steps necessary to hold the Northgate Meeting and to cause the Arrangement to be voted on at the Northgate Meeting.

(f)	Where at any time before the Northgate Meeting, Northgate has provided AuRico with a notice under subsection 6.1(c), a Northgate Acquisition Proposal has been publicly disclosed or announced, and the five Business Day period under subsection 6.2(a)(v) has not elapsed, then, subject to applicable Laws, at AuRico’s request, Northgate will postpone or adjourn the Northgate Meeting at the Northgate Meeting (but not beforehand without AuRico’s consent) to a date acceptable to AuRico, acting reasonably, which shall not be less than five days and not more than ten Business Days after the scheduled date of the Northgate Meeting and shall, in the event that AuRico and Northgate amend the terms of this Agreement pursuant to subsection 6.2(b), ensure that the details of such amended Agreement are communicated to the Northgate Shareholders prior to the resumption of the adjourned or postponed Northgate Meeting.

6.3	AuRico Covenant Regarding Non-Solicitation

(a)	AuRico shall not, directly or indirectly, through any officer, director, employee, representative, advisor or agent of AuRico or any of the AuRico Subsidiaries, or otherwise:

(i)

make, solicit, initiate, facilitate, entertain, encourage or promote (including by way of furnishing information, knowingly permitting any visit to facilities or properties of, or any of the AuRico Subsidiaries or entering into any form of agreement, arrangement or understanding) any inquiries, proposals or offers regarding, constituting or that may reasonably be expected to lead to a AuRico Acquisition Proposal or potential AuRico Acquisition Proposal;

(ii)	participate, directly or indirectly, in any discussions or negotiations regarding, or furnish to any Person any information or otherwise cooperate with, respond to, assist or participate in, any effort or attempt to make any AuRico Acquisition Proposal or potential AuRico Acquisition Proposal; provided that, for greater certainty, AuRico may advise any Person making an unsolicited AuRico Acquisition Proposal that such AuRico Acquisition Proposal does not constitute a AuRico Superior Proposal when the AuRico Board has so determined;

(iii)	remain neutral with respect to, or agree to, approve or recommend, or propose publicly to remain neutral with respect to, agree to, approve or recommend any AuRico Acquisition Proposal or potential AuRico Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to a AuRico Acquisition Proposal until 15 calendar days following formal commencement of such AuRico Acquisition Proposal shall not be considered a violation of this subsection 6.3(a)(iii));

(iv)	make, or propose publicly to make a Change in AuRico Recommendation;

(v)	accept, enter into, or propose publicly to accept or enter into, any letter of intent, agreement, understanding or arrangement related to any AuRico Acquisition Proposal or potential AuRico Acquisition Proposal; or

(vi)

make any public announcement or take any other action inconsistent with, or that could reasonably be likely to be regarded as detracting from, the recommendation of the AuRico Board to approve the transactions contemplated herein, provided, however, that, notwithstanding the preceding part of this subsection 6.3(a), but subject to the following provisions of Article 6 of this Agreement, the AuRico Board and on the direction of any of the directors of AuRico, any officer, employee, representative, agent or advisor of AuRico may, prior to the approval of the Arrangement by AuRico Shareholders, consider or negotiate any unsolicited AuRico Acquisition Proposal that may constitute a AuRico Superior Proposal, and the AuRico Board may make a Change in AuRico Recommendation in respect of a AuRico Superior Proposal, or approve or recommend to the AuRico Shareholders or enter into an agreement, understanding or arrangement in respect of a AuRico Superior Proposal in accordance with the provisions of the following subsections of this Article 6 but in each case only if the AuRico Superior Proposal did not result from a breach of this Agreement by AuRico and if the AuRico Board determine in good faith after consulting with outside counsel (which may include written opinions or advice) that failure to take such action would be inconsistent with the fiduciary duties of such directors under applicable Laws.

(b)	AuRico shall, and shall cause the officers, directors, employees, consultants, representatives and agents of AuRico and the AuRico Subsidiaries to, immediately terminate and cease any discussions or negotiations with any parties (other than AuRico) with respect to any proposal that constitutes, or may reasonably be expected to constitute, a AuRico Acquisition Proposal. AuRico shall: (i) discontinue or not allow access to any of its confidential information to any third party; and (ii) immediately request the return or destruction of all information provided to any third party that, at any time has entered into a confidentiality agreement with AuRico relating to a potential AuRico Acquisition Proposal to the extent that such information has not previously been returned or destroyed, and shall use all commercially reasonable efforts to ensure that such requests are honoured. AuRico agrees not to release any third party from any confidentiality agreement relating to a potential AuRico Acquisition Proposal to which such third party is a party. AuRico further agrees not to release any third party from any non-solicitation or standstill agreement or provision to which such third party is a party except to allow a Person to propose a AuRico Acquisition Proposal to the AuRico Board. AuRico also agrees not to amend, modify or waive any such confidentiality, non-solicitation or standstill agreement or provision and undertakes to enforce, or cause the AuRico Subsidiaries to enforce such agreements and provisions.

(c)	AuRico shall notify Northgate thereof, at first orally and then, as soon as possible thereafter, in writing promptly and, in any event, within twenty four (24) hours of the receipt by any director or officer of AuRico of any AuRico Acquisition Proposal, or any amendment thereto, or any request for non-public information relating to AuRico or any of the AuRico Subsidiaries in connection with any potential AuRico Acquisition Proposal or for access to the properties, books or records of AuRico or any of the AuRico Subsidiaries by any Person that informs AuRico or, any of the AuRico Subsidiaries that it is considering making, or has made, an AuRico Acquisition Proposal. Such written notice shall include the identity of the Person(s) making such proposal and all material terms and conditions of the AuRico Acquisition Proposal and provide such other details of the AuRico Acquisition Proposal, inquiry or contact as Northgate may reasonably request.

(d)

If AuRico receives a request for material non-public information from a Person who is considering making or has made a written AuRico Acquisition Proposal (the existence and content of which have been disclosed to AuRico), and the AuRico Board determines that such proposal could, if consummated in accordance with its terms, reasonably be expected to result in an AuRico Superior Proposal or does constitute an AuRico Superior Proposal and AuRico is permitted, subject to and as contemplated under this section 6.3 then, and only in such case, the AuRico Board may, subject to the execution of a confidentiality agreement on terms with respect to confidentiality that are not more favourable to the Person making or considering making the AuRico Acquisition Proposal than those set forth in the Confidentiality Agreement, provide such Person with access to information regarding AuRico; provided, however, that AuRico sends a copy of any such confidentiality agreement to Northgate immediately upon the execution thereof and AuRico is provided with a list of or a copy of the information, if any, provided to such Person that was not previously provided to Northgate and Northgate is immediately provided with access to similar information. AuRico shall ensure that its officers, directors, consultants and employees and any financial advisors or other advisors or representatives retained by AuRico are aware of the provisions of this section 6.3, and AuRico shall be responsible for any breach of this section 6.3 by its financial advisors or other advisors or representatives.

6.4	Notice of AuRico Superior Proposal Determination

(a)	AuRico and the AuRico Board shall not accept, approve, recommend or enter into any agreement in respect of a AuRico Acquisition Proposal (other than a confidentiality agreement contemplated by subsection 6.3(d) hereof) on the basis that it could, if consummated in accordance with its terms, reasonably be expected to result in a AuRico Superior Proposal, or would constitute a AuRico Superior Proposal, unless:

(i)	the AuRico Meeting has not occurred;

(ii)	AuRico has complied with its obligations under section 6.3 and the other provisions of this Article 6;

(iii)	such AuRico Superior Proposal does not provide for the payment of any break, termination or other fees or expenses to the other Party in the event that AuRico completes the Arrangement or any similar other transaction with Northgate or any of its affiliates agreed prior to any termination of this Agreement;

(iv)	it has provided Northgate with the information about such AuRico Acquisition Proposal as required under subsection 6.3(c) that the AuRico Board have determined would be a AuRico Superior Proposal pursuant to subsection 6.3(a) hereof;

(v)	five Business Days shall have elapsed from the later of the date Northgate received notice of the determination of the AuRico Board to accept, approve, recommend or enter into an agreement, arrangement or understanding in respect of such AuRico Superior Proposal and the date Northgate received the documents pursuant to subsection 6.3(c) hereof; and

(vi)	this Agreement is terminated under section 6.6 and the AuRico has paid the AuRico Termination Payment to Northgate.

(b)	During the five Business Days referred to in subsection 6.4(a) hereof, Northgate shall have the opportunity, but not the obligation, to propose in writing to amend the terms of this Agreement and the Arrangement. The AuRico Board shall review any proposal by Northgate to amend the terms of this Agreement and the Arrangement in order to determine in good faith, as of the later of the dates referred to in subsection 6.4(a)(v) hereof, whether the proposed amendment by Northgate upon acceptance by AuRico would result in the AuRico Acquisition Proposal not being a AuRico Superior Proposal. If the AuRico Board so determines, AuRico shall enter into an amended agreement with Northgate reflecting the amended proposal of Northgate and will promptly reaffirm its recommendation of the Arrangement as amended.

(c)	AuRico acknowledges and agrees that each successive modification of any AuRico Acquisition Proposal shall constitute a new AuRico Acquisition Proposal for purposes of the requirement under subsection 6.4(a)(v) hereof and shall initiate an additional five Business Day period.

(d)	The AuRico Board shall promptly reaffirm its unanimous recommendation of the Arrangement by press release after: (i) the AuRico Board determines any AuRico Acquisition Proposal is not a AuRico Superior Proposal; or (ii) the AuRico Board determines that a proposed amendment to the terms of the Arrangement would result in the AuRico Acquisition Proposal which has been publicly announced or made not being a AuRico Superior Proposal, and Northgate has so amended the terms of the Arrangement. Northgate and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such press release, recognizing that whether or not such comments are appropriate will be determined by AuRico, acting reasonably.

(e)	If the AuRico Circular has been sent to AuRico Shareholders prior to the expiry of the five Business Day period set forth in subsection 6.4(a)(v) and, during such period, Northgate requests in writing that the AuRico Meeting proceed, AuRico shall continue to take all reasonable steps necessary to hold the AuRico Meeting and to cause the Arrangement to be voted on at the AuRico Meeting.

(f)	Where at any time before the AuRico Meeting, AuRico has provided Northgate with a notice under subsection 6.3(c), a AuRico Acquisition Proposal has been publicly disclosed or announced, and the five Business Day period under subsection 6.4(a) has not elapsed, then, subject to applicable Laws, at Northgate’s request, AuRico will postpone or adjourn the AuRico Meeting at the AuRico Meeting (but not beforehand without Northgate’s consent) to a date acceptable to Northgate, acting reasonably, which shall not be less than five days and not more than ten Business Days after the scheduled date of the AuRico Meeting and shall, in the event that Northgate and AuRico amend the terms of this Agreement pursuant to subsection 6.4(b), ensure that the details of such amended Agreement are communicated to the AuRico Shareholders prior to the resumption of the adjourned or postponed AuRico Meeting.

6.5	Northgate Break Fee Event

In the event that:

(a)	this Agreement is terminated by AuRico pursuant to subsection 7.3(c) or 7.3(h) hereof (but not in circumstances where the Change in Northgate Recommendation resulted from the occurrence of a Material Adverse Effect of AuRico);

(b)	this Agreement is terminated by AuRico pursuant to subsection 7.3(b) hereof due to Northgate having breached its obligations under section 6.1 or section 6.2;

(c)	this Agreement is terminated by AuRico pursuant to subsection 7.3(e)(i) hereof through the fault (whether by commission or omission unless such commission or omission is ordered by the Court) of Northgate failing to submit the Arrangement for approval to the Northgate Shareholders, in accordance with the terms of this Agreement, on or before November 15, 2011 (unless such failure results from an adjournment or postponement of the Northgate Meeting for not more than five Business Days due to its obligation to adjourn or postpone such meeting in accordance with subsection 6.2(f)), or failing to solicit proxies in accordance with subsection 4.1(b)(iii) hereof;

(d)	this Agreement is terminated by either AuRico or Northgate pursuant to subsection 7.3(f) or 7.3(g) hereof, Northgate was in compliance with the terms of this Agreement at the time of such termination and a Northgate Acquisition Proposal shall have been made to Northgate and made known to Northgate Shareholders generally or shall have been made directly to Northgate Shareholders generally or any Person shall have publicly announced an intention to make a Northgate Acquisition Proposal in respect of Northgate (a “Pending Northgate Acquisition Proposal”) and such Pending Northgate Acquisition Proposal or announced intention shall not have been publicly withdrawn prior to the Northgate Meeting and, thereafter, the Northgate Shareholders do not approve the Arrangement at the Northgate Meeting, and Northgate completes a Northgate Acquisition Proposal with the party who made such Pending Northgate Acquisition Proposal within twelve (12) months following the termination of this Agreement; or

(e)	this Agreement is terminated by Northgate pursuant to subsection 7.3(j);

then Northgate shall pay to AuRico in the circumstances set forth in subsections 6.5(a), 6.5(b), 6.5(c) or 6.5(e) above, at the time of the termination of this Agreement or within thirty (30) days of such termination, and, in the circumstances set forth in subsection 6.5(d) above, within one day following the completion of such Acquisition Proposal, an amount in cash equal to $45,000,000 (the “Northgate Termination Payment”), in immediately available funds. Northgate shall not be obligated to make more than one payment pursuant to this section 6.5. Northgate hereby acknowledges that the Northgate Termination Payment is a payment of liquidated damages which are a genuine pre-estimate of the damages which AuRico will suffer or incur as a result of the event giving rise to such damages and the resultant non-completion of the Arrangement and are not penalties. Northgate hereby irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. Upon receipt of payment of the Northgate Termination Payment by AuRico, AuRico shall have no further claim against Northgate in respect of the failure to complete the Arrangement, provided that nothing herein shall preclude AuRico from seeking injunctive relief to restrain any breach or threatened breach by Northgate of any of its obligations hereunder or otherwise to obtain specific performance without the necessity of posting bond or security in connection therewith.

6.6	AuRico Break Fee Event

In the event that:

(a)	this Agreement is terminated by Northgate pursuant to subsection 7.3(d) or 7.3(i) hereof (but not in circumstances where the Change in AuRico Recommendation resulted from the occurrence of a Material Adverse Effect of Northgate);

(b)	this Agreement is terminated by Northgate pursuant to subsection 7.3(b) hereof due to AuRico having intentionally breached its obligations under section 6.3 or section 6.4 and Northgate was in compliance with the terms of this Agreement at the time of such termination;

(c)	this Agreement is terminated by Northgate pursuant to subsection 7.3(e)(ii) hereof through the fault (whether by commission or omission unless such commission or omission is ordered by the Court) of AuRico failing to submit the Arrangement for approval to the AuRico Shareholders, in accordance with the terms of this Agreement, on or before November 15, 2011 (unless such failure results from an adjournment or postponement of the AuRico Meeting for not more than five Business Days due to its obligation to adjourn or postpone such meeting in accordance with subsection 6.4(f)), or failing to solicit proxies in accordance with subsection 4.2(b)(ii) hereof and Northgate was in compliance with the terms of this Agreement at the time of such termination;

(d)	this Agreement is terminated by either AuRico or Northgate pursuant to subsection 7.3(f) or 7.3(g) hereof, AuRico was in compliance with the terms of this Agreement at the time of such termination and an AuRico Acquisition Proposal shall have been made to AuRico and made known to AuRico Shareholders generally or shall have been made directly to AuRico Shareholders generally or any Person shall have publicly announced an intention to make an AuRico Acquisition Proposal in respect of AuRico (a “Pending AuRico Acquisition Proposal”) and such Pending AuRico Acquisition Proposal or announced intention shall not have been publicly withdrawn prior to the AuRico Meeting and, thereafter, the AuRico Shareholders do not approve the AuRico Resolution at the AuRico Meeting, and AuRico completes an AuRico Acquisition Proposal with the party who made such Pending AuRico Acquisition Proposal within twelve (12) months following the termination of this Agreement; or

(e)	this Agreement is terminated by AuRico pursuant to subsection 7.3(k);

then AuRico shall pay to Northgate in the circumstances set forth in subsections 6.6(a), 6.6(b), 6.6(c) or 6.6(e) above, at the time of the termination of this Agreement or within thirty (30) days of such termination, and, in the circumstances set forth in subsection 6.6(d) above, within one day following the completion of such Acquisition Proposal, an amount in cash equal to $28,000,000 (the “AuRico Termination Payment”), in immediately available funds. AuRico shall not be obligated to make more than one payment pursuant to this section 6.6. AuRico hereby acknowledges that the AuRico Termination Payment is a payment of liquidated damages which are a genuine pre-estimate of the damages which Northgate will suffer or incur as a result of the event giving rise to such damages and the resultant non-completion of the Arrangement and are not penalties. AuRico hereby irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. Upon receipt of payment of the AuRico Termination Payment by Northgate, Northgate shall have no further claim against AuRico in respect of the failure to complete the Arrangement, provided that nothing herein shall preclude Northgate from seeking injunctive relief to restrain any breach or threatened breach by Northgate of any of its obligations hereunder or otherwise to obtain specific performance without the necessity of posting bond or security in connection therewith.

6.7	Reimbursement of Expenses

(a)	In the event of termination of this Agreement by:

(i)	either Northgate or AuRico in accordance with subsection 7.3(f)(ii) due to AuRico’s failure to obtain AuRico Shareholder Approval or by Northgate in accordance with subsection 7.3(e)(ii) as a result of AuRico’s failure to hold the AuRico Meeting, AuRico shall pay, within one (1) business day of the termination of this Agreement, a fee of $17,500,000 to Northgate as reimbursement for the costs and expenses incurred by Northgate with respect to the Arrangement; or

(ii)	either Northgate or AuRico in accordance with subsection 7.3(f)(i) due to Northgate’s failure to obtain Northgate Shareholder Approval or by AuRico in accordance with subsection 7.3(e)(i) as a result of Northgate’s failure to hold the Northgate Meeting, Northgate shall pay, within one (1) business day of the termination of this Agreement, a fee of $3,000,000 to AuRico as reimbursement for the costs and expenses incurred by AuRico with respect to the Arrangement.

(b)	A reimbursement of expenses pursuant to subsection 6.7(a) shall be subtracted from the AuRico Termination Payment payable pursuant to subsection 6.5(d) or Northgate Termination Payment payable pursuant to subsection 6.6(d), as the case may be.

ARTICLE 7

AMENDMENT AND TERMINATION

7.1	Amendment

This Agreement may, at any time and from time to time before or after the holding of the Northgate Meeting be amended by mutual written agreement of the Parties hereto without, subject to applicable Laws, further notice to or authorization on the part of the Northgate Shareholders and any such amendment may, without limitation:

(a)	change the time for the performance of any of the obligations or acts of either of the Parties;

(b)	waive any inaccuracies in or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify the performance of any of the obligations of any of the Parties; and

(d)	waive compliance with or modify any condition herein contained;

provided, however, that notwithstanding the foregoing, following the Northgate Meeting, the Exchange Share Ratio shall not be amended without the approval of the Northgate Shareholders given in the same manner as required for the approval of the Arrangement or as may be ordered by the Court. This Agreement and the Plan of Arrangement may be amended in accordance with the Final Order, but in the event that the terms of the Final Order require any such amendment, the rights of the Parties under sections 5.1, 5.2, 5.3, 6.5 and 6.6 and Article 7 hereof shall remain unaffected.

7.2	Mutual Understanding Regarding Amendments

(a)	In addition to the transactions contemplated hereby or at the request of a party hereto, the Parties hereto will continue from and after the date hereof and through and including the Effective Date to use their respective commercially reasonable efforts to maximize: (i) present and future planning opportunities for Northgate, the Northgate Shareholders, the Northgate Subsidiaries, AuRico, the AuRico Shareholders and the AuRico Subsidiaries; and (ii) present and future financing opportunities for AuRico, and the AuRico Subsidiaries; as and to the extent that the same shall not prejudice any Party hereto or the shareholders thereof. The Parties hereto will ensure that such planning activities do not impede the progress of the Arrangement in any material way.

(b)

Without limiting the generality of the foregoing Northgate acknowledges that AuRico may enter into transactions (the “bump transactions”) designed to increase the tax basis in certain capital properties of Northgate for purposes of the Tax Act, or other reorganization to enhance the tax efficiency of the combined corporate group, and agrees to: (i) reasonably co-operate with AuRico in order to facilitate the bump transactions or other reorganizations or transactions (the “reorganization”) which AuRico determines would be advisable to enhance the tax efficiency of the combined corporate group; and (ii) to provide such information on a timely basis and to assist in the obtaining of any such information in order to facilitate a successful completion of the bump transactions or any such other reorganizations or transactions as is reasonably requested by AuRico; provided, however, that the obligations of Northgate pursuant to this subsection 7.2(b) shall be conditional on the understanding that (A) any of such transactions or reorganizations shall not, in the opinion of Northgate, acting reasonably, materially impede or materially delay the consummation of the Arrangement, (B) any of such transactions or reorganizations shall not, in the opinion of Northgate, acting reasonably, materially interfere with the ongoing operations of Northgate or any Northgate Subsidiary, (C) any of such transactions or reorganizations shall be consistent with and shall not require Northgate or any Northgate Subsidiary to contravene any applicable Laws, their respective organizational documents or any material contract, (D) Northgate and the Northgate Subsidiaries shall not be obligated to take any action that would reasonably be expected to result in any Taxes being imposed on, or any adverse tax or other consequences to any such corporation or any Northgate Shareholder incrementally greater than the Taxes or other consequences to such party in connection with the consummation of the Arrangement in the absence of any such transaction or reorganization, (E) all elements of the transaction or reorganization shall be contingent on AuRico confirming that it is prepared to proceed immediately with the Arrangement, (F) in the opinion of Northgate, such transactions or reorganizations do no prejudice or adversely affect Northgate Shareholders, and (G) Northgate, the Northgate Subsidiaries and their respective officers, directors, employees, agents, advisors and representatives shall have received an indemnity, in form and substance satisfactory to Northgate, acting reasonably, from AuRico from and against any and all Taxes, Claims, interest, awards, judgments suffered or incurred by any of them in connection with or as a result of any such transactions or reorganizations. AuRico shall provide written notice to Northgate of any such proposed transactions or reorganizations in reasonable detail at least 15 Business Days prior to the Effective Date. Any step or action taken by Northgate or the Northgate Subsidiaries in furtherance of the transactions or reorganizations contemplated by this subsection 7.2(b) shall not be considered to be a breach of any representation, warranty or covenant of Northgate contained in this Agreement. If the Arrangement is not completed, AuRico shall forthwith reimburse Northgate or, at Northgate’s direction, one or more of the Northgate Subsidiaries, for all reasonable fees and expenses (including any professional fees and disbursements and Taxes) incurred by Northgate or the Northgate Subsidiaries in considering or effecting the transactions or reorganizations contemplated by this subsection 7.2(b) and AuRico shall be responsible for any liabilities, fees, expenses and costs (including professional fees and disbursements and Taxes) of Northgate and the Northgate Subsidiaries in reversing or unwinding any such transactions or reorganizations that were effected.

(c)	The Parties hereto mutually agree that if a Party hereto proposes any other amendment or amendments to this Agreement or to the Plan of Arrangement, Northgate on the one hand, and AuRico on the other hand, will act reasonably in considering such amendment and if the other of them and the security holders thereof are not materially prejudiced by reason of any such amendment they will co-operate in a reasonable fashion with the Party hereto proposing the amendment so that such amendment can be effected subject to applicable Laws and the rights of the Northgate Shareholders.

(d)	At any time not less than 15 Business Days prior to the Northgate Meeting: (i) Northgate and AuRico shall each be entitled to propose to the other modifications to the Arrangement in order to facilitate the tax or other planning objectives of Northgate, AuRico and the Northgate Shareholders; and (ii) Northgate shall be entitled to propose to AuRico modifications to the manner in which the Northgate Options and Northgate Convertible Notes are to be dealt with pursuant to this Agreement or under the Arrangement in order to take into account the tax planning or other objectives of the holders of such securities; provided, in each case that: (A) any such proposal is not likely to materially prejudice the other party or the Northgate Shareholders or Northgate Optionholders or Northgate Noteholders; (B) would not impede or materially delay the completion of the transactions contemplated hereby; (C) the Party making the proposal has provided notice of such proposal to the other Party not less than fifteen Business Days prior to the Northgate Meeting Date; and (D) implementation of the proposal would not result in a transaction that is inconsistent with the fundamental terms of this Agreement, including, without limitation, the Exchange Share Ratio.

Each of Northgate and AuRico agree that any such modifications and any transactions or steps taken in accordance therewith shall not be considered in determining whether any representation or warranty made by them under this Agreement has been breached if such modifications, transactions and steps are the sole cause of such breach.

Northgate and AuRico shall enter into an amending agreement reflecting the proposed amendments to the Arrangement and this Agreement and the Plan of Arrangement shall be modified accordingly and Northgate and AuRico shall each use its respective commercially reasonable efforts to communicate any such modifications to the Northgate Shareholders and to ensure that any such modifications are, to the extent required under applicable Law, presented to the Northgate Shareholders at the Northgate Meeting.

7.3	Termination

This Agreement may be terminated at any time prior to the Effective Date:

(a)	by the mutual written consent, duly authorized by the board of directors of each of the Parties hereto;

(b)	by a Party if any of the conditions in sections 5.1, 5.2 or 5.3 hereof for the benefit of that Party are not satisfied or waived in accordance with those sections;

(c)	by AuRico if a Northgate Acquisition Proposal has been made or proposed and the Northgate Board: (i) shall have made a Change in Northgate Recommendation, or (ii) except as permitted under subsection 6.1(a)(iii), shall have failed, after being requested by AuRico in writing, to reaffirm its approval or recommendation of the Arrangement and the transactions contemplated herein as promptly as possible (but in any event within five Business Days) after receipt of such written request from AuRico, or (iii) shall have accepted, approved, recommended or entered into an agreement (other than a confidentiality agreement that complies with subsection 6.1(d) hereof) in respect of any Northgate Acquisition Proposal;

(d)	by Northgate if a AuRico Acquisition Proposal has been made or proposed and the AuRico Board: (i) shall have made a Change in AuRico Recommendation, or (ii) except as permitted under subsection 6.3(a)(iii), shall have failed, after being requested by Northgate in writing, to reaffirm its approval of the Arrangement and the transactions contemplated herein as promptly as possible (but in any event within five Business Days) after receipt of such written request from Northgate, or (iii) shall have accepted, approved, recommended or entered into an agreement (other than a confidentiality agreement that complies with subsection 6.3(d) hereof) in respect of any AuRico Acquisition Proposal;

(e)	by:

(i)	AuRico if Northgate shall have failed to hold the Northgate Meeting by November 15, 2011, unless such failure results from an adjournment or postponement of such meeting due to its obligation to adjourn or postpone the meeting in the circumstances described in section 6.2; or

(ii)	Northgate if AuRico shall have failed to hold the AuRico Meeting by November 15, 2011, unless such failure results from an adjournment or postponement of such meeting due to its obligation to adjourn or postpone the meeting in the circumstances described in section 6.4;

(f)	by:

(i)	either AuRico or by Northgate if the Northgate Meeting shall have been held and completed and the Northgate Shareholder Approval shall not have been obtained; and

(ii)	either AuRico or by Northgate if the AuRico Meeting shall have been held and completed and the approval of the AuRico Resolution shall not have been approved by the AuRico Shareholders;

(g)	by either AuRico or Northgate if the Arrangement shall not have been completed by the Completion Deadline, provided however:

(i)	if the Arrangement has not been completed by such date because the Northgate Meeting has not been held due to the fault of Northgate (the Parties acknowledging that Northgate is not at fault in the event that the Northgate Meeting has not been held due to an order of a Governmental Entity), then Northgate shall not be entitled to terminate this Agreement; and

(ii)	if the Arrangement has not been completed by such date because the AuRico Meeting has not been held due to the fault of AuRico (the Parties acknowledging that AuRico is not at fault in the event that the AuRico Meeting has not been held due to an order of a Governmental Entity), then AuRico shall not be entitled to terminate this Agreement;

(h)	by AuRico if the Northgate Board shall have made a Change in Northgate Recommendation;

(i)	by Northgate if the AuRico Board shall have made a Change in AuRico Recommendation;

(j)	by Northgate if Northgate proposes to enter into a definitive agreement with respect to a Northgate Superior Proposal in compliance with sections 6.1 and 6.2 hereof, provided that Northgate has paid the Northgate Termination Payment to AuRico; and

(k)	by AuRico if AuRico proposes to enter into a definitive agreement with respect to a AuRico Superior Proposal in compliance with sections 6.3 and 6.4 hereof, provided that AuRico has paid the AuRico Termination Payment to Northgate;

provided that any termination by a Party hereto in accordance with paragraphs (b) to (k) above shall be made by such Party delivering written notice thereof to the other Party or Parties hereto prior to the Effective Date and specifying therein in reasonable detail the matter or matters giving rise to such termination right.

7.4	Effect of Termination

In the event of termination of this Agreement by either Northgate or AuRico as provided in section 7.3, this Agreement shall forthwith become void and have no further effect, and there shall be no liability or further obligation on the part of Northgate or AuRico or their respective officers or directors under the Transaction Documents, except that:

(a)	the provisions of section 6.5, section 6.6, section 8.3 and this section 7.4 shall remain in full force and effect and shall survive any such termination; and

(b)	neither Northgate nor AuRico shall be released or relieved from any liability arising from their breach of any of their representations, warranties, covenants, or agreements as set forth in the Transaction Documents save and except as provided therein.

ARTICLE 8

GENERAL

8.1	Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a Party hereto shall be in writing and shall be delivered by hand to the Party hereto to which the notice is to be given, sent by facsimile or by electronic mail to the following address or numbers or to such other address or number as shall be specified by a party hereto by like notice. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day or, if not, then the next succeeding Business Day) and if sent by facsimile or by electronic mail be deemed to have been given and received at the time of receipt (if a Business Day or, if not, then the next succeeding Business Day) unless actually received after 5:00 p.m. (Toronto time) at the point of delivery in which case it shall be deemed to have been given and received on the next Business Day.

The addresses and numbers for service of each of the parties hereto shall be as follows:

(a)	if to AuRico:

AuRico Gold Inc.

320 Bay Street, Suite 1520

Toronto, ON M5H 2R3

Attention:	Rene Marion
Facsimile:	(647) 260-8881
Email:	rene.marion@auricogold.com

With a copy (which shall not constitute notice) to:

Fasken Martineau DuMoulin LLP

333 Bay Street, Suite 2400

Bay Adelaide Centre, Box 20

Toronto, ON M5H 2T6

Attention:	John Turner
Facsimile:	416-364-7813
Email:	jturner@fasken.com

(b)	if to Northgate:

Northgate Minerals Corporation

110 Yonge Street, Suite 1601

Toronto, ON

M5C 1T4

Attention:	Matthew J. Howorth
Facsimile:	(416) 363-1701
Email:	mhoworth@northgateminerals.com

With a copy (which shall not constitute notice) to:

Torys LLP

79 Wellington St. West

Suite 3000, P.O. Box 270, TD Centre

Toronto, ON

M5K 1N2

Attention:	Kevin Morris/John Emanoilidis
Facsimile:	(416) 865-7380
Email:	kmorris@torys.com/jemanoilidis@torys.com

8.2	Remedies

The Parties hereto acknowledge and agree that an award of money damages may be inadequate for any breach of this Agreement by any Party hereto or its representatives and advisors and that such breach may cause the non-breaching Party hereto irreparable harm. Accordingly, the Parties hereto agree that, in the event of any such breach or threatened breach of this Agreement by one of the Parties hereto, Northgate (if AuRico is the breaching party) or AuRico (if Northgate is the breaching party) will be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including injunctive relief and specific performance. Subject to any other provision hereof including, without limitation, sections 6.1 and 6.3 hereof, such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available hereunder or at law or in equity to each of the Parties hereto.

8.3	Expenses

Other than as set out in section 6.7, the Parties hereto agree that all out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby, the Northgate Meeting, the AuRico Meeting and the preparation and mailing of the Northgate Circular and the AuRico Circular, including legal and accounting fees, printing costs, financial advisor fees and all disbursements by advisors, shall be paid by the Party hereto incurring such expense and that nothing in this Agreement shall be construed so as to prevent the payment of such expenses. The provisions of this section 8.3 shall survive the termination of this Agreement.

8.4	Time of the Essence

Time shall be of the essence in this Agreement.

8.5	Entire Agreement

This Agreement, together with the agreements and other documents herein or therein referred to, and the Confidentiality Agreement constitute the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties with respect to the subject matter hereof. There are no representations, warranties, covenants or conditions with respect to the subject matter hereof except as contained herein.

8.6	Further Assurances

Each Party hereto shall, from time to time, and at all times hereafter, at the request of the other of them, but without further consideration, do, or cause to be done, all such other acts and execute and deliver, or cause to be executed and delivered, all such further agreements, transfers, assurances, instruments or documents as shall be reasonably required in order to fully perform and carry out the terms and intent hereof including, without limitation, the Plan of Arrangement in order to expeditiously and efficiently integrate the business and operations of AuRico.

8.7	Governing Law

This Agreement shall be governed by, and be construed in accordance with, the laws of the Province of British Columbia and the laws of Canada applicable therein but the reference to such laws shall not, by conflict of laws rules or otherwise, require the application of the law of any jurisdiction other than the Province of British Columbia.

8.8	Execution in Counterparts

This Agreement may be executed in one or more counterparts, each of which shall conclusively be deemed to be an original and all such counterparts collectively shall be conclusively deemed to be one and the same. Delivery of an executed counterpart of the signature page to this Agreement by electronic mail or facsimile shall be effective as delivery of a manually executed counterpart of this Agreement, and any Party delivering an executed counterpart of the signature page to this Agreement by electronic mail or facsimile to any other Party shall thereafter also promptly deliver a manually executed original counterpart of this Agreement to such other Party, but the failure to deliver such manually executed original counterpart shall not affect the validity, enforceability or binding effect of this Agreement.

8.9	Waiver

No waiver or release by any Party hereto shall be effective unless in writing and executed by the party granting such waiver or release and any waiver or release shall affect only the matter, and the occurrence thereof, specifically identified and shall not extend to any other matter or occurrence. Waivers may only be granted upon compliance with the provisions governing amendments set forth in section 7.1 hereof.

8.10	No Personal Liability

(a)	No director or officer of Northgate shall have any personal Liability whatsoever (other than in the case of fraud or willful misconduct) to AuRico under this Agreement or any other document delivered in connection with this Agreement or the Arrangement by or on behalf of Northgate.

(b)	No director or officer of AuRico shall have any personal Liability whatsoever (other than in the case of fraud or willful misconduct) to Northgate under this Agreement or any other document delivered in connection with this Agreement or the Arrangement by or on behalf of AuRico.

8.11	Enurement and Assignment

AuRico may assign all or part of its rights under this Agreement to a wholly owned subsidiary of AuRico, but, if such assignment takes place, AuRico shall continue to be liable jointly and severally with the assignee for any obligations hereunder. This Agreement shall not be otherwise assignable by any Party hereto without the prior written consent of the other Party hereto. This Agreement shall enure to the benefit of the Parties and their respective successors and permitted assigns and shall be binding upon the Parties and their respective successors.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first above written.

NORTHGATE MINERALS CORPORATION

By:	“Richard J. Hall”
Name: Richard J. Hall
Title: President and Chief Executive Officer

AURICO GOLD INC.

By:	“Rene Marion”
Name: Rene Marion
Title: Chief Executive Officer

SCHEDULE A

PLAN OF ARRANGEMENT

UNDER PART 9, DIVISION 5 OF THE

BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless the context otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the meanings ascribed to them below:

(a)	“affiliate” has the meaning ascribed thereto in the Canadian Securities Administrators’ National Instrument 45-106, Prospectus and Registration Exemptions, unless stated otherwise;

(b)	“Arrangement” means the arrangement under the provisions of the BCBCA on the terms and subject to the conditions set forth in this Plan of Arrangement, subject to any amendment or supplement hereto made in accordance with the Arrangement Agreement, the provisions hereof or at the direction of the Court in the Final Order;

(c)	“Arrangement Agreement” means the arrangement agreement dated as of August 28th, 2011 between AuRico and Northgate, as amended, amended and restated, or supplemented prior to the Effective Date, entered into in connection with the Arrangement;

(d)	“AuRico” means AuRico Gold Inc., a company existing under the Province of Ontario;

(e)	“AuRico Convertible Note Shares” means AuRico Shares issuable upon the conversion of Northgate Convertible Notes after the Effective Date;

(f)	“AuRico Shares” means the common shares in the authorized share capital of AuRico;

(g)	“Business Day” means any day other than a Saturday, a Sunday or a statutory holiday in Toronto, Ontario or Vancouver, British Columbia;

(h)	“Code” means the United States Internal Revenue Code of 1986, as amended;

(i)	“Court” means the Supreme Court of British Columbia;

(j)	“Depositary” means Computershare Investor Services Inc. or any other trust company, bank or financial institution agreed to in writing between AuRico and Northgate for the purpose of, among other things, exchanging certificates representing Northgate Shares for AuRico Shares in connection with the Arrangement;

(k)	“Dissent Procedures” means the procedures set forth in Article 5 hereof required to be taken by a registered holder of Northgate Shares to exercise the right of dissent in respect of such Northgate Shares in connection with the Arrangement, as modified by the Interim Order and the Final Order;

(l)	“Dissent Rights” means the rights of dissent in respect of the Arrangement as described in Article 5, as modified by the Interim Order and the Final Order;

(m)	“Dissenting Shareholder” means a registered holder of Northgate Shares who dissents in respect of the Arrangement in strict compliance with the Dissent Procedures;

(n)	“Effective Date” means the date agreed to by Northgate and AuRico in writing as the effective date of the Arrangement after all of the conditions precedent to the completion of the Arrangement as set out in the Arrangement Agreement have been satisfied or waived, and the Final Order has been granted by the Court;

(o)	“Effective Time” means 5:01 p.m. (Vancouver time) on the Effective Date, or such other time agreed to by Northgate and AuRico in writing;

(p)	“Exchange Share Ratio” shall have the meaning ascribed thereto in subsection 3.1(c);

(q)	“Final Order” means the order made after application to the Court approving the Arrangement, as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

(r)	“In the Money Amount” means in respect of a stock option, at any time, the amount, if any, by which the Underlying Share Market Value at that time of the securities subject to the option exceeds the exercise price under the option;

(s)	“Interim Order” means the order made after application to the Court, to be obtained by Northgate pursuant to section 291 of the BCBCA in respect of the Northgate Meeting and the Arrangement, as such order may be amended, supplemented or varied by the Court;

(t)	“Letter of Transmittal” means the letter of transmittal to be sent by Northgate to the Northgate Shareholders to be used by Northgate Shareholders to surrender the certificates representing their Northgate Shares to receive certificates for the AuRico Shares issued to them pursuant to the Arrangement;

(u)	“Liens” means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, encumbrances and adverse rights or claims, other third person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

(v)	“Northgate” means Northgate Minerals Corporation, a company existing under the BCBCA;

(w)	“Northgate Convertible Notes” means the US$150,000,000 aggregate principal amount of 3.50% convertible senior notes dated September 30, 2010 and maturing October 1, 2016, issued by Northgate pursuant to the Northgate Indenture;

(x)	“Northgate Indenture” means the indenture between Northgate, as the issuer, the Bank of New York Mellon, as indenture trustee and BNY Trust Company of Canada, as co-indenture trustee, dated as of October 5, 2010 as supplemented by the first supplemental indenture dated October 5, 2010, as the same may be amended, modified, supplemented, restated or replaced from time to time;

(y)	“Northgate Meeting” means the special meeting of the Northgate Shareholders held to consider and approve, among other things, the Arrangement;

(z)	“Northgate Options” means the options to purchase Northgate Shares outstanding immediately prior to the Effective Time;

(aa)	“Northgate Rights Plan” means the Shareholder Rights Plan Agreement between Northgate and Computershare Trust Company of Canada, dated as of March 11, 2004 and re-adopted by the Northgate Board as of March 8, 2010, as it may be amended from time to time;

(bb)	“Northgate Securityholders” means the Northgate Shareholders and the holders of Northgate Options;

(cc)	“Northgate Shareholders” means, the registered holders of Northgate Shares immediately prior to the Effective Time;

(dd)	“Northgate Shares” means the issued and outstanding common shares of Northgate;

(ee)	“Noteholders” means holder of Northgate Convertible Notes;

(ff)	“Northgate Share Option Plan” means the Share Option Plan of Northgate dated May 4, 2007;

(gg)	“Plan of Arrangement” means this plan of arrangement, as amended, modified or supplemented from time to time in accordance herewith and with any order of the Court;

(hh)	“Tax Act” means the Income Tax Act (Canada), as amended from time to time;

(ii)	“TSX” means the Toronto Stock Exchange;

(jj)	“Underlying Share Market Value” means the volume weighted average trading price of the Northgate Shares or AuRico Shares, as the case may be, over the five trading days on the TSX before the Effective Date; and

In addition, words and phrases used herein and defined in the BCBCA and not otherwise defined herein shall have the same meaning herein as in the BCBCA unless the context otherwise requires.

1.2	Interpretation Not Affected by Headings

The division of this Plan of Arrangement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular article, section, subsection or other portion hereof and include any instrument supplementary or ancillary hereto.

1.3	Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter and the word Person and words importing Persons shall include a natural Person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof) and any other entity or group of Persons of any kind or nature whatsoever.

1.4	Date for any Action

If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5	Statutory References

Any reference in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

1.6	Currency

Unless otherwise stated, all references herein to amounts of money are expressed in lawful money of Canada.

ARTICLE 2

ARRANGEMENT AGREEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement.

2.2	Effect of Arrangement

This Plan of Arrangement will become effective as at the Effective Time and will be binding on and after the Effective Time, on all holders of Northgate Shares, Northgate Securityholders, Noteholders, Northgate, AuRico, the Rights Agent under the Northgate Rights Plan, the Depositary, the registrar and transfer agent in respect of the Northgate Shares and all holders of rights, agreements, understandings or claims to acquire any Northgate Shares or other securities of Northgate.

ARTICLE 3

ARRANGEMENT

3.1	Arrangement

At the Effective Time, each of the following transactions shall occur and shall be deemed to occur in the following sequence without any further act or formality:

(a)	all “Rights” (as such term is defined in the Northgate Rights Plan) under the Northgate Rights Plan will terminate and expire without any payment in respect thereof and the Northgate Rights Plan shall be terminated and shall be of no further force and effect;

(b)	each Northgate Share held by a Dissenting Shareholder shall be transferred and deemed to have been transferred by the holder thereof, free and clear of all Liens, to AuRico and:

(i)	such Dissenting Shareholder shall cease to be a registered or beneficial holder of Northgate Shares and the name of such holder shall be removed from the securities register maintained by or on behalf of Northgate in respect of the Northgate Shares;

(ii)	such Dissenting Shareholder shall cease to be the holder of such Northgate Shares and to have any rights as holder of such Northgate Shares other than the right to be paid the fair value for such Northgate Shares by AuRico in accordance with the Dissent Procedures;

(iii)

the Dissenting Shareholder that was the registered holder thereof immediately prior to such assignment and transfer shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign such Northgate Shares to AuRico; and

(iv)	AuRico shall be added to the securities register maintained by or on behalf of Northgate in respect of such Northgate Shares showing AuRico as the sole legal and beneficial owner of such Northgate Shares free and clear of all Liens;

(c)	each Northgate Share held by a Northgate Shareholder (other than a Northgate Shareholder who has validly exercised its Dissent Rights and other than Northgate Shares beneficially owned by AuRico immediately prior to the Effective Time) shall be transferred and assigned to AuRico free and clear of all Liens in exchange for 0.365 AuRico Shares (the “Exchange Share Ratio”), subject to Article 6 hereof, and:

(i)	such holder shall cease to be a registered or beneficial holder of Northgate Shares and the name of such holder shall be removed from the securities register maintained by or on behalf of Northgate in respect of the Northgate Shares and shall cease to have any rights as holders of such Northgate Shares other than the right to receive the AuRico Shares in accordance with this Plan of Arrangement;

(ii)	the Northgate Shareholder that was the registered holder thereof immediately prior to such assignment and transfer shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign such Northgate Shares to AuRico;

(iii)	AuRico shall issue and cause to be delivered to such holder the AuRico Shares to which such holder is entitled as aforesaid and the name of such holder shall be added to the securities register maintained by or on behalf of AuRico in respect of the AuRico Shares showing such holder as the registered holder of the AuRico Shares so issued; and

(iv)	AuRico shall be added to the securities register maintained by or on behalf of Northgate in respect of the Northgate Shares showing AuRico as the sole legal and beneficial owner of Northgate Shares free and clear of all Liens;

no fractional AuRico Shares shall be issued by AuRico to any Northgate Shareholder on the exchange contemplated herein and the number of AuRico Shares issued to a Northgate Shareholder shall be rounded down to the next whole number of AuRico Shares with no compensation for any fractional interest;

(d)

each Northgate Option outstanding immediately prior to the Effective Time (which shall have become vested in accordance with its terms as a result of the actions taken pursuant to subsections 3.1(b) and 3.1(c) above) shall be exchanged for an option (a “Replacement AuRico Option”) to acquire, on the same terms and conditions as were applicable to such Northgate Option immediately before the Effective Time under the Northgate Share Option Plan and relevant agreement evidencing the grant thereof or relevant agreement under which it was issued, the number of AuRico Shares equal to the product of: (1) the number of Northgate Shares subject to such Northgate Option immediately before the Effective Time multiplied by (2) the Exchange Share Ratio. The exercise price per AuRico Share subject to any such Replacement AuRico Option shall be an amount (rounded up to the nearest cent) equal to the quotient obtained by dividing (1) the exercise price per Northgate Share subject to such Northgate Option immediately before the Effective Time by (2) the Exchange Share Ratio, provided that the exercise price otherwise determined shall be adjusted to the extent, if any, required to ensure that the Replacement AuRico Option In-the-Money Amount immediately after the exchange is equal to the Northgate Option In-the-Money Amount of the exchanged Northgate Option immediately before the Effective Time. No fractional AuRico Shares will be issued by AuRico to any holder of Replacement AuRico Northgate Options on any exercise thereof, and the number of AuRico Shares issued at any time shall be rounded down to the next whole number of AuRico Shares with no compensation for any fractional interest; and

(e)	AuRico shall assume all of the rights, powers and obligations of Northgate with respect to the Northgate Convertible Notes, on the same terms and conditions applicable to the Northgate Convertible Notes immediately before the Effective Time pursuant to the Northgate Indenture. Subject to and in accordance with the terms of the Northgate Indenture, each Northgate Convertible Note shall be convertible at any time after the Effective Time into AuRico Convertible Note Shares.

ARTICLE 4

CERTIFICATES AND PAYMENTS

4.1	Payment of Consideration

(a)	On or promptly after the Effective Date, AuRico shall issue and deliver or arrange to be delivered to the Depositary certificates representing the AuRico Shares required to be issued to Northgate Shareholders in accordance with the provisions of subsection 3.1(c) hereof, such certificates shall be held by the Depositary as agent and nominee for such Northgate Shareholders for distribution to such Northgate Shareholders in accordance with the provisions of Article 6 hereof.

(b)	Subject to the provisions of Article 6 hereof, Northgate Shareholders shall be entitled to receive delivery of the certificates representing the AuRico Shares to which they are entitled pursuant to subsection 3.1(c) hereof. Certificates representing former Northgate Shares, other than those to which Article 5 applies, shall represent only the right to receive the AuRico Shares to which the former Northgate Shareholder is entitled to receive pursuant to the Arrangement, less any amounts withheld pursuant to Section 6.4.

(c)	AuRico shall, as soon as practicable following the later of the Effective Date and the date of deposit by a former Northgate Shareholder of a duly completed Letter of Transmittal and the certificates representing such Northgate Shares, either:

(i)	forward or cause to be forwarded by first class mail (postage prepaid) to such former holder of Northgate Shares at the address specified in the Letter of Transmittal; or

(ii)	if requested by such former holder of Northgate Shares in the Letter of Transmittal, make available or cause to be made available at the Depositary for pickup by such former holder of Northgate Shares, certificates representing the number of AuRico Shares, issued to such former holder of Northgate Shares under the Arrangement.

(d)	After the Effective Time, the Northgate Shares to which Article 5 herein applies shall be cancelled and the certificates representing the former Northgate Shares shall represent only the right to receive the payment which the Dissenting Shareholders are entitled to receive pursuant to Article 5.

(e)	After the Effective Time, Northgate shall issue and deliver to AuRico a certificate representing the Northgate Shares acquired by AuRico pursuant to subsection 3.1(c).

ARTICLE 5

DISSENT PROCEDURES

5.1	Dissent Procedures

(a)	Northgate Shareholders may exercise Dissent Procedures with respect to their Northgate Shares in connection with the Arrangement, provided that, notwithstanding the Dissent Procedures, the written objection to the special resolution to approve the Arrangement contemplated by Section 242 of the BCBCA must be sent to Northgate by Northgate Shareholders who wish to dissent at least two Business Days before the Northgate Meeting or any date to which the Northgate Meeting may be postponed or adjourned.

(b)	Northgate Shareholders who duly exercise Dissent Rights with respect to their Northgate Shares (“Dissenting Shares”) and who:

(i)

are ultimately entitled to be paid fair value for such holders’ Dissenting Shares, shall be paid an amount equal to such fair value (less any amounts withheld pursuant to Section 6.4 hereof) by AuRico, which fair value shall be determined as of the close of business on the last Business Day before the Northgate Meeting in accordance with the procedures applicable to the payout value set out in Sections 244 and 245 of the BCBCA, except that AuRico may enter into the agreement with such registered holders of Dissenting Shares that exercise Dissent Rights and apply to the Court, all as contemplated under the BCBCA, in lieu of Northgate. Such holders will not be entitled to any other payment or consideration, including AuRico Shares;

(ii)	are ultimately not entitled, for any reason, to be paid fair value for such holders’ Dissenting Shares shall be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as non-dissenting Northgate Shareholders and shall be entitled to receive only the consideration contemplated in Section 3.1(c) hereof that such holder would have received pursuant to the Arrangement if such registered holder had not exercised Dissent Rights, but in no case shall Northgate, AuRico or any other person be required to recognize holders of Dissenting Shares who exercise Dissent Rights as holders of Northgate Shares after the time that is immediately prior to the Effective Time, and the names of such holders of Dissenting Shares who exercise Dissent Rights shall be deleted from the securities register as holders of Northgate Shares at the Effective Time and AuRico shall be recorded as the registered holder of the Northgate Shares so transferred and shall be deemed to be the legal owner of such Northgate Shares;

(c)	In addition to any other restrictions under the BCBCA, Northgate Shareholders who vote in favour of the Arrangement at the Northgate Meeting shall not be entitled to exercise Dissent Rights.

(d)	If a Northgate Shareholder exercises the Dissent Right, AuRico will on the Effective Date set aside a number of AuRico Shares which is attributable under the Arrangement to the Northgate Shares for which Dissent Rights have been exercised. If the Dissenting Shareholder is ultimately not entitled to be paid by Northgate for their Dissenting Shares, they will be deemed to have participated in the Arrangement on the same basis as the non-dissenting Northgate Shareholders and AuRico will distribute to such Northgate Shareholder the AuRico Shares that the Northgate Shareholder is entitled to receive pursuant to the terms of the Arrangement. If a Northgate Shareholder duly complies with the Dissent Procedures and is ultimately entitled to be paid by Northgate for their Dissenting Shares, Northgate will pay the amount to be paid in respect of the Dissenting Shares.

(e)	In no case shall Northgate, AuRico, the Depositary, the registrar and transfer agent in respect of the Northgate Shares or any other person be required to recognize a Dissenting Shareholder as a holder of Northgate Shares after the Effective Time and the name of each Dissenting Shareholder shall be deleted from the securities register of holders maintained by or on behalf of Northgate in respect of the Northgate Shares as provided in Article 3.

ARTICLE 6

DELIVERY OF AURICO SHARES

6.1	Delivery of AuRico Shares

(a)	Upon surrender to the Depositary, as specified in the Letter of Transmittal, for cancellation of a certificate that immediately before the Effective Time represented one or more outstanding Northgate Shares that were exchanged for AuRico Shares in accordance with Section 3.1 hereof, together with a completed Letter of Transmittal and such other documents and instruments as would have been required to effect the transfer of the Northgate Shares formerly represented by such certificate under the BCBCA and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Effective Time, a certificate representing the AuRico Shares such holder is entitled to receive in accordance with Section 3.1 hereof.

(b)	After the Effective Time and until surrendered for cancellation as contemplated by subsection 6.1(a) hereof, each certificate that immediately prior to the Effective Time represented one or more Northgate Shares shall be deemed at all times to represent only the right to receive in exchange therefore certificates representing the AuRico Shares that the holder of such certificate is entitled to receive in accordance with Section 3.1 hereof.

6.2	Lost Certificates

In the event any certificate, that immediately prior to the Effective Time represented one or more outstanding Northgate Shares that were exchanged for AuRico Shares in accordance with Section 3.1 hereof, shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, certificates representing the AuRico Shares that such holder is entitled to receive in accordance with Section 3.1 hereof. When authorizing such delivery of certificates representing the AuRico Shares that such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom certificates representing such AuRico Shares is to be delivered shall, as a condition precedent to the delivery of such AuRico Shares, give a bond satisfactory to AuRico and the Depositary in such amount as AuRico and the Depositary may direct, or otherwise indemnify AuRico and the Depositary in a manner satisfactory to AuRico and the Depositary, against any claim that may be made against AuRico or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the AuRico and the Depositary.

6.3	Distributions with Respect to Unsurrendered Certificates

No dividend or other distribution declared or made after the Effective Time with respect to AuRico Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding Northgate Shares unless and until the holder of such certificate shall have complied with the provisions of Section 6.1 or Section 6.2 hereof. Subject to applicable law and to Section 5.4 hereof, at the time of such compliance, there shall, in addition to the delivery of a certificate representing the AuRico Shares to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such AuRico Shares.

6.4	Withholding Rights

AuRico, Northgate and the Depositary shall be entitled to deduct and withhold from all dividends (including deemed dividends) or other distributions or other payments otherwise payable to any Northgate Shareholder such amounts as AuRico, Northgate or the Depositary is required or permitted to deduct and withhold with respect to such payment under the Tax Act, the Code or any provision of any applicable federal, provincial, state, local or foreign tax law or treaty, in each case, as amended, and shall cooperate reasonably to minimize such deduction or withholding within such applicable law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Northgate Shareholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. AuRico, Northgate or the Depositary, as applicable, may sell or otherwise dispose of such portion of the consideration otherwise payable to such holder in the form of AuRico Shares as is necessary to provide sufficient funds to enable AuRico, Northgate or the Depositary, as applicable, to comply with such deduction and/or withholding requirements and AuRico, Northgate and the Depositary, as applicable, shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

6.5	Limitation and Proscription

To the extent that a Northgate Shareholder shall not have complied with the provisions of Section 6.1 or Section 6.2 hereof on or before the date that is six years after the Effective Date (the “final proscription date”), then the AuRico Shares that such Northgate Shareholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof and the certificates representing such AuRico Shares to which such Northgate Shareholder was entitled, shall be delivered to AuRico by the Depositary and the certificates shall be cancelled by AuRico, and the interest of the Northgate Shareholder in such AuRico Shares to which it was entitled shall be terminated as of such final proscription date.

Immediately after the Effective Time, the following will cease to be a claim against or interest of any kind or nature whatsoever in Northgate or any of its successors or assigns:

(a)

All Northgate Shares other than the 291,975,845 Northgate Shares shown on August 28, 2011 (the “Record Date”) on the register maintained by Computershare Investor Services Inc. (the “Transfer Agent”) plus any Northgate Shares issued (i) on the exercise or conversion (as the case may be), after the Record Date and prior to the Effective Date, of any of the 9,234,900 Northgate

Options or Northgate Convertible Notes referred to immediately below or (ii) pursuant to Northgate’s 2005 Employee Share Purchase Plan; and

(b)	All options, warrants, rights, agreements, understandings or claims to acquire Northgate Shares, other than (A) the 9,234,900 Northgate Options shown on the records maintained by Northgate with respect to the Northgate Options at the Record Date (or such lesser number thereof resulting from the exercise or expiry of any such Northgate Options prior to the Effective Date) and (B) the Northgate Convertible Notes (or such lesser amount thereof resulting from the conversion or repayment of any such Northgate Convertible Notes prior to the Effective Date).

6.6	Rights Plan

In the event a “Flip-In Event” or the “Separation Time” (as such terms are defined in the Northgate Rights Plan) occurs prior to the Effective Time the Exchange Share Ratio shall be adjusted in such a manner to permit AuRico to acquire all the issued and outstanding Northgate Shares and “Rights” (as such term is defined in the Northgate Rights Plan) for the same aggregate consideration as AuRico would have been entitled to acquire all the issued and outstanding Northgate Shares prior the “Flip-In Event” or the “Separation Time”, as applicable and the amount as so adjusted shall constitute the “Exchange Share Ratio” for the purposes of this Plan of Arrangement.

ARTICLE 7

AMENDMENTS

7.1	Amendments to Plan of Arrangement

(a)	AuRico and Northgate reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time, provided that each such amendment, modification or supplement must be (i) set out in writing, (ii) agreed to in writing by AuRico and Northgate, filed with the Court, if necessary, and, if made following the Northgate Meeting, approved by the Court, and communicated to holders or former holders of Northgate Shares if and as required by the Court.

(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Northgate at any time prior to the Northgate Meeting provided that AuRico shall have consented thereto in writing, with or without any other prior notice or communication, and, if so proposed and accepted by the Persons voting at the Northgate Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Northgate Meeting shall be effective only if: (i) it is consented to in writing by each of AuRico and Northgate; and (ii) if required by the Court, it is consented to by Northgate Shareholders voting in the manner directed by the Court.

(d)	Notwithstanding subsection (c), any amendment, modification or supplement to this Plan of Arrangement may be made by AuRico and Northgate without approval of the Northgate Shareholders provided that it concerns a matter which, in the reasonable opinion of AuRico and Northgate, is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the financial or economic interests of any of the Northgate Shareholders.

ARTICLE 8

TERMINATION

8.1	Termination

This Plan of Arrangement will automatically terminate and be of no further force and effect upon the termination of the Arrangement Agreement in accordance with its terms.

SCHEDULE B

DESCRIPTION OF NORTHGATE SUBSIDIARIES1

Northgate Australian Ventures Corporation Pty Ltd (Victoria, Australia)

Down Under Finance Corporation Pty Ltd (Victoria, Australia)

Perseverance Mining Pty Ltd (Victoria, Australia)

Leviathan Resource Pty Ltd (Victoria, Australia)

Fosterville Gold Mine Pty Ltd (Victoria, Australia)

Stawell Gold Mines Pty Ltd (Victoria Australia)

[1]	Does not include non-operating Subsidiaries with no material assets or liabilities.

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SCHEDULE C

DESCRIPTION OF AURICO SUBSIDIARIES

Gammon Lake Chihuahua, S.A. de C.V. SOFOM E.N.R. (Mexico)

AuRicoGold de Mexico, S.A. de C.V. (Mexico)

Gammon Lake Holdings Inc. (Canada)

AuRico Gold (USA), Inc. (United States)

Gammon Lake GyC, S.A. de C.V. (Mexico)

Capital Gold Corporation (United States)

Compania Minera del Cubo, S.A. de C.V. (Mexico)

Leadville Mining and Milling Holding Corporation (United States)

Metales Interamericanos, S.A. de C.V. (Mexico)

Mexgold Resources Inc. (Canada)

Minera Santa Rita, S. de R.L. de C.V. (Mexico)

Nayarit Gold de Mexico, S.A. de C.V. (Mexico)

Nayarit Gold Inc. (Canada)

Oro de Altar, S.A. de C.V. (Mexico)

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SCHEDULE D

FORM OF NORTHGATE RESOLUTION

“BE IT RESOLVED THAT:

1. The arrangement (the “Arrangement”) under section 288 of the Business Corporations Act (British Columbia) (the “BCBCA”) involving Northgate Minerals Corporation (“Northgate”) and the securityholders of Northgate, all as more particularly described and set forth in the Management Proxy Circular of Northgate dated •, 2011 (the “Northgate Circular”), accompanying the notice of this meeting (as the Arrangement may be modified or amended), is hereby authorized, approved and adopted;

2. The plan of arrangement, as it may be or has been amended (the “Plan of Arrangement”), involving Northgate and implementing the Arrangement, the full text of which is set out in Schedule • to the Northgate Circular (as the Plan of Arrangement may be, or may have been, modified or amended), is hereby approved and adopted;

3. The arrangement agreement (the “Arrangement Agreement”) between Northgate and AuRico Gold Inc., dated as of August 28, 2011 and all transactions contemplated therein, the actions of the directors of Northgate in approving the Arrangement and the actions of the officers of Northgate in executing and delivering the Arrangement Agreement and any amendments thereto are hereby ratified and approved;

4. Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the securityholders of Northgate in accordance with the interim order of the Supreme Court of British Columbia (the “Court”) or that the Arrangement has been approved by the Court, the directors of Northgate are hereby authorized and empowered, without further notice to, or approval of, the securityholders of Northgate:

(a)	to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement; and

(b)	subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.

5. Any director or officer of the Corporation is hereby authorized to execute, whether under the corporate seal of Northgate or otherwise, and deliver all documents or instruments in writing and do all other such acts and things as he may consider necessary or desirable to carry out the foregoing resolutions.

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SCHEDULE E

AURICO PERMITTED ENCUMBRANCES

1.	As referred to in AuRico’s Management’s Discussion and Analysis for the three and six months ended June 30, 2011, a $75,000,000 credit facility with the Bank of Nova Scotia and Société Générale.

2.	Equipment finance lease between Gammon Lake de Mexico, S.A. de C.V. and GE Financial Mexico, S.A. de C.V., SOFOM, E.N.R. dated September 4, 2009.

3.	Commercial lease between Gammon Lake de Mexico, S.A. de C.V., Gammon Gold Inc., and Caterpillar Credito, S.A. de C.V., SOFOM, E.N.R. dated February 25, 2009.

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SCHEDULE F

NORTHGATE PERMITTED ENCUMBRANCES

1.	Shares of the Company’s Australian subsidiaries including Northgate Australian Ventures Corporation Pty Ltd, Fosterville Gold Mine Pty Ltd, Leviathan Resource Pty Ltd and Stawell Gold Mine Pty Ltd, have been pledged under Northgate’s credit agreement with BNP Paribas dated as of May 5, 2011 pursuant to which a revolving credit facility in the amount of $40,000,000 was established.

2.	Royalty agreement in respect of portions of its Young-Davidson Project as publicly disclosed in the Company’s annual information form and technical reports.

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